    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 1999


                                                      REGISTRATION NO. 333-62797
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 7

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              BIRCH TELECOM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4813                            43-1766929
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                    NO.)

                         1004 BALTIMORE AVE., SUITE 900
                          KANSAS CITY, MISSOURI 64105
                                 (816) 842-7560
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               GREGORY C. LAWHON
                            SENIOR VICE PRESIDENT OF
                       PUBLIC POLICY AND GENERAL COUNSEL
                              BIRCH TELECOM, INC.
                         1004 BALTIMORE AVE., SUITE 900
                          KANSAS CITY, MISSOURI 64105
                                 (816) 842-7560
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    Copy to:
                            KIRK A. DAVENPORT, ESQ.
                                LATHAM & WATKINS
                               885 THIRD AVENUE.
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1267
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(d) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
        TITLE OF EACH                                          PROPOSED                PROPOSED               AMOUNT OF
     CLASS OF SECURITIES             AMOUNT TO BE           OFFERING PRICE            AGGREGATE              REGISTRATION
       TO BE REGISTERED               REGISTERED             PER NOTES(1)         OFFERING PRICE(1)             FEE(2)
------------------------------------------------------------------------------------------------------------------------------
14% Senior Notes due 2008.....       $115,000,000                100%                $115,000,000              $33,925
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2) Paid with the initial filing of the Registration Statement.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 1, 1999


PROSPECTUS

                                  $115,000,000

                              BIRCH TELECOM, INC.
                OFFER TO EXCHANGE ITS 14% SENIOR NOTES DUE 2008
                 FOR ALL OUTSTANDING 14% SENIOR NOTES DUE 2008
                            ------------------------

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON
               , 1998 UNLESS EXTENDED.

     Birch Telecom, Inc., a Delaware corporation (the "Company" or "Birch"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 14% Senior Notes due 2008 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 14% Senior Notes due 2008 (the "Private Notes"), of which $115,000,000 in aggregate principal amount was issued on June 23, 1998 and is outstanding as of the date hereof. The Private Notes were originally issued (the "Private Offering") as part of units (the "Units") consisting in the aggregate of $115,000,000 in aggregate principal amount of Private Notes and 115,000 warrants (the "Warrants") to purchase 1,409,734 shares of the Company's Common Stock, par value $.001 per share. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of June 23, 1998 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Exchange Notes."

     The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, interest on the Notes will be payable semi-annually in arrears on June 15th and December 15th, commencing December 15, 1998. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, at any time prior to June 15, 2001, the Company may redeem up to 35% of the originally issued aggregate principal amount of Notes at the redemption price set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption with the net cash proceeds of one or more Equity Offerings (as defined); provided that at least 65% of the originally issued aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption. In the event of a Change of Control (as defined), each holder of Notes will have the right to require the Company to purchase all or any part of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of the Exchange Notes."

                                                        (Continued on next page)

     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

(Continued from previous page)

     On the Closing Date (as defined), the Company used a portion of the proceeds of the Private Offering to purchase a portfolio of U.S. Government Obligations (as defined), which will be pledged as security for the first six scheduled interest payments on the Notes and other obligations thereunder (the "Pledged Securities"). See "Description of the Exchange Notes -- Security."

     The Notes will be general obligations of the Company, will be unsecured (except as described above) and will rank senior in right of payment to all future unsecured subordinated Indebtedness (as defined) of the Company and will rank pari passu in right of payment with all future unsecured senior Indebtedness (as defined) of the Company. All of the operations of the Company are conducted through its subsidiaries, and the Company's subsidiaries will not be guarantors of the Notes. Accordingly, the Notes will be effectively subordinated to all current and future Indebtedness and all other liabilities or obligations of such subsidiaries. As of September 30, 1998, the Company had approximately $114.7 million of Indebtedness outstanding and the Company's subsidiaries had approximately $764,000 of Indebtedness outstanding. The Indebtedness of the Company includes the amount represented by the Notes. Currently, no Indebtedness of the Company ranks senior in right of payment to the Notes and $764,000 of Indebtedness of the Company's subsidiaries effectively ranks senior in right of payment to the Notes. In addition, no Indebtedness of the Company ranks pari passu in right of payment to the Notes. See "Capitalization." The Indenture governing the Notes permits the incurrence of substantial additional Indebtedness, including secured Indebtedness, by the Company and its subsidiaries. See "Description of the Exchange Notes."

     The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m., New York City time, on             ,
1998, unless the Exchange Offer is extended by the Company in its exercise of reasonable discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer -- Conditions."

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties (See e.g., Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989) and Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991), collectively, the "No-Action Letters"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar no-action letters. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

     Prior to the Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the Exchange Notes on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. There can be no assurance that an active market for the Notes

                                                        (Continued on next page)

(Continued from previous page)

will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors -- Absence of Public Market for the Notes; Restrictions on Transfer."

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL             , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS OFFERING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depository") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "The Exchange Offer -- Book-Entry Transfer" and "Book Entry; Delivery and Form."

     THE INFORMATION CONTAINED IN THIS PROSPECTUS HAS BEEN FURNISHED BY BIRCH AND OTHER SOURCES BELIEVED BY BIRCH TO BE RELIABLE. THIS PROSPECTUS CONTAINS SUMMARIES, BELIEVED TO BE ACCURATE, OF MATERIAL TERMS OF ALL DOCUMENTS AND AGREEMENTS INCORPORATED BY REFERENCE. REFERENCE IS MADE TO THE ACTUAL DOCUMENTS, COPIES OF WHICH WILL BE MADE AVAILABLE

                                                        (Continued on next page)

(Continued from previous page)

UPON REQUEST, FOR THE COMPLETE INFORMATION CONTAINED THEREIN. ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THIS REFERENCE.

     PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISERS AS TO TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF A PURCHASE OF THE NOTES. BIRCH MAKES NO REPRESENTATION TO ANY OFFEREE OR PURCHASER OF THE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH OFFEREE OR PURCHASER UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.

     EACH PROSPECTIVE PURCHASER OF THE NOTES MUST COMPLY WITH ALL APPLICABLE LAWS AND REGULATIONS IN FORCE IN ANY JURISDICTION IN WHICH IT PURCHASES, OFFERS OR SELLS THE NOTES OR POSSESSES OR DISTRIBUTES THIS PROSPECTUS AND MUST OBTAIN ANY CONSENT, APPROVAL OR PERMISSION REQUIRED BY IT FOR THE PURCHASE, OFFER OR SALE BY IT OF THE NOTES UNDER THE LAWS AND REGULATIONS IN FORCE IN ANY JURISDICTION TO WHICH IT IS SUBJECT OR IN WHICH IT MAKES SUCH PURCHASES, OFFERS OR SALES, AND BIRCH SHALL HAVE NO RESPONSIBILITY THEREFOR.

     THE NOTES DESCRIBED HEREIN HAVE NOT BEEN RECOMMENDED BY OR APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY OTHER FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     IN MAKING AN INVESTMENT DECISION REGARDING THE EXCHANGE NOTES OFFERED HEREBY, PROSPECTIVE INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF BIRCH AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. THE EXCHANGE OFFER IS BEING MADE ON THE BASIS OF THIS PROSPECTUS. ANY DECISION TO PURCHASE EXCHANGE NOTES IN THE EXCHANGE OFFER MUST BE BASED ON THE INFORMATION CONTAINED HEREIN.

     This Prospectus includes forward-looking statements. All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding industry prospects, Birch's prospects and Birch's financial position are forward-looking statements. Although Birch believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Birch's expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus under "Risk Factors." All subsequent written and oral forward-looking statements attributable to Birch or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus. Unless the context requires otherwise, "Birch" or the "Company" means Birch Telecom, Inc. and its subsidiaries after giving effect to the Merger (as defined). For all periods presented, except where otherwise indicated, the discussions on a pro forma basis give effect to the Transactions (as defined) and the Private Offering as if they had occurred on January 1, 1997 with respect to statement of operations data and as if they had occurred on September 30, 1998 with respect to balance sheet data. Industry data used throughout this Prospectus was obtained from industry publications and is believed by Birch to be reliable but has not been independently verified by Birch.

                                  THE COMPANY

     Birch is a rapidly growing competitive local exchange carrier ("CLEC") serving small to mid-sized business and, to a lesser extent, residential customers in selected markets in Missouri and Kansas. As of September 30, 1998, Birch had over 20,000 customers. The Company provides its customers with a full range of telecommunications services, including local and long distance service, customer premises equipment ("CPE") and, in selected markets, Internet access service. Since it began offering local service in March 1997, Birch has increased aggregate local access lines to over 30,000, making it one of the largest CLECs in the territory served by Southwestern Bell Telephone Company ("SWBT"). On a pro forma basis, the Company's revenue for the nine months ended September 30, 1998 would have been $20.3 million and the Company's net losses for the nine months ended September 30, 1998 would have been $20.6 million.

     Birch currently provides local, long distance and CPE services in Missouri and Kansas, including Kansas City, St. Louis and St. Joseph, Missouri and Wichita, Topeka, Manhattan, Lawrence, Emporia, Salina and Dodge City, Kansas, and Internet access in selected markets in Kansas. The Company intends to provide service in 12 markets in Texas by the end of 1999. Birch currently operates a long distance switch in Wichita, Kansas and is in the process of installing and testing a Lucent Technologies, Inc. ("Lucent") Series 5ESS(R)- 2000 digital switch in Kansas City, Missouri. The Company also intends to deploy switches in St. Louis, Missouri and Wichita and Topeka, Kansas, during the next six to nine months, and, subject to obtaining additional financing, anticipates deploying additional switches in other markets in Missouri, Kansas and Texas commencing in 1999.

     The Company believes that deregulation of the telecommunications industry has created opportunities for providers who deliver simple, integrated services at a price lower than the incumbent local exchange carriers ("ILECs"). Birch believes that other CLECs have concentrated primarily on the largest cities and largest customers and have focused primarily on the construction of fiber-optic networks in concentrated business districts. This concentration has created an opportunity for CLECs that focus on underserved customers, such as small and mid-sized businesses in larger cities and all customers in smaller metropolitan areas. Birch provides services to these customers through a combination of owned and leased network facilities and resold services. Management believes that the Company's comprehensive portfolio of telecommunications services, competitive pricing, local market expertise and superior customer service provide it with a competitive advantage over the ILECs, CLECs, interexchange carriers ("IXCs"), and other telecommunications providers against which the Company competes.

                               MARKET OPPORTUNITY

     The Company plans to concentrate its activity in the five-state region of Missouri, Kansas, Texas, Arkansas and Oklahoma which is dominated by SWBT and GTE Corp. ("GTE") for local services and IXCs such as AT&T Corp. ("AT&T"), MCI Telecommunications Corporation ("MCI"), Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom") for long distance services. Based on data provided by the Federal Communications Commission (the "FCC") in the Universal Service Support and Telephone Revenue by State Report of Alexander Belinfante and James Eisner of the FCC (the "Report"), Birch estimates its addressable telecommunications services market opportunity (defined as total wireline intrastate and interstate telephone revenue in Birch's targeted five-state region) to be approximately $21.4 billion, or 11.6% of the U.S. total of $184.0 billion, in 1996. As of December 31, 1996, there were approximately 18.3 million access lines in Birch's targeted five-state region, representing 11.6% of the U.S. total of 157.4 million access lines. The FCC data contained in the Report on which Birch's estimate of addressable telecommunications services market opportunity is based do not include the Internet access and CPE markets in which Birch competes.

                               BUSINESS STRATEGY

     Birch's objective is to be a leading provider of telecommunications services to small and mid-sized businesses in its target markets. The key components of Birch's strategy are: (i) to provide a broad set of services, (ii) to target underserved customers, (iii) own strategic network assets, (iv) employ a direct sales force with extensive local market experience, (v) build regionally clustered operations and (vi) leverage its experience with SWBT.

     The Company expects to grow through the development of new markets and through increased sales and marketing efforts in its current markets. The Company will also have opportunities to expand its reach through acquisitions or joint ventures that bring Birch an existing customer base, a new target market or business and technological capabilities that complement its business objectives. The Company intends to pursue acquisition candidates that offer one or more of these benefits as opportunities arise. Birch currently has no definitive agreement with respect to any acquisition or joint venture, although from time to time it has discussions with other companies and continuously assesses such opportunities. See "-- Recent Developments" and "Risk
Factors -- Risks Associated with Acquisitions."

                                   MANAGEMENT

     Senior members of the Birch management team combine extensive industry experience with an in-depth knowledge of the local telecommunications market in the regions targeted by Birch. The eight most senior ranking members of Birch's management team have an average of 13 years of telecommunications industry experience ranging from senior positions with major telecommunications companies such as SWBT, Sprint and Time Warner Inc. ("Time Warner") to successful entrepreneurial ventures such as Kansas City Fiber Network, L.P. ("Kansas City FiberNet") and the Valu-Line Companies, Inc. ("Valu-Line"). Prior to co-founding Birch, David E. Scott and Jeffrey D. Shackelford directed the development of Kansas City FiberNet as President and Director of Sales and Marketing, respectively. Prior to joining Kansas City FiberNet, David E. Scott was Vice President of Strategic Development with Sprint, responsible for Sprint's investment plans in competitive local exchange, wireless (PCS) and international marketplaces. Stephen L. Sauder, Vice President of Birch, founded Valu-Line, Birch's predecessor, in 1982 and built it into a successful telecommunications provider. Birch has entered into employment agreements with Mr. Scott and other members of senior management. As of September 30, 1998, the eight most senior members of Birch's management team owned 44.7% of Birch's outstanding common stock (the "Common Stock"), on a fully diluted basis. See "Risk Factors -- Dependence on Key Personnel," "Management" and "Security Ownership of Certain Beneficial Owners and Management."

                              RECENT DEVELOPMENTS

     In February 1998, Birch Telecom, Inc. merged with Valu-Line (the "Merger"). Since 1982, Valu-Line has provided customers in Kansas with switched long distance service, CPE and related service and, since March 1997, has resold local service. As of December 31, 1997, Valu-Line had 15,810 customers and, for the year ended December 31, 1997, revenue and EBITDA of $16.8 million and $892,000, respectively. Prior to the Merger, Birch Telecom, Inc. was a development stage company. In May 1998, Birch acquired Dunn & Associates, Inc., which does business as Boulevard Phone Company ("Boulevard"), a shared tenant service provider serving approximately 52 customers as of December 31, 1997 in the Kansas City metropolitan area (the "Boulevard Acquisition"). Boulevard's revenue and EBITDA for the year ended December 31, 1997 were $339,000 and $4,000, respectively. In May 1998, Birch acquired Telesource Communications, Inc. ("Telesource"), a CPE provider serving approximately 1,200 CPE customers as of December 31, 1997 in the Kansas City metropolitan area (the "Telesource Acquisition"). Telesource's revenue and EBITDA for the year ended December 31, 1997 were $911,000 and $(75,000), respectively. Birch financed the Merger, the Boulevard Acquisition and the Telesource Acquisition with a combination of cash and preferred stock. In September 1998, the Company acquired TFSnet, Inc., an Internet Service Provider based in the Kansas City Area, (the "TFSnet Acquisition") in exchange for $2.65 million. TFSnet's revenue and EBITDA for the year ended December 31, 1997 were $796,000 and $210,000, respectively. On June 23, 1998, the Company consummated the Private Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Birch used a portion of the proceeds of the Private Offering to repurchase all of the outstanding shares of Birch's Series A Preferred Stock (the "Series A Preferred Stock"), which were issued in connection with the Merger. In connection with the Private Offering, Birch amended the terms of its Series B Preferred Stock (the "Series B Preferred Stock") to, among other things, suspend certain redemption provisions contained therein, exchanged $3.5 million in aggregate principal amount of its outstanding Convertible Discount Notes due 2005 (the "Convertible Notes") for shares of its Series B Preferred Stock and paid a dividend in kind to the holders of the Series B Preferred Stock, the Company's Series C Preferred Stock (the "Series C Preferred Stock") and the Common Stock (the "Stock Dividend"). The Merger, the repurchase of the Series A Preferred Stock, the amendment of the terms of the Series B Preferred Stock, the exchange of the Convertible Notes, the Boulevard Acquisition, the Telesource Acquisition, the TFSnet Acquisition and the Stock Dividend are collectively referred to herein as the "Transactions." See "Use of Proceeds" and "Description of Capital Stock."

                            ------------------------

     The Company's principal executive offices are located at 1004 Baltimore Ave., Suite 900, Kansas City, Missouri 64105.

                                  RISK FACTORS

     For a discussion of certain material factors including, but not limited to:
"Risk Factors -- Substantial Future Operating Losses; Negative Cash Flow from Operations"; "Risk Factors -- Substantial Leverage; Ability to Service Indebtedness"; "Risk Factors -- Need for Additional Financing"; and "Risk Factors -- Holding Company Structure; Effective Subordination and Ranking", that should be considered in connection with an investment in the Notes, see "Risk Factors."

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   The Company is hereby offering to exchange
                                 $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The
                                 Company will issue Exchange Notes on or
                                 promptly after the Expiration Date. As of the date hereof, there is $115,000,000 aggregate principal amount of Private Notes outstanding.
                                 See "The Exchange Offer."

                                 Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. (See e.g. Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989) and Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991), collectively, the "No-Action Letters"). Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar no-action letters. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer -- Resale of the Exchange Notes."

REGISTRATION RIGHTS
AGREEMENT.....................   The Private Notes were sold by the Company on
                                 June 23, 1998 to Lehman Brothers Inc. and BT
                                 Alex. Brown Incorporated (the "Initial
                                 Purchasers") pursuant to a Purchase Agreement, dated June 18, 1998, by and among the Company and the Initial Purchasers (the "Purchase
                                 Agreement") as part of Units consisting in the aggregate of $115,000,000 in aggregate principal amount of Private Notes and 115,000
                                 Warrants to purchase 1,409,734 shares of the Company's Common Stock, par value $.001 per share. Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration Rights Agreement, dated as of June 23, 1998 (the "Registration Rights
                                 Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The
                                 Exchange Offer -- Termination of Certain
                                 Rights."

EXPIRATION DATE...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on             , 1998,
                                 unless the Exchange Offer is extended by the Company in its exercise of reasonable discretion, in which case the term "Expiration
                                 Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The
                                 Exchange Offer -- Expiration Date; Extensions;
                                 Amendments."

ACCRUED INTEREST ON THE
EXCHANGE NOTES AND THE PRIVATE
  NOTES.......................   The Exchange Notes will bear interest from and
                                 including the date of issuance of the Private
                                 Notes (June 23, 1998). Holders whose Private
                                 Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The
                                 Exchange Offer -- Interest on the Exchange
                                 Notes."

CONDITIONS TO THE EXCHANGE
OFFER.........................   The Exchange Offer is subject to certain
                                 customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See
                                 "The Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING
PRIVATE NOTES.................   Each holder of Private Notes wishing to accept
                                 the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private
                                 Notes and any other required documentation to Norwest Bank Minnesota, National Association, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the Exchange
                                 Notes, (iii) that if such holder is a
                                 broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange
                                 Notes, such holder will comply with the
                                 registration and prospectus delivery
                                 requirements of the Securities Act in
                                 connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters
                                 (see "The Exchange Offer -- Resale of Exchange
                                 Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange
                                 Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by
                                 Item 507 or Item 508, as applicable, of

                                 Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. (See e.g., SEC No-Action Letter (available April 13, 1989) and Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991), collectively, the "No-Action Letters"). Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar no-action letters. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   Any beneficial owner whose Private Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange
                                 Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Private Notes who wish to tender
                                 their Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The
                                 Exchange Offer -- Guaranteed Delivery
                                 Procedures."

ACCEPTANCE OF THE PRIVATE
NOTES AND DELIVERY OF THE
  EXCHANGE NOTES..............   Subject to the satisfaction or waiver of the
                                 conditions to the Exchange Offer, the Company will accept for exchange any and all Private
                                 Notes that are properly tendered in the
                                 Exchange Offer prior to the Expiration Date.
                                 The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the
                                 Expiration Date. See "The Exchange Offer --
                                 Terms of the Exchange Offer."

WITHDRAWAL RIGHTS.............   Tenders of Private Notes may be withdrawn at
                                 any time prior to the Expiration Date. See "The
                                 Exchange Offer -- Withdrawal of Tenders."

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS..............   For a discussion of certain material federal
                                 income tax considerations relating to the exchange of the Exchange Notes for the Private
                                 Notes, see "Certain Federal Income Tax
                                 Considerations."

                               THE EXCHANGE NOTES

     The Exchange Offer applies to $115,000,000 in aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."

NOTES OFFERED.................   $115,000,000 in aggregate principal amount of
                                 14% Senior Notes due 2008.

MATURITY......................   June 15, 2008.

INTEREST PAYMENT DATES........   June 15th and December 15th, commencing
                                 December 15, 1998.

RANKING.......................   The Notes will be general obligations of Birch,
                                 will be unsecured (except as described below) and will rank senior in right of payment to all future unsecured subordinated Indebtedness (as defined) of Birch and will rank pari passu in right of payment with all future unsecured senior Indebtedness of Birch. However, the Notes will be effectively junior to all future secured Indebtedness of Birch to the extent of the assets securing such Indebtedness. All of the operations of Birch are conducted through its subsidiaries and Birch's subsidiaries will not be guarantors of the Notes. Accordingly, the Notes will be effectively subordinated to all current and future Indebtedness and all other liabilities or obligations of such subsidiaries. As of September 30, 1998, Birch had approximately $114.7 million of
                                 Indebtedness outstanding and Birch's
                                 subsidiaries had approximately $764,000 of
                                 Indebtedness outstanding. The Indebtedness of the Company includes the amount represented by the Notes. See "Capitalization." The Indenture governing the Notes permits the incurrence of substantial additional Indebtedness, including secured Indebtedness, by Birch and its subsidiaries. See "Description of the Exchange
                                 Notes."

SECURITY......................   The Indenture required the Company to purchase
                                 and pledge to the Trustee, as security for the benefit of the holders of the Notes, U.S.
                                 Government Obligations in such amount as will be sufficient upon receipt of scheduled interest and/or principal payments of such securities to provide for the payment in full of the first six scheduled interest payments due on the Notes. The Company used approximately $44.2 million of the net proceeds of the Private Offering to acquire the Pledged
                                 Securities. Under the Pledge Agreement (as defined), assuming that the Company makes the first six scheduled interest payments on the Notes when due, any remaining Pledged
                                 Securities will be released to the Company and the Notes will be unsecured. See "Description of the Exchange Notes -- Security."

OPTIONAL REDEMPTION...........   Except as described below, the Notes will not
                                 be redeemable at Birch's option prior to June
                                 15, 2003. Thereafter, the Notes will be
                                 subject to redemption at any time at the option of Birch, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages (as defined) thereon, if any, to the applicable redemption date. In addition, at any time prior to June 15, 2001, Birch may on any one or more occasions redeem up to 35% of the originally issued aggregate principal amount of the Notes at a redemption price of 114% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds from one or more Equity Offerings;
                                 provided that at least 65% of the originally issued aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption. See "Description of the Exchange Notes -- Optional Redemption."

CHANGE OF CONTROL.............   Upon the occurrence of a Change of Control, the
                                 holders of the Notes will have the right to require Birch to repurchase such holders'
                                 Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated
                                 Damages thereon, if any, to the date of
                                 purchase. There can be no assurance that Birch will be able to raise sufficient funds to meet this obligation should it arise. See
                                 "Description of the Exchange
                                 Notes -- Repurchase at the Option of Holders --
                                 Change of Control."

CERTAIN COVENANTS.............   The indenture pursuant to which the Notes were
                                 issued (the "Indenture") contains certain covenants that, among other things, limit the ability of Birch and its Restricted
                                 Subsidiaries (as defined) to (i) incur
                                 additional indebtedness and issue preferred stock, (ii) pay dividends or make certain other restricted payments, (iii) enter into transactions with affiliates, (iv) make certain asset dispositions, (v) merge or consolidate with, or transfer substantially all its assets to, another Person (as defined), (vi) create
                                 Liens (as defined), (vii) permit restrictions on the ability of Birch's Restricted
                                 Subsidiaries to make certain payments to Birch,
                                 (viii) engage in sale and leaseback
                                 transactions, (ix) issue or sell certain Equity
                                 Interests (as defined) of Birch's Restricted
                                 Subsidiaries or (x) engage in certain business activities. See "Description of the Exchange
                                 Notes -- Certain Covenants." In addition, under certain circumstances, Birch will be required to offer to purchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated
                                 Damages thereon, if any, to the date of
                                 purchase, with the proceeds of certain Asset
                                 Sales (as defined). See "Description of the
                                 Exchange Notes -- Repurchase at the Option of
                                 Holders -- Asset Sales."

  SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION AND
                                   OTHER DATA

     The following table sets forth pro forma statements of operations data and other data of Birch for the year ended December 31, 1997 and the nine months ended September 30, 1998. These pro forma data have been derived from, and are qualified by reference to, the pro forma condensed consolidated financial statements of Birch included elsewhere in this Prospectus. The pro forma statement of operations data and other data give effect to the Transactions and the Private Offering as if they had occurred on January 1, 1997. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Financial Statements (as defined) and related notes thereto included elsewhere in this Prospectus.

                                                                                     NINE MONTHS
                                                                YEAR ENDED              ENDED
                                                             DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                                             -----------------    ------------------
                                                                 (IN THOUSANDS EXCEPT PER SHARE
                                                                       AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenue....................................................      $ 18,847              $ 20,348
Cost of services...........................................        12,861                14,055
                                                                 --------              --------
Gross margin...............................................         5,986                 6,293
Selling, general and administrative........................         6,731                 9,710
Depreciation and amortization..............................         2,333                 2,064
                                                                 --------              --------
Loss from operations.......................................        (3,078)               (5,481)
Interest expense...........................................        16,247                15,089
                                                                 --------              --------
Net loss...................................................       (19,325)              (20,570)
Preferred stock dividends(a)...............................            --                 1,204
Amortization of preferred stock issuance costs.............            --                    21
                                                                 --------              --------
Loss applicable to Common Stock............................      $(19,325)             $(21,795)
                                                                 ========              ========
Loss per common share -- basic and diluted.................      $ (15.65)             $  (6.45)
                                                                 ========              ========
Weighted average number of common shares
  outstanding -- basic and diluted.........................         1,235                 3,381
OTHER FINANCIAL DATA:
Capital expenditures.......................................           534                10,023
Ratio of earnings to fixed charges(b)......................            --                    --
Deficiency of earnings to fixed charges....................       (19,325)              (20,570)
OPERATING DATA:
Customers served at end of period..........................        17,060                22,696
Access lines at end of period..............................        14,817                30,871
Employees at end of period.................................           108                   283

---------------
(a) Includes accretion of mandatorily redeemable preferred shares to redemption value.

(b) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes plus fixed charges. Fixed charges consist of interest expense and a reasonable approximation of the interest factor included in rental payments on operating leases.

            SUMMARY HISTORICAL FINANCIAL INFORMATION AND OTHER DATA

     The following table sets forth summary historical financial information and other data of (i) Valu-Line, Birch's predecessor (the "Predecessor"), for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and (ii) Birch for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998. The financial data for the years ended December 31, 1995, 1996 and 1997 for the Predecessor have been derived from, and are qualified by reference to, the audited consolidated financial statements of Valu-Line included elsewhere in this Prospectus. The financial data for the year ended December 31, 1997 for the Company have been derived from, and are qualified by reference to, the audited consolidated financial statements of Birch included elsewhere in this Prospectus. The summary historical financial information of Birch for the nine months ended September 30, 1997 and 1998 has been derived from, and is qualified by reference to, the unaudited financial statements of Birch included elsewhere herein. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information included therein. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1998. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included elsewhere in this Prospectus.

                                                  THE PREDECESSOR                                     THE COMPANY
                           -------------------------------------------------------------   ---------------------------------
                                                                                                             NINE MONTHS
                                                                               PERIOD                           ENDED
                                      YEARS ENDED DECEMBER 31,                 ENDED        YEAR ENDED      SEPTEMBER 30,
                           ----------------------------------------------   FEBRUARY 10,   DECEMBER 31,   ------------------
                            1993     1994      1995      1996      1997         1998         1997(A)        1997     1998(b)
                           ------   -------   -------   -------   -------   ------------   ------------   --------   -------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Revenue..................  $8,321   $10,741   $12,226   $13,217   $16,801      $1,675        $    --      $     --   $17,243
Cost of services.........   5,504     6,713     8,284     8,749    11,842       1,194             --            --    12,247
                           ------   -------   -------   -------   -------      ------        -------      --------   -------
Gross margin.............   2,817     4,028     3,942     4,468     4,959         481             --            --     4,996
Selling, general and
  administrative.........   2,085     3,022     3,520     3,561     4,067         315          1,776         1,214     8,816
Depreciation and
  amortization...........     161       199       189       311       341          31             27            19     1,229
                           ------   -------   -------   -------   -------      ------        -------      --------   -------
Income (loss) from
  operations.............     571       807       233       596       551         135         (1,803)       (1,233)   (5,049)
Interest (income)
  expense................      49        48        58       102        97           5            (14)           (8)    2,808
                           ------   -------   -------   -------   -------      ------        -------      --------   -------
Income (loss) before
  taxes..................     522       759       175       494       454         130         (1,789)       (1,225)   (7,857)
Income taxes.............     191       319        81       205       186          52             --            --        --
                           ------   -------   -------   -------   -------      ------        -------      --------   -------
Net income (loss)........  $  331   $   440   $    94   $   289   $   268      $   78         (1,789)       (1,225)   (7,857)
                           ======   =======   =======   =======   =======      ======
Preferred stock
  dividends(c)...........                                                                         --            --     1,204
Amortization of preferred
  stock issuance costs...                                                                         --            --        21
                                                                                             -------      --------   -------
Income (loss) applicable
  to Common Stock........                                                                    $(1,789)     $ (1,225)  $(9,082)
                                                                                             =======      ========   =======
Earnings (loss) per
  common share -- basic
  and diluted............                                                                    $ (1.45)     $  (1.15)  $ (2.69)
                                                                                             =======      ========   =======
Weighted average number
  of common shares
  outstanding -- basic
  and diluted............                                                                      1,235         1,064     3,381

                                                   THE PREDECESSOR                                    THE COMPANY
                            -------------------------------------------------------------   --------------------------------
                                                                                                              NINE MONTHS
                                                                                PERIOD                           ENDED
                                       YEARS ENDED DECEMBER 31,                 ENDED        YEAR ENDED      SEPTEMBER 30,
                            ----------------------------------------------   FEBRUARY 10,   DECEMBER 31,   -----------------
                             1993     1994      1995      1996      1997         1998         1997(A)       1997    1998(b)
                            ------   -------   -------   -------   -------   ------------   ------------   ------   --------
                                                                     (IN THOUSANDS)
OPERATING DATA:
Customers served at end
  of period...............       *         *    12,002    12,733    15,810           *             --          --     22,696
Access lines at end of
  period..................      --        --        --        --    14,700      15,650             --          --     30,871
Employees at end of
  period..................      40        51        58        61        84          84             14          13        283

                                                       THE PREDECESSOR                                THE COMPANY
                                  ---------------------------------------------------------   ----------------------------
                                                                                  PERIOD
                                              AS OF DECEMBER 31,                  ENDED          AS OF           AS OF
                                  ------------------------------------------   FEBRUARY 10,   DECEMBER 31,   SEPTEMBER 30,
                                   1993     1994     1995     1996     1997        1998           1997           1998
                                  ------   ------   ------   ------   ------   ------------   ------------   -------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......  $  123   $  333   $   96   $  158   $  258      $   --          $210         $ 53,378
Pledged Securities..............      --       --       --       --       --          --            --           44,917
Property and equipment..........   1,342    2,063    2,265    2,721    2,964       3,182           128           16,638
Total assets....................   2,760    3,748    3,971    3,868    4,802       5,287           534          145,624
Long-term debt and capital lease
  obligations...................     587    1,188    1,431      792      681         650            --          115,320
Redeemable preferred
  stock.........................      --       --       --       --       --          --            --           13,572
Total stockholders' equity......     574    1,014    1,108    1,397    1,665       1,743            29            1,752

                                                      THE PREDECESSOR                                  THE COMPANY
                                   ------------------------------------------------------   ---------------------------------
                                                                                                              NINE MONTHS
                                                                                PERIOD                           ENDED
                                          YEARS ENDED DECEMBER 31,              ENDED        YEAR ENDED      SEPTEMBER 30,
                                   ---------------------------------------   FEBRUARY 10,   DECEMBER 31,   ------------------
                                    1993     1994    1995    1996    1997        1998         1997(A)       1997     1998(B)
                                   ------   ------   -----   -----   -----   ------------   ------------   -------   --------
                                                                         (IN THOUSANDS)
OTHER FINANCIAL DATA:
Cash flows from operating
  activities.....................  $  515   $  568   $(267)  $ 834   $ 488      $ (215)       $(1,464)     $(1,133)  $ (1,353)
Cash flows from investing
  activities.....................    (371)    (753)   (230)   (513)   (243)        (30)          (215)        (111)   (62,616)
Cash flows from financing
  activities.....................      27      395     259    (257)   (145)        (13)         1,889        1,818    117,137
EBITDA(d)........................     732    1,006     422     907     892         166         (1,776)      (1,214)    (3,820)
Capital expenditures.............     371      753     230     513     243          30            128          111      9,959
Ratio of earnings to fixed
  charges(e).....................   10.00x   14.09x   3.46x   5.19x   4.91x      11.12x            --           --         --
Deficiency of earnings to fixed
  charges........................      --       --      --      --      --          --        $(1,789)     $(1,225)  $ (7,857)

---------------
(a) Birch, which was formed on December 23, 1996, had no assets, liabilities, or financial activity prior to January 1, 1997.

(b) Includes the results of operations of Valu-Line, Telesource, Boulevard and TFSnet for the period from the date of the closing of the transactions through September 30, 1998.

(c) Includes accretion of mandatorily redeemable preferred shares to redemption value.

(d) "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), Birch's management believes that EBITDA is accepted as a generally recognized measure of performance in the telecommunications industry. Birch's management has noted that EBITDA is generally recognized as a measure of comparison of different CLECs in the telecommunications industry and, therefore, the Company believes that such information is useful and relevant to investors. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of Birch's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for the Company may not be comparable to EBITDA reported by other companies. See the consolidated financial statements of Valu-Line and Birch and related notes thereto (collectively, the "Consolidated Financial Statements") included elsewhere in this Prospectus for a review of the cash used in and provided by operating and investing activities. Furthermore, there are legal and functional requirements that limit management's discretionary use of funds depicted by EBITDA. See "Risk Factors -- Substantial Future Operating Losses; Negative Cash Flow from Operations, Risk Factors -- Substantial Leverage; Ability to Service Indebtedness and Risk Factors -- Discretionary Use of Funds."

(e) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes plus fixed charges. Fixed charges consist of interest expense and a reasonable approximation of the interest factor included in rental payments on operating leases. Earnings were insufficient to cover fixed charges for the year ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998.

  * Information not available.

                                  RISK FACTORS

     This Prospectus includes forward looking statements. Although Birch believes that its plans, intentions and expectations reflected in such forward looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from Birch's forward looking statements are set forth below and elsewhere in this Prospectus. All forward looking statements attributable to Birch or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth below.

FAILURE TO EXCHANGE PRIVATE NOTES

     Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

SUBSTANTIAL FUTURE OPERATING LOSSES; NEGATIVE CASH FLOW FROM OPERATIONS

     The expansion of Birch's business and the deployment of its services and systems will require significant capital expenditures, a substantial portion of which will need to be incurred before the realization of significant revenue. Birch expects to generate negative earnings before interest, income taxes, depreciation and amortization ("EBITDA") while it emphasizes deployment of its switches and further development of its telecommunications services business and until it establishes a sufficient revenue-generating customer base. There can be no assurance that an adequate revenue base will be established. For the nine months ended September 30, 1998, the Company had an operating loss of $5.0 million, net loss of $7.9 million and EBITDA of $(3.8) million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Birch expects to experience increasing operating losses and negative EBITDA as it expands its operations. There can be no assurance that Birch will achieve or sustain profitability or generate sufficient EBITDA to meet its working capital, capital expenditures and debt service requirements, which could have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes. See "-- Substantial Leverage; Ability to Service Indebtedness;" "-- Need for Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

     The Company is highly leveraged. On September 30, 1998, Birch had total indebtedness of approximately $115.4 million (most of which consisted of the Notes) and total stockholders' equity (excluding $13.6 million in aggregate liquidation preference of Series B Preferred Stock) of approximately $1.8 million. For the fiscal year ended December 31, 1997 and for the nine months ended September 30, 1998, earnings were insufficient to cover fixed charges by approximately $1.8 million and $7.9 million, respectively. In addition, commencing December 15, 1998, the Company will make semi-annual interest payments on the Notes of approximately $8.1 million. The Company and its subsidiaries are permitted to incur substantial additional indebtedness in the future. See "Capitalization," "Selected Historical Consolidated Financial and Other Data" and "Description of the Exchange Notes."

     The ability of the Company to fund the capital expenditures and other costs contemplated by its business plan and to make scheduled payments with respect to the Notes will depend upon, among other things, its ability to seek and obtain additional financing within the next nine months, to implement its business plan, to deploy its network and expand its operations and to obtain and retain a significant number of customers in its target markets, and the future operating performance of Birch and its subsidiaries. Each of these factors is, to a large extent, subject to economic, financial, competitive, political, regulatory and other factors, many of which are beyond Birch's control. Birch expects that it will generate operating losses for the foreseeable future and that its business will not generate positive cash flow for the foreseeable future. In addition, the Company will require significant amounts of additional financing, which may not be available, before it will be able to generate positive cash flow. No assurance can be given that Birch will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal of, and interest and Liquidated Damages, if any, on the Notes. If Birch is unable to generate sufficient cash flow from operations to service its indebtedness, including the Notes, it may have to modify its growth plans, limit its capital expenditures, restructure or refinance its indebtedness, seek additional capital or liquidate its assets. There can be no assurance (i) that any of these strategies could be effected on satisfactory terms, if at all, in light of Birch's high leverage or (ii) that any such strategy would yield sufficient proceeds to service the Notes. Any failure by Birch to satisfy its obligations with respect to the Notes at maturity or prior thereto would constitute a default under the Indenture and could cause a default under agreements governing other indebtedness of Birch. See "-- Limited History of Operations as a Combined Organization," "-- Need for Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which Birch is leveraged could have important consequences to holders of the Notes, including (i) making it more difficult for Birch to satisfy its obligations with respect to the Notes; (ii) increasing Birch's vulnerability to general adverse economic and industry conditions; (iii) limiting Birch's ability to obtain additional financing to fund its expected capital expenditures for the next two years, future working capital (including anticipated future operating losses), or other general corporate requirements;
(iv) requiring the dedication of a substantial portion of Birch's cash flow from operations (if any) to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes; (v) limiting Birch's flexibility in planning for, or reacting to, changes in its business and the telecommunications industry; (vi) limiting Birch's ability to expand into new markets; and (vii) placing Birch at a competitive disadvantage relative to less leveraged competitors. In addition, Birch's operating and financial flexibility will be limited by covenants contained in agreements governing the indebtedness of Birch, including the Indenture. Among other things, the covenants in the Indenture limit, and covenants in agreements governing other indebtedness will likely limit, the ability of Birch and its subsidiaries to incur additional indebtedness, issue preferred stock, pay dividends or make distributions to its stockholders or to make certain other restricted payments, create certain liens upon assets, apply the proceeds from the disposition of certain assets or enter into certain transactions with affiliates. Restrictions on the ability of the Company to incur additional indebtedness may be waived, however, with the consent of the holders of a majority in principal amount of the Notes outstanding. The Indenture also allows the Company to designate current or future subsidiaries as Unrestricted Subsidiaries. There can be no assurance that such covenants will not adversely affect Birch's ability to finance its future operations or capital needs or to engage in other business activities which may be in the interests of Birch. See "Description of the Exchange Notes -- Certain Covenants."

     The Company currently anticipates that, in order to pay the principal of the Notes or to redeem or repurchase the Notes upon a Change of Control, Birch may be required to adopt one or more alternatives, such as refinancing its indebtedness or selling its equity securities or the equity securities or assets of its subsidiaries. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount of the Notes or that any of such actions would be permitted by the terms of the Indenture or any of the debt instruments of Birch or Birch's subsidiaries then in effect.

NEED FOR ADDITIONAL FINANCING

     Birch expects to make significant capital outlays for the foreseeable future in order to continue the development activities called for in its current business plan for 1999 and thereafter and to fund expected operating losses. In order for the Company to implement its current business plan and finance its projected capital expenditures for 1999 and thereafter, Birch will be required to seek and obtain significant amounts of additional financing (debt and/or equity) -- perhaps as much as $60 million or more -- within the next nine months. The Company's expansion into Texas is dependent upon raising substantial additional financing in the near term. If Birch's plans or assumptions change, if its assumptions prove to be inaccurate, or if it experiences unanticipated costs or competitive pressures, Birch will be required to seek additional capital sooner than currently anticipated, possibly within the next six months. In particular, if Birch elects to pursue significant additional acquisition opportunities or to deploy more switches than currently planned, its cash needs may be increased substantially. There can be no assurance that Birch's current projection of cash flow (and losses) from operations (which will depend upon numerous future factors and conditions, many of which are outside of Birch's control) will be accurate. Because Birch's cost of developing new networks and services, funding other strategic initiatives and operating its business will depend on a variety of factors (including the number of subscribers and the service for which they subscribe, the nature and penetration of services that may be offered by Birch, regulatory changes, changes in technology and actions taken by competitors in response to Birch's strategic initiatives), it is almost certain that actual costs and revenue will vary from expected amounts, very likely to a material degree, and such variations are likely to affect Birch's future capital requirements. The proceeds from the Private Offering will not be sufficient to fund Birch's current business plan beyond the next nine months. As a consequence, Birch intends to seek additional debt and/or equity financing necessary to fund Birch's liquidity needs after the use of proceeds from the Private Offering. There can be no assurance that Birch will be able to raise additional capital on satisfactory terms or at all. If Birch decides to raise additional funds through the incurrence of debt, its interest obligations will increase and it may become subject to additional or more restrictive financial covenants. For example, Birch's ability to access the cash flow of its subsidiaries may be restricted by such future debt covenants. See "-- Holding Company Structure; Effective Subordination and Ranking." If Birch decides to raise additional funds through the issuance of equity, the ownership interests represented by the Warrant Shares will be diluted. See "-- Shares Eligible for Future Sale" and "Dilution." In the event that Birch is unable to obtain such additional capital or to obtain it on acceptable terms or in sufficient amounts, Birch will be required to delay the development of its network or take other actions that could have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LIMITED HISTORY OF OPERATIONS AS A COMBINED ORGANIZATION

     Birch Telecom, Inc. commenced operations on January 1, 1997 and merged with Valu-Line in February 1998. Prior to the Merger, Birch Telecom, Inc. had been a development stage company with no revenue. While Valu-Line has a 15-year operating history, it has been under the guidance of Birch management for less than four months. In May 1998, Birch acquired Boulevard and Telesource. Prospective investors, therefore, have limited financial or operating information about Birch as a combined organization. Birch's viability, profitability and growth depend upon its ability to successfully integrate Valu-Line, Boulevard and Telesource. The implementation of Birch's business plan will be subject to numerous risks, many of which are outside of its control and any of which could require substantial changes to proposed plans or otherwise alter the time frames or budgets currently contemplated. Such risks include (i) risks related to the integration of Birch, Valu-Line, Boulevard, Telesource and TFSnet into a cohesive and efficient enterprise; (ii) the risks of unfavorable regulatory changes; (iii) the need to obtain required governmental and local regulatory approvals; (iv) the need to negotiate acceptable purchase, lease, joint venture and other agreements, including interconnection agreements with SWBT, other ILECs and long distance service providers; (v) identifying, financing and completing suitable acquisitions; (vi) risks associated with developing its operational support and back office systems; (vii) risks associated with entry into new markets; (viii) risks associated with recruiting and training new employees; and (ix) risks typically associated with any business venture, such as unanticipated cost increases. There can be no assurance that the implementation of Birch's current business plan will be successful, and the failure to integrate Birch, Valu-Line, Boulevard and Telesource successfully would have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

RISKS ASSOCIATED WITH ACQUISITIONS

     Birch's current business plan contemplates future acquisitions and may result in acquisitions of companies that are larger than Birch. Future acquisitions by Birch could result in the incurrence of debt or contingent liabilities, which could have a material adverse effect on Birch's business, financial condition and results of operations. Such transactions commonly involve certain risks, including, among others: the difficulty of assimilating the acquired operations and personnel; the potential disruption of Birch's ongoing business and diversion of resources and management time; the possible inability of management to maintain uniform standards, controls, procedures and policies; the risks of entering markets in which Birch has little or no direct prior experience; and the potential impairment of relationships with employees or customers as a result of changes in management. There can be no assurance that any future acquisition will be made, that Birch will be able to obtain additional financing needed to finance such acquisitions and, if any acquisitions are so made, that the acquired business will be successfully integrated into Birch's operations or that the acquired business will perform as expected. The failure to integrate any such future acquisition successfully would have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION AND RANKING

     Birch is a holding company with no business operations of its own. Birch's only significant asset is and will be the outstanding capital stock of its subsidiaries. Birch conducts, and will conduct, all of its business operations through its subsidiaries. Accordingly, Birch's only source of cash to pay interest on and principal of the Notes will be distributions by its subsidiaries from the net earnings and cash flow generated by such subsidiaries. Birch currently expects that the earnings and cash flow of its subsidiaries will be retained and used by such subsidiaries in their operations, including to service their future debt obligations. Even if Birch determined to pay a dividend on or make a distribution in respect of the capital stock of its subsidiaries, there can be no assurance that Birch's subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds to Birch or that applicable state law and contractual restrictions will permit such dividends or distributions.

     The Notes will be general obligations of Birch secured only by the Pledged Securities (approximately $44.2 million) and will rank senior in right of payment to all future unsecured subordinated Indebtedness of Birch and will rank pari passu in right of payment with all future unsecured senior Indebtedness of Birch. Birch's subsidiaries will not be guarantors of the Notes. Accordingly, the Notes will be effectively subordinated to all current and future Indebtedness and all other liabilities or obligations of such subsidiaries. The Indenture permits Birch's subsidiaries to incur substantial indebtedness, the terms of which may contain restrictions or prohibitions on the payment of dividends or the making of loans by such subsidiaries to Birch. Accordingly, there can be no assurance that sufficient amounts will be available to service interest on the Notes. See "Description of the Exchange Notes."

     In the event of any distribution or payment of the assets of Birch in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured Indebtedness will have a prior claim to the assets of Birch that constitute their collateral. Holders of the Notes will participate ratably with all holders of unsecured Indebtedness of Birch that is deemed to be of the same class as the Notes, and potentially with all other general creditors of Birch, based upon the respective amounts owed to each holder or creditor, in the remaining assets of Birch. The Indenture permits the incurrence of substantial amounts of secured Indebtedness by Birch in the future, and the holders of such secured Indebtedness would have a prior claim over the holders of the Notes to the assets of Birch that secure such Indebtedness. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes.

BUSINESS EXPANSION RISKS; POSSIBLE INABILITY TO MANAGE GROWTH

     Birch's business strategy contemplates expanding its operations rapidly into new markets. For example, Birch intends to provide service in 12 markets in Texas by the end of 1999. Birch's success will depend, among other things, upon Birch's ability to secure significant amounts of additional financing, assess potential markets, obtain required governmental authorizations and permits, provision new customers, implement interconnection and collocation with ILEC facilities, lease adequate trunking capacity from ILECs or other CLECs, purchase and install switches in additional markets, implement efficient operations support systems and other back office systems, and develop a sufficient customer base. The successful implementation of Birch's business plan will result in rapid expansion of its operations. Rapid expansion of Birch's operations may place a significant strain on Birch's management, financial and other resources. See "-- Need for Additional Financing."

     The Company's ability to manage future growth, should it occur, will depend upon its ability to develop efficient operations support systems and other back office systems, monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and significantly expand Birch's internal management, technical, information and accounting systems and to attract, assimilate, train and retain additional qualified personnel, including sales, marketing and technical personnel. See "-- Dependence on New Employees." Birch intends to deploy switches in several markets in Missouri, Kansas and Texas over the next 18 months, which will result in a significant amount of capital expenditures. Failure of Birch to manage its future growth effectively could adversely affect the expansion of Birch's customer base and service offerings. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the employees and management, operational and financial resources necessary to manage a developing and expanding business in an evolving, highly regulated and increasingly competitive industry. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of Birch's business could have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

     If Birch were unable to hire sufficient qualified personnel or develop, acquire and integrate successfully its operational, customer service and other information systems, customers could experience delays in connection of service and/or lower levels of customer service. Failure by Birch to meet the demands of customers and to manage the expansion of its business and operations could have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

REGULATION

     Birch is subject to, and benefits from, varying degrees of federal, state, and local regulation of its business and the businesses of its competitors. On the federal level, Birch is not currently subject to rate regulation, nor is it currently required to obtain FCC authorization for the installation, acquisition, or operation of its network facilities. Birch's subsidiaries that provide intrastate services are generally subject to certification and tariff-filing requirements by state regulators. Challenges to these tariffs by third parties could cause Birch to incur substantial legal and administrative expenses. In addition, Birch must comply with various state and federal obligations, such as the duty to contribute to universal service subsidies, the impact of which cannot yet be fully assessed. Failure to comply with federal and state reporting and regulatory requirements may result in fines or other penalties, including loss of certification to provide services.

     The Telecommunications Act of 1996 (the "Telecommunications Act") and the interconnection decisions of the FCC may provide ILECs with increased pricing flexibility for their services and other regulatory relief, which could have a material adverse effect on CLECs, including Birch. There can be no assurance that future regulatory provisions will not be less favorable to CLECs and more favorable to their competitors. If ILECs like SWBT are allowed by regulators to lower the rates for their services, to engage in substantial volume and term discount pricing practices for their customers, or to charge CLECs fees for interconnection to the ILECs' networks, Birch's business, operating results and financial condition could be materially adversely affected. ILECs may also seek to delay competitors through legal or regulatory challenges, or by recalcitrant responses to requirements that they open their markets through interconnection and unbundling of network elements. For example, SWBT has refused to pay reciprocal compensation to Birch for calls to Internet Service Providers ("ISPs"). See "-- Reciprocal Compensation for Internet Access" and "Business -- Regulation -- Interconnection with ILEC Facilities." Increased local exchange competition resulting from various legislative initiatives, including the Telecommunications Act, may allow Bell Operating Companies ("BOCs") such as SWBT to provide long distance services under provisions of the Telecommunications Act more quickly than had earlier been anticipated. When SWBT is permitted to provide such services, it will be in a position to offer integrated local and long distance service, subject to certain regulatory constraints, and Birch will no longer enjoy the competitive advantage of being one of the only companies in its markets to offer integrated local and long distance service and billing. See "Business -- Regulation -- BOC Entry into New Markets."

     There are currently many regulatory actions under way and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. State utility commissions determine the size of the wholesale discount at which ILECs must offer local exchange services to resellers. Prices set forth in interconnection agreements or through proceedings before state utility commissions may be subject to changes mandated by state commission as they develop permanent rules governing interconnection. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators, or other legislative, administrative, or judicial initiatives relating to the telecommunications industry, would not have a material adverse effect on Birch's business, operating results and financial condition. In particular, Birch's belief that the entire local exchange market will open to CLEC competition depends upon continued favorable pro-competitive regulatory changes, and the ability of Birch to compete in these new market segments may be adversely affected by the greater pricing flexibility and other regulatory relief granted to ILECs under the Telecommunications Act and under changes in state regulatory policy. In addition, Birch may need to register or obtain certification before entering the market in many states, and delays in obtaining the required regulatory approvals may have a material adverse effect on Birch. A federal court's partial stay of FCC rules that set forth the amounts that ILECs can charge CLECs for access to the ILEC's networks may slow the pace of open competition initiatives and result in individual states having a more prominent role in the opening of local exchange markets to competition. See "Business -- Regulation."

COMPETITION

     The telecommunications industry is highly competitive. Birch expects it will face substantial and increasing competition from a variety of service providers due to regulatory changes and a trend toward business combinations and alliances in the market. Birch faces competition from integrated service providers as well as entities that serve individual market segments targeted by Birch. In each of the cities served by Birch's networks, the services offered by Birch compete principally with the services offered by the ILEC serving that area. ILECs, like SWBT, have established networks, long-standing relationships with their customers, strong political and regulatory influence, the potential to subsidize competitive services from monopoly service revenue, and the benefit of state and federal regulations that, until recently, have favored ILECs. In the local exchange market, the ILECs continue to hold near-monopoly positions. The BOCs are currently prohibited from entering the in-region long distance business but industry analysts believe that some may be permitted to enter as early as the fourth quarter of 1998. Other ILECs are already offering in-region long distance services.

     Birch also expects to face competition from other current and potential market entrants, including other CLECs, IXCs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators, and private networks built by large end users. The Telecommunications Act facilitates such entry by requiring ILECs to allow new entrants to acquire local services at wholesale prices for resale and to purchase unbundled network elements at cost-based prices. A continuing trend toward combinations and strategic alliances in the telecommunications industry, including potential consolidation among ILECs, or among CLECs in smaller markets, or transactions between telephone companies and cable companies outside of the telephone company's service area, or between IXCs and CLECs, could give rise to significant new competitors. Many of Birch's current and potential competitors have financial, personnel, and other resources, including broad name recognition, substantially greater than those of Birch, as well as other competitive advantages over Birch.

     The recent World Trade Organization ("WTO") agreement on basic telecommunications services could increase the level of competition faced by Birch. Under this agreement, the United States and 68 other members of the WTO committed themselves to opening their respective telecommunications markets, including permitting foreign entry into basic telecommunications services markets and adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telecommunications companies, effective in some cases as early as January 1998. The FCC has introduced streamlined processing of applications to facilitate entry into the U.S. market by entities of WTO-member origin. There can be no assurance that the pro-competitive effects of the WTO agreement will not have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

     Birch currently purchases all of its resold local services from SWBT and is therefore heavily dependent on the availability of the network of SWBT. To the extent Birch interconnects with and uses the networks of other ILECs, CLECs, and fiber optic transport providers to service its customers, Birch is and will be dependent upon the technology and capabilities of those carriers to meet certain telecommunications needs of Birch's customers and to maintain its service standards. Birch must interface with the ILEC's operations support systems in order to properly provision new customers. There can be no assurance that Birch will be able to obtain the interconnection it requires at rates and on terms and conditions that permit Birch to offer switched services that are both competitive and profitable. See "-- Reliance on Leased Transport Facilities and ILEC Interconnection; Relationship with SWBT." In the event that Birch experiences difficulties in obtaining high quality, reliable and reasonably priced services from SWBT and other carriers, the attractiveness of Birch's services to its customers would be significantly impaired.

     The long distance telecommunications market has numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. The Company will face competition from large carriers such as AT&T, MCI, Sprint, and WorldCom. Other competitors are likely to include BOCs providing out-of-region (and, with the removal of regulatory barriers, in-region) long distance services, other ILECs, other CLECs, microwave and satellite carriers and private networks owned by large end users. See "-- Regulation."

     The FCC may authorize a BOC to provide interLATA (Local Access and Transport Area) services in a state when the BOC satisfies 14 specified interconnection requirements and receives approval from the FCC. In evaluating a BOC application for interLATA entry, the FCC must consult with the U.S. Department of Justice and the state regulatory commission. If and when SWBT obtains authority to provide interLATA services, it will be able to offer customers local and long distance telephone services. This will permit SWBT to offer a full range of services to potential customers in a new region and thus eliminate an existing competitive advantage of Birch. Given the resources and experience that SWBT currently possess in the local exchange market, the ability to provide both local and long distance services could make SWBT a very strong competitor. See "Business -- Regulation -- BOC Entry into New Markets."

     The Company competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

     The Internet services market is also highly competitive and the Company expects that competition will continue to intensify. Birch's competitors in this market will include other Internet service providers, other telecommunications companies, on-line services providers and Internet software providers. Many of these competitors have substantially greater financial, technological, marketing, personnel and other resources than those available to Birch.

     The Company believes that the principal competitive factors affecting its business operations are service quality, network reliability, reliable customer service, accurate billing and variety of services, to a lesser extent, pricing levels and clear pricing policies. The ability of Birch to compete effectively will depend upon its ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, offered by others. Any such reductions could adversely affect Birch's business, operating results and financial condition. See
"Business -- Competition."

RELIANCE ON LEASED TRANSPORT FACILITIES AND ILEC INTERCONNECTION; RELATIONSHIP WITH SWBT

     Because Birch has elected to lease transport capacity, it is dependent upon the availability of fiber optic transmission facilities owned by ILECs (such as SWBT), CLECs and other fiber optic transport providers whose fiber optic networks are being or will be leased by Birch. The risks inherent in this approach include, but are not limited to, negotiating and renewing favorable supply agreements, and the timeliness of the ILECs, CLECs or other fiber optic transport providers in processing Birch's orders for customers who seek to utilize Birch's service. Alternatively, if and when Birch seeks to install its own fiber, Birch must obtain permits, access to rights-of-way, and permission to utilize underground conduit and aerial pole space from entities such as ILECs and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities, and may be required to obtain franchises from municipal governments. There can be no assurance that Birch will be able to obtain and maintain the franchises, permits and rights needed to implement its network buildout on acceptable terms. The failure to enter into and maintain any such required arrangements for a particular network may affect Birch's ability to develop that network and may have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

     In addition to transport providers, the Company is reliant on executing interconnection agreements with the ILECs, in particular SWBT, operating in its target markets. Birch's interconnection agreements with SWBT in Kansas and Missouri currently provide that Birch's connection and maintenance orders will receive attention at parity with SWBT's customers and that SWBT will provide adequate trunking capacity to keep call blockage within industry standards. Accordingly, Birch and its customers are currently dependent on SWBT and will in the future be dependent on other ILECs to assure uninterrupted service. Blocked calls result in customer dissatisfaction and risk the loss of business. ILEC-CLEC interconnection agreements, such as the agreements between SWBT and certain operating subsidiaries of Birch, typically may have short terms, requiring Birch to renegotiate the agreements continually. ILECs may not provide timely provisioning or adequate service quality, thereby impairing Birch's reputation with customers who can easily switch back to the ILEC. In addition, the prices set in the agreements may be subject to significant rate increases at the discretion of the states. There can be no assurance that ILECs like SWBT will comply with their network provisioning requirements, or that Birch will be able to procure interconnections in other markets on terms comparable to the interconnection agreements Birch currently has in place. For example, Birch's ability to enter successfully 12 new markets in Texas by the end of 1999 could be dependent on Birch's ability to negotiate an interconnection agreement with SWBT, GTE and other ILECs on substantially similar terms as those currently in place with SWBT in Kansas and Missouri. In addition, there can be no assurance that the rates charged to Birch under such interconnection agreements will allow Birch to offer low enough usage rates to attract a sufficient number of customers and to operate its business profitably. See "Business -- Regulation -- Terms of Birch Interconnection Agreements."

     As described above, Birch is reliant on the continued cooperation of and the continued lack of competition from SWBT. Any extended interruption in SWBT's cooperation could disrupt Birch's operations and have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes. It is also possible that SWBT may expand and refocus its product offerings and networks to compete directly with Birch. Accordingly, there can be no assurance that SWBT will continue to lease transport capacity to Birch or that SWBT will continue to renew the interconnection agreements it has with Birch, which would have a material adverse effect on Birch's business, financial condition and results of operations.

RISKS RELATING TO LONG DISTANCE BUSINESS

     As part of its offering of bundled telecommunications services to its customers, Birch offers long distance services to its customers. The long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. In addition, the long distance industry has historically had a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Birch will initially rely on other carriers to provide transmission and termination services for all of its long distance traffic. Birch will need resale agreements with long distance carriers to provide it with transmission services. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of Birch's future customers. In the event Birch fails to meet its minimum volume commitments, it may be obligated to pay underutilization charges and in the event it underestimates its need for transmission capacity, Birch may be required to obtain capacity through more expensive means. The incurrence of any underutilization charges, rate increases or termination charges could have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

DEPENDENCE ON BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

     Sophisticated back office information and processing systems are vital to Birch's growth and its ability to monitor costs, bill customers, provision customer orders, provide customer service and achieve operating efficiencies. Birch's plans for the development and implementation of these operations support systems rely, for the most part, on choosing products and services offered by third party vendors and integrating such products and services in-house to produce efficient operational solutions. There can be no assurance that these systems will be successfully implemented on a timely basis or that they will perform as expected. Failure of these vendors to deliver proposed products and services in a timely and effective manner and at acceptable costs, failure by Birch to adequately identify all of its information and processing needs, failure of Birch's related processing or information systems, failure by Birch to integrate effectively such products or services, or the failure by Birch to upgrade systems as necessary could have a material adverse effect on Birch and its ability to meet its obligations on the Notes. In addition, Birch's right to use these systems is dependent upon license agreements with third party vendors. Certain of such agreements may be cancelable by the vendor and the cancellation or nonrenewal of these agreements may have an adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

RISK OF NEW SERVICE ACCEPTANCE BY CUSTOMERS

     The success of Birch's service offerings will be dependent upon, among other things, the willingness of customers to accept Birch as a new provider of telecommunications services. There can be no assurance that Birch will be successful in overcoming the resistance of customers or that customers will be willing to contract for Birch's services. The lack of such acceptance could have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

RAPID TECHNOLOGICAL CHANGE

     The telecommunications industry is subject to rapid and significant changes in technology. Birch will be subject to competitive threats from new technology that becomes available before and after its networks are built. The effect of technological changes on the businesses of Birch, however, cannot be predicted. Birch believes its future success will depend, in part, on its ability to anticipate and adapt to such changes and to offer, on a timely basis, services that meet customer demands. Thus, there can be no assurance that technological developments will not have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

RISK OF LOSS OR REDUCTION OF ACCESS CHARGE REVENUES

     A portion of Birch's revenue comes from access charges, which are paid to Birch by long distance carriers for originating and terminating calls to customers served by Birch. The amount of access charge revenue that Birch receives is calculated based on guidelines set by federal and state regulatory bodies, and such guidelines could change at any time. The FCC has indicated that it intends to begin a rulemaking proceeding during 1998 to reform the federal access charge system. States often mirror these federal rules in establishing intrastate access charges. It is unknown at this time what changes, if any, the FCC may eventually adopt. The FCC did adopt some changes to the federal access charge rules in May 1997. These rules are currently the subject of review by courts, the outcome of which cannot be predicted. The above circumstances could have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes. See "Business -- Products and Services" and "Business -- Regulation -- Universal Service and Access Charge Reform."

RECIPROCAL COMPENSATION FOR INTERNET ACCESS

     Birch expects to receive a portion of its revenue in a given market from the ILEC in the form of reciprocal compensation payments for local traffic terminated on the Company's network. Birch anticipates that the balance of reciprocal compensation payments between Birch and other LECs would be in Birch's favor because Birch's target customers are expected to receive more calls than they make due to the initial mix of services typically sold. Certain ILECs (including SWBT) have refused to pay that portion of reciprocal compensation that they estimate is the result of inbound ISP traffic since they believe such traffic to be interstate in nature and not covered under the interconnection agreements. While some states in which Birch is providing, or proposes to provide, such service have ordered ILECs to pay reciprocal compensation for such calls, most states have not considered the issue. States which have not considered the issue could determine that no reciprocal compensation is due with respect to calls made to ISPs. In addition, the FCC is considering this matter in response to a request for a declaratory ruling. There can be no assurance that the payment of reciprocal compensation for ISP or other traffic types will be maintained. A change in the type of traffic eligible for reciprocal compensation payments would reduce Birch's ability to be compensated for the termination of ISP destined traffic, and therefore could have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

     On June 9, 1997, SWBT notified Birch and other CLECs that it would not pay or collect reciprocal compensation under interconnection agreements for ISP traffic originated or terminated on Birch's network in Missouri. On December 31, 1997, Birch filed a petition with the Public Service Commission of the State of Missouri (the "Missouri Public Service Commission") to arbitrate the terms of an interconnection agreement between Birch and SWBT. In its petition, Birch claimed, among other things, that ISP traffic is local in nature, and that the rate of reciprocal compensation payments for traffic to an ISP should be the same as the rate for other local calls. On April 23, 1998, the Missouri Public Service Commission ordered the parties, pending final resolution of these issues by the FCC, to compensate each other for ISP traffic at the same rate as is applicable to other local calls. If a decision adverse to Birch is issued on any appeal or review of the order of the Missouri Public Service Commission or by the FCC, the ability of Birch to serve existing and future ISP customers profitably would be limited, which could have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes. See
"Business -- Regulation -- Interconnection with ILEC Facilities."

DIFFICULTIES IN IMPLEMENTING ENHANCED SERVICE FEATURES

     Birch has begun, and plans to continue, to deploy switches in the cities in which it will operate networks and plans initially to rely on ILEC or CLEC facilities for certain aspects of interconnection. Subject to obtaining interconnection with SWBT, Birch will be able to offer a variety of enhanced service features (such as voicemail, call waiting, caller ID and call forwarding). Although under the Telecommunications Act the ILECs will be required to unbundle network elements and permit Birch to purchase only the origination and termination services it needs, there can be no assurance that such unbundling will be effected in a timely manner and result in prices favorable to Birch. In addition, Birch's ability to implement successfully its enhanced service features will require the negotiation of resale agreements with ILECs and other CLECs and the negotiation of interconnection and collocation agreements with ILECs, which can take considerable time, effort and expense and are subject to federal, state and local regulation.

     Birch's enhanced service features may not be profitable due to, among other factors, lack of customer demand, inability to secure access to ILEC facilities on acceptable terms, and competition and pricing pressure from the ILECs and other CLECs. There can be no assurance that Birch will be able to successfully implement its switched and enhanced service features strategy.

CONTROL OF COMPANY BY CURRENT STOCKHOLDERS

     As of September 30, 1998, on a fully-diluted basis, the executive officers and Directors of the Company beneficially owned 14.1 million shares of Common Stock, representing approximately 60.2% of the fully-diluted ownership. The Company's executive officers and directors as a group will be able to exercise significant influence over such matters as the election of the Directors of the Company and other fundamental corporate transactions such as mergers, assets sales and the sale of the Company. In addition, the Purchasers Rights Agreement (as defined) provides that each of the parties thereto will vote in favor of the election of certain designees to the Company's Board of Directors. See "Security Ownership of Certain Beneficial Owners and Management," "Certain Relationships and Related Transactions -- Purchasers Rights Agreement" and "Description of Capital Stock."

     In addition, the Company may adopt certain procedural and other requirements or amend its Certificate of Incorporation or By-laws in a manner that could have the effect of delaying, deterring or preventing a change in control of the Company or make it more difficult for stockholders to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors. See "Description of Capital Stock."

DEPENDENCE ON KEY PERSONNEL

     Birch's business is managed by a small number of key executive officers, particularly David E. Scott, Birch's President and Chief Executive Officer, Jeffrey D. Shackelford, Birch's Senior Vice President of Sales and Marketing, Gary L. Chesser, Birch's Senior Vice President of Engineering and Operations, David W. Vranicar, Birch's Senior Vice President of Business Development, Bradley A. Moline, Birch's Senior Vice President of Finance and Chief Financial Officer, Gregory C. Lawhon, Birch's Senior Vice President of Public Policy and General Counsel and Stephen L. Sauder, Vice President of Birch, the loss of any of whom could have a material adverse effect on Birch's business, operating results and financial condition. Birch believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified executive personnel. See "Management."

DEPENDENCE ON NEW EMPLOYEES

     Birch's future success will depend in large part on its ability to obtain the services of motivated technical, information systems, marketing, and sales personnel. Birch is particularly dependent on its ability to identify, hire, train, retain, and manage highly skilled and experienced network engineers to execute the installation, development, and operation of Birch's networks, as well as sales and marketing personnel to create and expand Birch's customer base. The pace of growth of the CLEC industry may make it difficult to recruit qualified labor for key functions, particularly general managers, sales representatives, sales management, public policy experts, technicians, engineers, and operations management. Because Birch's markets will generally be smaller, finding the right employees who are willing to relocate may be more difficult. There can be no assurance that Birch will be able to obtain or retain the services of additional personnel necessary for Birch's growth.

RISK OF SYSTEM FAILURE

     Birch's operations are dependent upon its ability to protect its network infrastructure against damage from fire, earthquakes, floods, power loss, and similar events and to construct networks that are not vulnerable to the effects of such events. The occurrence of a natural disaster or other unanticipated problem at Birch's facilities or at the sites of its switches could cause interruptions in the services provided by Birch. The failure of a switch would result in interruption of service to the customers served by such switch until necessary repairs were effected or replacement equipment were installed. Additionally, failure of the other telecommunications providers to provide the data communications capacity required by Birch as a result of natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by Birch. Any damage or failure that causes interruptions in Birch's operations could have a material adverse effect on Birch's business, financial condition and results of operations.

YEAR 2000 ISSUE

     An issue exists for all companies that rely on computers as the year 2000 approaches. The "year 2000" problem is the result of the past practice in the computer industry of computer programs using two digits rather than four to define the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. Any of Birch's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Based on ongoing assessments, the Company has determined that it will be required to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issue."

     There can be no assurance until the year 2000 that Birch's systems will be year 2000 compliant. In addition, Birch uses SWBT's facilities to service its customers, and such facilities currently utilize numerous date-sensitive computer applications. If SWBT's facilities are not year 2000 compliant, or if the systems of other ILECs, long-distance carriers and others upon which Birch relies are not year 2000 compliant, it would have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

DISCRETIONARY USE OF FUNDS

     Birch intends to use the proceeds of the Private Offering to fund ongoing operations, to fund possible future acquisitions and to fund the costs of deploying networks in Birch's target markets, as well as for general corporate and working capital purposes. Birch cannot predict in which, if any, of its existing or future opportunities it will ultimately invest. While Birch currently expects to use the proceeds of the Private Offering as set forth above, if Birch's plans change, Birch would use any remaining cash to fund other development projects or acquisitions and for general corporate and working capital purposes. See "Use of Proceeds."

REPURCHASE OF THE NOTES UPON A CHANGE OF CONTROL

     Upon a Change of Control, the holders of the Notes will have the right to require Birch to repurchase such holders' Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase. If a Change of Control were to occur, Birch may not have the financial resources to repurchase all of the Notes and repay any other indebtedness that would become payable upon the occurrence of such Change of Control. The Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of Birch. It should be noted, however, that certain highly leveraged transactions may be consummated without triggering the Change of Control purchase feature of the Notes, and that under such circumstances, the Change of Control purchase feature would not provide any protection to holders of Notes. See "Description of the Exchange Notes -- Repurchase at the Option of Holders -- Change of Control."

ORIGINAL ISSUE DISCOUNT

     Since the Private Notes were issued as part of an investment unit and a portion of the issue price of the Units was allocated to the Warrants, the Private Notes will likely be considered to be issued with original issue discount. However, the Company believes that the amount of OID on the Private Notes is de minimis for U.S. federal income tax purposes based on its allocation of the issue price of the Units between the Private Notes and the Warrants. If the Company's allocation is not respected, however, the amount of OID on the Private Notes may exceed a de minimis amount, and, as the Exchange Notes are being offered in exchange for the Private Notes, the Exchange Notes may also be considered to be issued with original issue discount in excess of a de minimis amount for U.S. federal income tax purposes. In such event, holders of Exchange Notes would generally be required to include amounts in gross income for U.S. federal income tax purposes attributable to the value of the Warrants attached to the Private Notes, in advance of receipt of the cash payments to which the income is attributable.

     If a bankruptcy case were commenced by or against the Company under the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code") after the issuance of the Notes, the claims of a holder with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." In addition, the enforceability of the Notes may be subject to (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, including, without limitation, whether acceleration of the Notes may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, whether enforcement is considered in a proceeding at equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

     As of the date hereof, the only registered holder of Private Notes is Cede & Co., as the nominee of DTC. The Company believes that, as of the date hereof, such holder is not an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company. Prior to the Private Offering, there had been no market for the Notes and there can be no assurance that such a market will develop or, if such a market develops, as to the liquidity of such market. The Exchange Notes will not be listed on any securities exchange. The Exchange Notes are new securities for which there is currently no market. The Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors. The Company has been advised by the Initial Purchasers that they intend to make a market in the Exchange Notes, as well as the Private Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and any such market making activities may be discontinued at any time without notice. In addition, such market making activities may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement (as defined in the Registration Rights Agreement). Therefore, there can be no assurance that an active market for the Notes will develop. See "The Exchange Offer" and "Plan of Distribution."

FORWARD LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward looking statements," which statements can be identified by the use of forward looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management cautions the reader that these forward looking statements, and statements regarding the development of Birch's business and markets, the estimates of market sizes and addressable markets for Birch's services and products, Birch's anticipated capital expenditures and future financing requirements and other statements contained in this Prospectus regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing Birch. Such risks include, but are not limited to, Birch's ability to implement its business plan, market its services to current and new customers, integrate Valu-Line, Boulevard and Telesource with Birch, access markets, identify, finance and complete suitable acquisitions, install switching facilities, and obtain any required governmental authorizations, franchise and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward looking statements.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on June 23, 1998 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement as part of Units consisting of the Private Notes and 115,000 Warrants to purchase in the aggregate 1,409,734 shares of the Company's Common Stock, $.001 par value. The Initial Purchasers subsequently sold the Units (including the Private Notes) (i) to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) in offshore transactions pursuant to Regulation S under the Securities Act to purchasers that executed a letter of representations to the Initial Purchasers and the Company. As a condition to the sale of the Units (including the Private Notes), the Company and the Initial Purchasers entered into the Registration Rights Agreement on June 23, 1998. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes on or prior to 90 days after the Closing Date, (ii) use all commercially reasonable efforts to cause such Registration Statement to become effective under the Securities Act on or prior to 150 days after the Closing Date and (iii) use its best efforts to consummate the Exchange Offer within 30 business after the date on which the Registration Statement was declared effective by the Commission. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. See e.g. Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989) and Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991). However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $115,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
            , 1998, unless the Company, in its exercise of reasonable discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in its exercise of reasonable discretion,
(i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or
(iii) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate equal to 14% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each June 15 and December 15, commencing December 15, 1998. Holders of Exchange Notes will receive interest on December 15, 1998 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from the date of initial delivery to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Private Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its exercise of reasonable discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its exercise of reasonable discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if such Holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations,
(iv) if such Holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972,
Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985, (v) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (vi) such holder understands that a secondary resale transaction described in clause (v) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (vii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's systems may make book-entry delivery of Private Notes by causing the Depository to transfer such Private Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its exercise of reasonable discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer-Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein prior to the Expiration Date, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

     If the Company determines in its exercise of reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders,
(ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of up to 180 days from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 180 days after the Expiration Date.

ADDITIONAL INTEREST

     In the event of a Registration Default (as defined in the Registration Rights Agreement), the Company is required to pay as liquidated damages to each holder of Transfer Restricted Securities (as defined below), during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 of the principal amount of Private Notes constituting Transfer Restricted Securities held by such holder. Transfer Restricted Securities shall mean each Private Note until the earlier to occur of (i) the date on which such Private Note has been exchanged by a person other than a Broker-Dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a Broker-Dealer in the Exchange Offer of a Private Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such Broker-Dealer on or prior to the date of such sale a copy of the Prospectus, (iii) the date on which such Private Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement (as defined in the Registration Rights Agreement) or (iv) the date on which such Private Note is distributed to the public pursuant to Rule 144 under the Securities Act or is eligible for resale pursuant to Rule 144(k) under the Securities Act. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 of the principal amount of Private Notes constituting Transfer Restricted Securities for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of $.50 per week per $1,000 in principal amount of Private Notes constituting Transfer Restricted Securities. Following the cure of all Registration Defaults, the payment of liquidated damages will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Private Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

EXCHANGE AGENT

     Norwest Bank Minnesota, National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

       By Registered or Certified Mail:                          In Person:
           Norwest Bank Minnesota,                          Northstar East Bldg.
             National Association                             608 2nd Ave. S.
          Corporate Trust Operations                             12th Floor
                P.O. Box 1517                             Corporate Trust Services
          Minneapolis, MN 55480-1517                     Minneapolis, MN 55479-0113
        By Hand or Overnight Courier:          By Facsimile (for Eligible Institutions only):
           Norwest Bank Minnesota,                             (612) 667-4927
             National Association
          Corporate Trust Operations                    Confirm Receipt of Notice of
                Norwest Center                       Guaranteed Delivery by Telephone:
             Sixth and Marquette                               (612) 667-9764
          Minneapolis, MN 55479-0113

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $200,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be offered, resold, pledged or otherwise transferred only (1) to a person who the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144 under the Securities Act, outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (2) to the Company or (3) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

     The Company will not receive proceeds from the Exchange Offer. The net proceeds received by Birch from the Private Offering were approximately $110.2 million, after deducting estimated discounts and commissions and other fees and expenses related to the Private Offering payable by Birch.

     With a portion of the net proceeds from the Private Offering, Birch acquired the Pledged Securities for approximately $44.2 million, which will provide funds for the first six interest payments on the Notes. Birch redeemed all of its outstanding Series A Preferred Stock for an aggregate redemption price of $4.9 million and intends to use the remaining net proceeds from the Private Offering to fund capital expenditures in its target markets and to fund working capital requirements and operating losses. Birch also intends to use the remaining net proceeds from the Private Offering for general corporate purposes, including acquisitions. The outstanding shares of Series A Preferred Stock were issued to Stephen L. Sauder, Vice President of Birch and Valu-Line's founder, President and Chief Executive Officer, in connection with the Merger. Birch currently estimates that capital expenditures will be approximately $25.0 million in 1998 and $80.0 million in 1999, respectively, although actual expenditures may vary materially from Birch's current estimates. The proceeds from the Private Offering will not be sufficient to fund Birch's projected capital expenditures beyond the next nine months and the Company will be required to seek additional financing to implement its current business plan. Birch's principal capital expenditure requirements include the purchase and installation of switches, transmission equipment collocated in ILEC central offices, CPE, and the further development of operations support systems and other automated back office systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     As part of its strategy, Birch may make acquisitions and enter into joint ventures. Birch will be required to obtain additional financing within the next nine months to complete its network buildout. There can be no assurance that such additional financing will be available on terms acceptable to Birch or at all. See "Risk Factors -- Risks Associated with Acquisitions," "Risk
Factors -- Need for Additional Financing," "Risk Factors -- Discretionary Use of Funds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     Through September 30, 1998, the Company paid dividends totaling $168,000 to Stephen L. Sauder, the holder of all of the Company's Series A Preferred Stock. On June 23, 1998, the Company paid a dividend in kind, in the amount of 0.055 shares per share, to the holders of the Company's Series B Preferred Stock, Series C Preferred Stock and Common Stock as of June 15, 1998. Accumulated Series B Preferred Stock dividends totaling $527,000 were satisfied with the dividend in kind. The Company redeemed all of its Series A Preferred Stock in connection with the Private Offering for an aggregate redemption price of $4.9 million (including $104,000 in accrued cash dividends). See "Use of Proceeds." The Company has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. The declaration and payment of any dividends in the future will be determined by the Board of Directors, in its discretion, and will depend on a number of factors, including the Company's earnings, capital requirements and overall financial condition. In addition, the Company's ability to declare and pay dividends will be substantially restricted under the terms of the Indenture. See "Description of the Exchange Notes -- Certain Covenants."

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 1998, the cash and capitalization of Birch. The Private Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such no effect has been given to the exchange offer in this capitalization table. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and other financial data included elsewhere in this Prospectus.

                                                              SEPTEMBER 30, 1998
                                                              ------------------
                                                                 (UNAUDITED)
                                                                (IN THOUSANDS
                                                              EXCEPT SHARE DATA)
Cash and cash equivalents...................................       $ 53,378
Pledged Securities(a).......................................         44,917
                                                                   --------
  Cash, cash equivalents and Pledged Securities.............       $ 98,295
                                                                   ========
LONG-TERM DEBT AND CAPITAL LEASE (LESS CURRENT MATURITIES):
  14% Senior Notes due 2008(b)..............................       $114,671
  Other.....................................................            649
                                                                   --------
     Total long-term debt and capital lease.................        115,320
Series B Preferred Stock, 8,572,039 shares issued and
  outstanding(c)............................................         13,572
STOCKHOLDERS' EQUITY:
  Series C Preferred Stock, 8,492,749 shares issued and
     outstanding, liquidation value $12,880.................              8
  Common Stock, $.001 par value, 27,000,000 shares
     authorized; 5,016,889 issued and outstanding(d)........              5
  Warrants..................................................            337
  Additional paid-in capital................................         12,273
  Accumulated deficit.......................................        (10,871)
                                                                   --------
     Total stockholders' equity.............................          1,752
                                                                   --------
          Total capitalization..............................       $130,644
                                                                   ========

---------------
(a) Investment in the Pledged Securities, using a portion of the net proceeds of the Private Offering, which will be held as security for the first six scheduled interest payments on the Notes and certain other obligations thereunder. See "Description of the Exchange Notes -- Security."

(b) Reflects the aggregate principal amount of the Notes after allocating that portion of the Private Offering proceeds that is attributable to the value of the Warrants.

(c) Of the 25,000,000 shares of Preferred Stock, $.001 par value, that are authorized, 2,968,750 shares are designated Series A Preferred Stock, 8,750,000 shares are designated Series B Preferred Stock, and 8,500,000 shares are designated Series C Preferred Stock.

(d) Does not include the Warrant Shares or options to purchase 523,845 shares of the Common Stock issued to employees that have not been exercised. Includes options to purchase 4,546,359 shares of the Common Stock which were issued to employees of the Company pursuant to the 1998 Stock Option Plan and were subsequently early exercised in connection with the provisions of the 1998 Stock Option Plan. Such options were exercisable immediately upon grant at an exercise price of $.001 per share, and vest over a four-year period, at a rate of 6.25% per quarter. Holders of exercised options have voting power with respect to all shares of Common Stock underlying the options. Upon termination of employment with the Company, Birch has the right to purchase all options which have not vested as of that date, subject to certain exceptions. See "Security Ownership of Certain Beneficial Owners and Management" and "Management -- 1998 Stock Option Plan -- Early Exercise."

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Birch and Valu-Line during the periods presented, adjusted to give effect to the Transactions and the Private Offering.

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 give effect to the Transactions and the Private Offering as if they had occurred as of January 1, 1997. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable. A pro forma balance sheet has not been presented as the Transactions and the Private Offering are reflected in the September 30, 1998 historical consolidated balance sheet included elsewhere in this Prospectus.

     The Pro Forma Condensed Consolidated Statements of Operations do not purport to represent what Birch's results of operations would actually have been had the Transactions and the Private Offering in fact occurred on January 1, 1997 or to project Birch's results of operations for any future period. The Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included elsewhere in this Prospectus.

     Prior to the Merger, Birch was a development stage company. In February 1998, Birch merged with and into Valu-Line in the Merger. In connection with the Merger, the Company issued shares of its Series A Preferred Stock and its Series C Preferred Stock to stockholders of Valu-Line. On March 13, 1998, Birch completed a private placement of its Series B Preferred Stock, raising aggregate net proceeds of approximately $12.4 million, which were used to pay the cash portion of the consideration in the Merger, to repay certain debt and for general corporate purposes. In May 1998, Birch acquired Dunn & Associates, Inc., which does business as Boulevard Phone Company. Also in May 1998, the Company acquired Telesource Communications, Inc. In September 1998, the Company acquired TFSnet, Inc.

     The Merger, the Telesource Acquisition, Boulevard Acquisition and TFSnet Acquisition were accounted for under the purchase method of accounting. The total purchase price has been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon Birch's preliminary estimate of their fair values with the remainder allocated to goodwill and other intangible assets. The allocations of the purchase prices are subject to revision when additional information concerning asset and liability valuations is obtained. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Pro Forma Condensed Consolidated Statements of Operations. Management expects that the preliminary allocation of the total purchase price will not materially differ from the final allocation.

                              BIRCH TELECOM, INC.

  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER
                                      DATA
                          YEAR ENDED DECEMBER 31, 1997

                                                      HISTORICAL                              PRO FORMA
                                           --------------------------------                    FOR THE
                                                                 TELESOURCE                  TRANSACTIONS
                                                                 BOULEVARD                     AND THE
                                                                    AND        PRO FORMA       PRIVATE
                                            BIRCH    VALU-LINE     TFSNET     ADJUSTMENTS      OFFERING
                                           -------   ---------   ----------   -----------    ------------
                                             (IN THOUSANDS EXCEPT RATIO, PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenue..................................  $    --    $16,801      $2,046      $     --        $ 18,847
Cost of services.........................       --     11,842       1,019            --          12,861
                                           -------    -------      ------      --------        --------
Gross margin.............................       --      4,959       1,027            --           5,986
Selling, general and administrative......    1,776      4,067         888            --           6,731
Depreciation and amortization............       27        341          85         1,880(a)        2,333
                                           -------    -------      ------      --------        --------
Income (loss) from operations............   (1,803)       551          54        (1,880)         (3,078)
Interest (income) expense................      (14)        97          30        16,134(b)       16,247
                                           -------    -------      ------      --------        --------
Income (loss) before tax.................   (1,789)       454          24       (18,014)        (19,325)
Income taxes.............................       --        186          (3)         (183)(c)          --
                                           -------    -------      ------      --------        --------
Net income (loss)........................  $(1,789)   $   268      $   27      $(17,831)       $(19,325)
                                           =======    =======      ======      ========        ========
Loss per common share -- basic and
  diluted................................  $ (1.45)                                            $ (15.65)
                                           =======                                             ========
Weighted average number of common shares
  outstanding -- basic and diluted.......    1,235                                                1,235
                                           =======                                             ========
Ratio of earnings to fixed charges(d)....       --                                                   --
                                           =======                                             ========
OTHER FINANCIAL DATA:
Capital expenditures.....................      128        243         163                           534

---------------
(a) To reflect the amortization of customer base ($2.0 million) and goodwill ($15.5 million) related to the Merger (5-25 years), deferred debt expenses ($4.8 million) related to the Private Offering (10 years), customer base ($325,000) and goodwill ($328,000) related to the Telesource Acquisition (5-25 years), goodwill ($274,000) related to the Boulevard Acquisition (25 years) and customer base ($1.2 million) and goodwill ($1.1 million) related to the TFSnet Acquisition (5-25 years).

(b) To reflect interest on the Notes, amortization over a 10 year period of discount relating to the Notes, and repayment of the Telesource debt.

(c) To reflect income tax on a consolidated basis with reserve for income tax benefits.

(d) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes plus fixed charges. Fixed charges consist of interest expense and a reasonable approximation of the interest factor included in rental payments on operating leases. Earnings were insufficient to cover fixed charges for the year ended December 31, 1997 by $1.8 million and pro forma earnings for the year ended December 31, 1997 would have been insufficient by $19.3 million.

                              BIRCH TELECOM, INC.

  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER
                                 FINANCIAL DATA
                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                                            PRO FORMA
                                                  HISTORICAL                                 FOR THE
                                    --------------------------------------                 TRANSACTIONS
                                                              TELESOURCE,                    AND THE
                                                               BOULEVARD      PRO FORMA      PRIVATE
                                     BIRCH    VALU-LINE(A)   AND TFSNET(A)   ADJUSTMENTS     OFFERING
                                    -------   ------------   -------------   -----------   ------------
                                              (IN THOUSANDS EXCEPT RATIO AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue...........................  $17,243      $1,675         $1,430        $     --       $ 20,348
Cost of services..................   12,247       1,194            614              --         14,055
                                    -------      ------         ------        --------       --------
Gross margin......................    4,996         481            816              --          6,293
Selling, general and
  administrative..................    8,816         315            579              --          9,710
Depreciation and amortization.....    1,229          31             58             746(b)       2,064
                                    -------      ------         ------        --------       --------
Income (loss) from operations.....   (5,049)        135            179            (746)        (5,481)
Interest expense..................    2,808           5              7          12,269(c)      15,089
                                    -------      ------         ------        --------       --------
Income (loss) before tax..........   (7,857)        130            172         (13,015)       (20,570)
Income taxes......................       --          52             --             (52)(d)         --
                                    -------      ------         ------        --------       --------
Net income (loss).................   (7,857)         78            172         (12,963)       (20,570)
Preferred stock dividends.........    1,204          --             --                          1,204
Amortization of preferred stock
  issuance costs..................       21          --             --              --             21
                                    -------      ------         ------        --------       --------
Income (loss) applicable to common
  stock...........................  $(9,082)     $   78         $  172        $(12,963)      $(21,795)
                                    =======      ======         ======        ========       ========
Loss per common share -- basic and
  diluted.........................  $ (2.69)                                                 $  (6.45)
                                    =======                                                  ========
Weighted average number of common
  shares outstanding -- basic
  and diluted.....................    3,381                                                     3,381
                                    =======                                                  ========
Ratio of earnings to fixed
  charges(e)......................       --                                                        --
                                    =======                                                  ========
OTHER FINANCIAL DATA:
Capital expenditures..............    9,959          30             34                         10,023

---------------
(a) Reflects results of operations from January 1, 1998 through the date of purchase.

(b) To reflect the amortization of customer base ($2.0 million) and goodwill ($15.5 million) related to the Merger (5-25 years), deferred debt expenses ($4.8 million) related to the Private Offering (10 years), customer base ($325,000) and goodwill ($328,000) related to the Telesource Acquisition (5-25 years), goodwill ($274,000) related to the Boulevard Acquisition (25 years) and customer base ($1.2 million) and goodwill ($1.1 million) related to the TFSnet Acquisition (5-25 years).

(c) To reflect interest on the Notes, amortization over a 10 year period of discount relating to the Notes, eliminate interest on Convertible Notes due to conversion to Series B Preferred Stock, and eliminate interest on the Telesource debt.

(d) To reflect income tax on a consolidated basis with reserve for income tax benefits.

(e) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes plus fixed charges. Fixed charges consist of interest expense and a reasonable approximation of the interest factor included in rental payments on operating leases. Earnings were insufficient to cover fixed charges for the nine months ended September 30, 1998 by $7.9 million and pro forma earnings for the nine months ended September 30, 1998 would have been insufficient by $20.6 million.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA AND OTHER DATA

     The following table sets forth selected historical consolidated financial data and other data of Valu-Line, Birch's predecessor, for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the selected historical financial information of Birch for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998. Financial statements of the Predecessor for the years ended December 31, 1995, 1996 and 1997 and Birch financial statements for the year ended December 31, 1997 have been derived from, and are qualified by reference to, the audited consolidated financial statements of Valu-Line and Birch included elsewhere in this Prospectus. The selected historical financial data of Birch for the nine months ended September 30, 1997 and 1998 has been derived from, and is qualified by reference to, the unaudited financial statements of Birch included elsewhere herein. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information included therein. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1998. The information set forth below should be read in conjunction with "Management's Discussion and

Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                                                THE PREDECESSOR                                           THE COMPANY
                       ------------------------------------------------------------------    --------------------------------------
                                                                                PERIOD
                                                                                ENDED                           NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                 FEBRUARY 10,     YEAR ENDED          SEPTEMBER 30
                       --------------------------------------------------    ------------    DECEMBER 31,     ---------------------
                        1993      1994       1995       1996       1997          1998           1997(A)         1997       1998(B)
                       ------    -------    -------    -------    -------    ------------    -------------    --------    ---------
                                                                                             (IN THOUSANDS EXCEPT RATIO, PER SHARE
                           (IN THOUSANDS EXCEPT RATIO, PER SHARE AND OPERATING DATA)                  AND OPERATING DATA)
STATEMENT OF
 OPERATIONS DATA:
Revenue..............  $8,321    $10,741    $12,226    $13,217    $16,801      $ 1,675          $    --       $    --     $ 17,243
Cost of services.....   5,504      6,713      8,284      8,749     11,842        1,194               --            --       12,247
                       ------    -------    -------    -------    -------      -------          -------       -------     --------
Gross margin.........   2,817      4,028      3,942      4,468      4,959          481               --            --        4,996
Selling, general and
 administrative......   2,085      3,022      3,520      3,561      4,067          315            1,776         1,214        8,816
Depreciation and
 amortization........     161        199        189        311        341           31               27            19        1,229
                       ------    -------    -------    -------    -------      -------          -------       -------     --------
Income (loss) from
 operations..........     571        807        233        596        551          135           (1,803)       (1,233)      (5,049)
Interest (income)
 expense.............      49         48         58        102         97            5              (14)           (8)       2,808
                       ------    -------    -------    -------    -------      -------          -------       -------     --------
Income (loss) before
 taxes...............     522        759        175        494        454          130           (1,789)       (1,225)      (7,857)
Income taxes.........     191        319         81        205        186           52               --            --           --
                       ------    -------    -------    -------    -------      -------          -------       -------     --------
Net income (loss)....  $  331    $   440    $    94    $   289    $   268      $    78           (1,789)       (1,225)      (7,857)
                       ======    =======    =======    =======    =======      =======
Preferred stock
 dividends(c)........                                                                                --            --        1,204
Amortization of
 preferred stock
 issuance costs......                                                                                --            --           21
                                                                                                -------       -------     --------
Income (loss)
 applicable to common
 stock...............                                                                           $(1,789)      $(1,225)    $ (9,082)
                                                                                                =======       =======     ========
Earnings (loss) per
 Common Share --
 basic and diluted...                                                                           $ (1.45)      $ (1.15)    $  (2.69)
                                                                                                =======       =======     ========
Weighted average
 number of common
 shares
 outstanding -- basic
 and diluted.........                                                                             1,235         1,064        3,381
OPERATING DATA:
Customers served at
 end of period.......       *          *     12,002     12,733     15,810        *                   --            --       22,696
Access lines at end
 of period...........      --         --         --         --     14,700       15,650               --            --       30,871
Employees at end of
 period..............      40         51         58         61         84           84               14            13          283

                                               THE PREDECESSOR                                          THE COMPANY
                        --------------------------------------------------------------    ---------------------------------------
                                                                             PERIOD
                                                                             ENDED
                                      AS OF DECEMBER 31,                  FEBRUARY 10,
                        ----------------------------------------------    ------------          AS OF                AS OF
                         1993      1994      1995      1996      1997         1998        DECEMBER 31, 1997    SEPTEMBER 30, 1998
                        ------    ------    ------    ------    ------    ------------    -----------------    ------------------
                                                (IN THOUSANDS)                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents..........  $  123    $  333    $   96    $  158    $  258       $  --             $   210              $ 53,378
Pledged securities....      --        --        --        --        --          --                  --                44,917
Property and
 equipment............   1,342     2,063     2,265     2,721     2,964       3,182                 128                16,638
Total assets..........   2,760     3,748     3,971     3,868     4,802       5,287                 534               145,624
Long-term debt and
 capital lease
 obligations..........     587     1,188     1,431       792       681         650                  --               115,320
Redeemable preferred
 stock................      --        --        --        --        --          --                  --                13,572
Total stockholders'
 equity...............     574     1,014     1,108     1,397     1,665       1,743                  29                 1,752
OTHER FINANCIAL DATA:
Cash flows from
 operating
 activities...........  $  515    $  568    $ (267)   $  834    $  488       $(215)             (1,464)               (1,353)
Cash flows from
 investing
 activities...........    (371)     (753)     (230)     (513)     (243)        (30)               (215)              (62,616)
Cash flows from
 financing
 activities...........      27       395       259      (257)     (145)        (13)             (1,889)              117,137
EBITDA................     732     1,006       422       907       892         166              (1,776)               (3,820)
Capital
 expenditures.........     371       753       230       513       243          30                 128                 9,959
Ratio of earnings to
 fixed charges(e).....  10.00x    14.09x     3.46x     5.19x     4.91x      11.12x                  --                    --
Deficiency of earnings
 to fixed charges.....      --        --        --        --        --          --              (1,789)               (7,857)

---------------
(a) Birch, which was formed on December 23, 1996, had no assets, liabilities, or financial activity prior to January 1, 1997.

(b) Includes the results of operations of Valu-Line, Telesource, Boulevard and TFSnet for the period from the date of the closing of the transactions through September 30, 1998.

(c) Includes accretion of mandatorily redeemable preferred shares to redemption value.

(d) "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), Birch's management believes that EBITDA is accepted as a generally recognized measure of performance in the telecommunications industry. Birch's management has noted that EBITDA is generally recognized as a measure of comparison of different CLECs in the telecommunications industry and, therefore, the Company believes that such information is useful and relevant to investors. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of Birch's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for the Company may not be comparable to EBITDA reported by other companies. See the consolidated financial statements of Valu-Line and Birch and related notes thereto (collectively, the "Consolidated Financial Statements") included elsewhere in this Prospectus for a review of the cash used in and provided by operating and investing activities. Furthermore, there are legal and functional requirements that limit management's discretionary use of funds depicted by EBITDA. See "Risk Factors -- Substantial Future Operating Losses; Negative Cash Flow from Operations, Risk Factors -- Substantial Leverage; Ability to Service Indebtedness and Risk Factors -- Discretionary Use of Funds."

(e) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes plus fixed charges. Fixed charges consist of interest expense and a reasonable approximation of the interest factor included in rental payments on operating leases. The Company's earnings were insufficient to cover fixed charges for the year ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998.

  * Information not available

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of Birch's financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto contained elsewhere in this Prospectus. Certain information contained in the discussion and analysis set forth below and elsewhere in this Prospectus, including information with respect to Birch's plans and strategy for its business and related financing, includes forward-looking statements that involve risk and uncertainties. See "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

OVERVIEW

     Birch Telecom, Inc. was organized on December 23, 1996 to become a leading provider of telecommunications services to small and mid-sized businesses in its target markets in Missouri, Kansas, Texas, Oklahoma and Arkansas. Since such date and prior to the Merger, Birch Telecom, Inc. was a development stage company with no revenue and principal activities consisting of procuring governmental authorizations, raising capital, hiring management and other key personnel, designing and developing its telephone networks, acquiring equipment and facilities, negotiating resale and interconnection agreements and pursuing acquisition opportunities. Birch had no assets, liabilities or financial activity prior to January 1, 1997.

     In February 1998, Birch Telecom, Inc. merged with Valu-Line in a transaction valued at $19.5 million, consisting of $4.75 million in cash, 2,968,750 shares of Series A Preferred Stock having an aggregate liquidation preference of $4.75 million, and 6,593,750 shares of Series C Preferred Stock having an aggregate liquidation preference of $10.0 million. Valu-Line's revenue and EBITDA for the year ended December 31, 1997 were $16.8 million and $892,000, respectively. Valu-Line, founded in 1982, has been primarily providing switched long distance services, CPE sales and services and, since March 1997, local service. In May 1998, Birch acquired Boulevard, a shared tenant service provider in the Kansas City metropolitan area, for $300,000 in cash. Boulevard's revenue and EBITDA for the year ended December 31, 1997 were $339,000 and $4,000, respectively. In May 1998, Birch acquired Telesource, a CPE provider in the Kansas City metropolitan area, for $325,000 in cash. In connection with the Telesource acquisition, the Company assumed $290,000 of Telesource's debt which has since been repaid. Telesource's revenue and EBITDA for the year ended December 31, 1997 were $911,000 and $(75,000), respectively. In June 1998, the Company purchased certain assets and liabilities of TFSnet, an ISP in the Kansas City metropolitan area for $2.65 million. TFSnet's revenue and EBITDA for the year ended December 31, 1997 were $796,000 and $210,000, respectively. The Merger, the Boulevard Acquisition, the Telesource Acquisition and the TFSnet Acquisition were recorded using the purchase method of accounting. On March 13, 1998, Birch completed a private placement of 6,264,063 shares of its Series B Preferred Stock having an aggregate liquidation preference of $9.5 million and $3.5 million in aggregate principal amount of its Convertible Notes, raising aggregate net proceeds of approximately $12.4 million which were used to pay the cash portion of the consideration in the Merger, to repay certain debt and for general corporate purposes. The Convertible Notes have been converted to 2,307,965 shares of Series B Preferred Stock.

     The Company has experienced operating losses to date and expects to continue to experience increasing operating losses and negative EBITDA as it expands its operations. See "Risk Factors -- Substantial Future Operating Losses; Negative Cash Flow from Operations."

EXPANSION STRATEGY

     Birch's current business plan is focused on the development of its existing markets in Missouri and Kansas and expansion into neighboring markets in SWBT's service area. Birch currently operates a long distance switch in Wichita, Kansas, is in the process of installing and testing a switch in Kansas City, Missouri and intends to deploy additional switches in St. Louis, Missouri and Wichita and Topeka, Kansas during the next six to nine months. Subject to its ability to obtain additional financing, Birch anticipates deploying additional switches in other markets in Missouri, Kansas and Texas commencing in 1999. By operating its own switch in a particular market, Birch can "unbundle" the services traditionally offered by the ILEC in that market and retain a much higher percentage of the service charges paid by its customers.

     Initially, Birch intends to resell the traditional bundle of local services currently provided by the ILEC in its markets, together with a flat rate long distance service, CPE, and, in selected markets, Internet access service, primarily to small and mid-sized business and residential customers. Birch is providing local and long distance service and CPE in Missouri and Kansas, including Kansas City, St. Louis and St. Joseph, Missouri and Wichita, Topeka, Manhattan, Lawrence, Emporia, Salina and Dodge City, Kansas and Internet access in selected markets in Kansas. The Company intends to provide service in 12 markets in Texas by the end of 1999.

     Once Birch has its own switching facilities in a market, most customers will be served using the Birch switch and the ILEC's transmission facilities. Birch also intends to expand the geographic reach of its operations to other cities and states, either through internal growth, through acquisitions of existing CLECs or by entering into joint ventures, any of which may require additional financing. Birch regularly engages in discussions with respect to future acquisitions and assesses opportunities on an ongoing basis. See "Risk Factors -- Risks Associated with Acquisitions" and "-- Need for Additional Financing."

FACTORS AFFECTING FUTURE OPERATIONS

  Revenue

     Birch generates most of its revenue from the sale of local and long distance telephone service, CPE and, to a lesser extent, Internet access service to small to mid-sized business and residential customers. Birch is offering resold basic local and long distance service packages and CPE in certain markets in Missouri and Kansas. Revenue from local services consists of charges for basic local service and custom calling features. Birch offers local telephone service at a discount to the competing ILEC and offers long distance service at a flat per minute rate for calls within the continental United States. CPE and related services are offered at negotiated rates generally consistent with other competitors. Birch also offers Internet access in selected markets primarily at a flat monthly rate. For the nine months ended September 30, 1998, as a percent of total revenue, communications and other services were 86.5% (including revenue from Internet access services which was 2% of total revenue for such period) and CPE sales were 13.5%.

     Switched local service will generate access fees charged to long-distance companies for the local origination and termination of inter-exchange calls. Similarly, switched local service will also generate reciprocal compensation (which results from Birch terminating calls made by ILEC customers). In addition, the Company may also be able to derive revenue by providing local services at wholesale to other telecommunications carriers. See "Risk
Factors -- Reciprocal Compensation for Internet Access" and
"Business -- Regulation -- Interconnection with ILEC Facilities."

  Operating Expenses

     Birch's primary operating expenses consist of cost of services and selling, general and administrative expenses.

     Cost of Services. Birch's cost of services include the cost of purchasing the "bundle" of traditional ILEC services for resale to its local service subscribers. Birch purchases local telephone service for its customers on a "wholesale" basis pursuant to an interconnection agreement with the ILEC in Birch's targeted market. Once a switch is operational in a market, Birch can "unbundle" the local services offered by the ILEC in that market and retain a much higher percentage of the service charges paid by its customers as most charges relate only to leasing the transmission lines.

     Additionally, ILECs typically charge both a start-up fee as well as a monthly recurring fee for use of their central offices for collocation of CLEC transmission equipment. By physically collocating its transmission equipment in or near existing ILEC switching offices, Birch will have more direct control over its ILEC links for both unbundled loops and trunking facilities. Birch will also be required to invest in transmission and distribution electronics equipment associated with its switches.

     The Company's primary long distance expenses are expenses associated with the Company's leased long distance network. For calls terminating outside of Birch's network, long distance carriers are used to provide services.

     Birch's primary expense associated with providing Internet access to its customers is the cost of leasing transmission facilities. Birch's primary expense associated with CPE is the cost of purchasing equipment from manufacturers and labor for equipment installation.

     Selling, General and Administrative Expenses. Birch's selling, general and administrative expenses include its selling and marketing costs and customer service, billing, corporate administration, personnel and network maintenance expense.

     Birch employs a direct sales force in each of its target markets. To attract and retain a highly qualified sales force, Birch offers its sales personnel a compensation package that emphasizes commissions. Birch expects to incur significant selling and marketing costs as it continues to expand its operations.

     Birch has implemented and continues to refine tailored systems for operations support systems and other back office systems that provision and track customer orders from point of sale to the installation and testing of service. Along with the development cost of these systems, Birch will also incur ongoing expenses for customer service and billing systems. As Birch's strategy stresses the importance of personalized customer service, Birch expects that its customer service department will become a larger part of Birch's ongoing administrative expenses. Birch also expects billing costs to increase as its number of customers and the call volume increases. Birch incurs other costs and expenses, including the costs associated with the maintenance of its network, administrative overhead, office leases and bad debt. Birch expects that these costs will grow significantly as it expands its operations and that administrative overhead will be a large portion of these expenses during the expansion phase of Birch's business. However, Birch expects these expenses to become smaller as a percentage of Birch's revenue as Birch builds its customer base.

RESULTS OF OPERATIONS

BIRCH TELECOM, INC.

  Nine Months Ended September 30, 1998 compared to the Nine Months Ended September 30, 1997

     Revenue. Revenue was $17.2 million for the nine months ended September 30, 1998 compared to $0 for the nine months ended September 30, 1997, principally as a result of the Merger, Boulevard, Telesource and TFSnet acquisitions and opening five new markets in 1998. On a pro forma basis, revenue for the nine months ended September 30, 1998 would have been $20.3 million.

     Cost of services. Cost of services was $12.2 million for the nine months ended September 30, 1998 compared to $0 for the nine months ended September 30, 1997, principally as a result of the Merger, Boulevard, Telesource and TFSnet acquisitions and opening five new markets in 1998. Gross margin for the nine months ended September 30, 1998 was $5.0 million, or 29.0% of revenue. On a pro forma basis, cost of services for the nine months ended September 30, 1998 would have been $14.1 million and gross margin would have been $6.3 million, or 30.9% of revenue.

     Selling, general and administrative expenses. Selling, general and administrative expenses were $8.8 million for the nine months ended September 30, 1998 compared to $1.2 million for the nine months ended September 30, 1997. These expenses increased principally as a result of the Merger, Boulevard, Telesource and TFSnet acquisitions and opening five new markets in 1998. Additionally, the Company expanded its engineering and operations staff in preparation for switch deployment. EBITDA was $(3.8) million for the nine months ended September 30, 1998 compared to $(1.2) million for the nine months ended September 30, 1997. On a pro forma basis, selling, general and administrative expenses for the nine months ended September 30, 1998 would have been $9.7 million and EBITDA would have been $(3.4) million.

     Depreciation and amortization. Depreciation and amortization was $1.2 million for the nine months ended September 30, 1998 compared to $19,000 for the nine months ended September 30, 1997, most of which was attributable to the fixed and intangible assets acquired in the Merger, Boulevard, Telesource and

TFSnet acquisitions. On a pro forma basis, depreciation and amortization for the nine months ended September 30, 1998 would have been $2.1 million primarily as a result of the amortization of Merger-related intangibles and deferred debt cost.

     Interest expense. Interest expense was $4.5 million and interest income was $1.7 million for the nine months ended September 30, 1998 compared to interest income of $8,000 for the nine months ended September 30, 1997, primarily as a result of the interest expense related to the Notes and interest income from the proceeds of the Notes. On a pro forma basis, net interest expense for the nine months ended September 30, 1998 would have been $15.1 million, primarily reflecting interest expense in connection with the Notes.

     Income taxes. Income taxes were $0 for the nine months ended September 30, 1998 and 1997 and on a pro forma basis.

     Net loss. Net loss was $7.9 million for the nine months ended September 30, 1998 compared to $1.2 million for the nine months ended September 30, 1997, as discussed above. On a pro forma basis, net loss for the nine months ended September 30, 1998 would have been $20.6 million as discussed above.

  Year Ended December 31, 1997

     Revenue. Revenue for the year ended December 31, 1997 was $0. On a pro forma basis after giving effect to the Transactions, revenue for the year ended December 31, 1997 would have been $18.1 million.

     Cost of services. Cost of services for the year ended December 31, 1997 was $0. On a pro forma basis, cost of services for the year ended December 31, 1997 would have been $12.7 million and gross margin would have been $5.4 million, or 29.7% of revenue.

     Selling, general and administrative expenses. Selling, general and administrative expenses were $1.8 million for the year ended December 31, 1997 related to the developmental costs of Birch Telecom, Inc.'s business. EBITDA was $(1.8) million for the year ended December 31, 1997. On a pro forma basis, selling, general and administrative expenses for the year ended December 31, 1997 would have been $6.3 million and EBITDA would have been $(955,000).

     Depreciation and amortization. Depreciation and amortization was $27,000 for the year ended December 31, 1997. On a pro forma basis, depreciation and amortization for the year ended December 31, 1997 would have been $2.0 million primarily as a result of the amortization of Merger-related intangibles.

     Interest income (expense). Interest income was $14,000 for the year ended December 31, 1997. On a pro forma basis, interest expense for the year ended December 31, 1997 would have been $16.2 million primarily as a result of the Notes.

     Income taxes. Income taxes were $0 for the year ended December 31, 1997 on an actual and pro forma basis.

     Net loss. Net loss was $1.8 million for the year ended December 31, 1997 as discussed above. On a pro forma basis, net loss for the year ended December 31, 1997 would have been $19.2 million as discussed above.

VALU-LINE

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenue. Revenue increased 27.1% to $16.8 million for the year ended December 31, 1997, from $13.2 million for the year ended December 31, 1996, primarily as a result of entering the local service market in March 1997 and long distance volumes increasing faster than the decline in long distance pricing. As a percent of total revenue, communications and other services were 82%, or $13.8 million, and CPE sales were 18%, or $3.0 million compared to 80.9%, or $10.7 million and 19.1%, or $2.5 million, respectively for the year ended December 31, 1997 and 1996.

     Cost of services. Cost of services increased 35.4% to $11.8 million for the year ended December 31, 1997, from $8.7 million for the year ended December 31, 1996 primarily as a result of the increase in revenue. Gross margin increased 11.0% to $5.0 million, or 29.5% of revenue, for the year ended December 31, 1997 from $4.5 million, or 33.8% of revenue, for the year ended December 31, 1996 primarily as a result of relatively low margins generated from resold local service, which was started in March 1997.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased 14.2% to $4.1 million for the year ended December 31, 1997, from to $3.6 million for the year ended December 31, 1996, primarily as a result of sales commissions related to increased business volumes and increased customer service expenditures associated with the commencement of local service. EBITDA decreased 1.7% to $892,000 for the year ended December 31, 1997 from $907,000 for the year ended December 31, 1996 primarily a result of the start-up costs associated with offering local service.

     Depreciation and amortization. Depreciation and amortization increased 9.6% to $341,000 for the year ended December 31, 1997, compared to $311,000 for the year ended December 31, 1996.

     Interest expense. Interest expense was $97,000 for the year ended December 31, 1997 compared to $102,000 for the year ended December 31, 1996.

     Income taxes. Income taxes decreased 9.3% to $186,000 for the year ended December 31, 1997, compared to $205,000 for the year ended December 31, 1996. The effective income tax rate was 41.0% for the year ended December 31, 1997, compared to 41.5% for the year ended December 31, 1996.

     Net income. Net income decreased 7.3% to $268,000 for the year ended December 31, 1997, from $289,000 for the year ended December 31, 1996 as discussed above.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenue. Revenue increased 8.1% to $13.2 million for the year ended December 31, 1996, from $12.2 million for the year ended December 31, 1995, primarily as a result of long distance volumes increasing faster than the decline in long distance pricing. As a percent of total revenue, communications and other services were 80.9%, or $10.7 million and CPE sales were 19.1%, or $2.5 million for the year ended December 31, 1996 compared to 84.8%, or $10.3 million and 15.2%, or $1.9 million, respectively for the year ended December 31, 1995.

     Cost of services. Cost of services increased 5.6% to $8.7 million for the year ended December 31, 1996, from $8.3 million for the year ended December 31, 1995, primarily as a result of the increase in revenue. Gross margin was $4.5 million, or 33.8% of revenue for the year ended December 31, 1996, compared to $3.9 million, or 32.2% of revenue for the year ended December 31, 1995, reflecting the increased margins generated from the installation of a long distance switch in late 1995.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased 1.2% to $3.6 million for the year ended December 31, 1996, from $3.5 million for the year ended December 31, 1995, primarily as a result of expenses related to increased business volumes. EBITDA increased 114.9% to $907,000 for the year ended December 31, 1996 compared to $422,000 for the year ended December 31, 1995 primarily as a result of leasing a long distance switch.

     Depreciation and amortization. Depreciation and amortization increased 64.6% to $311,000 for the year ended December 31, 1996, from $189,000 for the year ended December 31, 1995. The increase in amortization for the year ended December 31, 1996 is primarily a result of incurring a capital lease for a long distance switch in late 1995.

     Interest expense. Interest expense increased 75.9% to $102,000 for the year ended December 31, 1996 from $58,000 for the year ended December 31, 1995 primarily as a result of interest on the long distance switch lease.

     Income taxes. Income taxes increased 153.1% to $205,000 for the year ended December 31, 1996, from $81,000 for the year ended December 31, 1995. The effective income tax rate was 41.5% for the year ended December 31, 1996, compared to 46.3% for the year ended December 31, 1995.

     Net income. Net income increased 207.4% to $289,000 for the year ended December 31, 1996, from $94,000 for the year ended December 31, 1995 as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     During the nine months ended September 30, 1998, net cash used in operating activities was $1.4 million as compared to $1.1 million during the nine months ended September 30, 1997. The 1998 period reflected net losses reduced by non-cash depreciation and increases in accrued expenses. The 1997 period reflected the losses associated with starting the Company.

     During the 1998 period, net cash used in investing activities was $62.6 million as compared to $111,000 during the 1997 period. The 1998 period included $10.0 million for purchases of property and equipment, $7.7 million for purchases of companies, and $43.6 million for net purchases of restricted securities related to the Private Offering. Management anticipates that cash used for the purchase of property and equipment will continue to increase.

     Cash provided by financing activities was $117.1 million during the 1998 period as compared to $1.8 million in the 1997 period. During the 1997 period, the Company sold equity securities worth $1.8 million. In February and March of 1998, Birch raised approximately $12.4 million in a private placement of its Series B Preferred Stock and the Convertible Notes. In June 1998, the Company sold the Notes for net proceeds of $110.2 million.

     The first six interest payments related to the Notes will be funded by the Pledged Securities. Beginning in December 2001, the Company will be required to make semi-annual interest payments of $8.1 million related to the Notes. A lump sum principal payment is due in June 2008. Additional interest expense may be incurred in connection with the funding of future capital requirements.

     The impact on future results of operations due to interest expense related to the Notes is estimated to be approximately $16.1 million per year.

     The expansion of Birch's business will require significant capital to fund capital expenditures, working capital needs, debt service and the cash flow deficits generated by increasing operating losses. Birch's principal capital expenditure requirements include the purchase and installation of switches and transmission equipment collocated in ILEC central offices and the further development of operations support systems and other automated back office systems. Management does not expect that the growth of Birch's long distance and CPE business will require significant capital expenditures. See "Use of Proceeds."

     Birch currently estimates that the cash required to fund capital expenditures for its expansion plans will be approximately $25.0 million for 1998 and $80.0 million in 1999. Actual capital expenditures may increase substantially if the Company consummates any significant acquisitions or deploys additional switches or if current deployment schedules are revised. The proceeds from the Notes will not be sufficient to fund Birch's projected capital expenditures beyond the next nine months and the Company will be required to seek additional financing in the near term to implement its current business plan and to pursue planned expansion into Texas. The Company does not currently have any planned sources of additional capital. When the Company is required to seek additional financing, it may be required to, among other things, refinance its existing indebtedness and incur bank debt (if permitted by the terms of the Indenture). There can be no assurance that any of the foregoing alternatives will be available to the Company or that Birch will be able to raise additional capital on satisfactory terms or at all. See "Risk Factors -- Need for Additional Financing."

     Birch expects to make significant capital outlays for the foreseeable future in order to continue the development activities called for in its current business plan and to fund expected operating losses. In order for the Company to implement its current business plan and finance its projected capital expenditures for 1999 and thereafter, Birch will be required to seek and obtain significant amounts of additional financing (debt and/or equity) within the next nine months. The Company's expansion into Texas is dependent upon raising substantial additional financing in the near term. If Birch's plans or assumptions change, if its assumptions prove to be inaccurate, or if it experiences unanticipated costs or competitive pressures, Birch will be required to seek additional capital sooner than currently anticipated, possibly within the next six months. In particular, if Birch elects to pursue significant additional acquisition opportunities or to deploy more switches than currently planned, its cash needs may be increased substantially. There can be no assurance that Birch's current projection of cash flow (and losses) from operations (which will depend upon numerous future factors and conditions, many of which are outside of Birch's control) will be accurate. Because Birch's cost of developing new networks and services, funding other strategic initiatives and operating its business will depend on a variety of factors (including, among other things, the number of subscribers and the service for which they subscribe, the nature and penetration of services that may be offered by Birch, regulatory changes, and actions taken by competitors in response to Birch's strategic initiatives), it is almost certain that actual costs and revenue will vary from expected amounts, very likely to a material degree, and such variations are likely to affect Birch's future capital requirements. The proceeds from the Notes will not be sufficient to fund Birch's current business plan beyond the next nine months. As a consequence, Birch intends to seek additional debt and/or equity financing to fund Birch's liquidity needs after the use of the proceeds from the Notes. There can be no assurance that Birch will be able to raise additional capital on satisfactory terms or at all. If Birch is unable to raise additional capital, Birch will deploy fewer switches and/or enter fewer new markets than currently planned. If Birch decides to raise additional funds through the incurrence of debt, its interest obligations will increase and it may become subject to additional or more restrictive financial covenants. For example, Birch's ability to access the cash flow of its subsidiaries may be restricted by such future debt covenants. See "Risk
Factors -- Holding Company Structure; Effective Subordination and Ranking." In the event that Birch is unable to obtain such additional capital or to obtain it on acceptable terms or in sufficient amounts, Birch will be required to delay the development of its network or take other actions that could have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes. In addition, Birch may, from time to time or on one or more occasion, elect to repurchase a portion of the Notes in the open market.

     The ability of Birch to fund the capital expenditures and other costs contemplated by its business plan and to make scheduled payments with respect to the Notes, will depend upon, among other things, its ability to seek and obtain additional financing within the next nine months, to implement its business plan, to deploy its network and expand its operations and to obtain and retain a significant number of customers in its target markets, and the future operating performance of Birch and its subsidiaries. Each of these factors is, to a large extent, subject to economic, financial, competitive, political, regulatory and other factors, many of which are beyond Birch's control. Birch expects that it will generate operating losses for the foreseeable future and that its business will not generate positive cash flow for the foreseeable future. In addition, the Company will require significant amounts of additional financing, which may not be available, before it will be able to generate positive cash flow. No assurance can be given that Birch will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal of, and interest and Liquidated Damages, if any, on, the Notes. If Birch is unable to generate sufficient cash flow from operations to service its indebtedness, including the Notes, it may have to modify its growth plans, limit its capital expenditures, restructure or refinance its indebtedness or seek additional capital or liquidate its assets. There can be no assurance (i) that any of these strategies could be effected on satisfactory terms, if at all, in light of Birch's high leverage or (ii) that any such strategy would yield sufficient proceeds to service the Notes. In such event, purchasers of Notes may suffer a complete loss of their investment. See "Risk Factors."

YEAR 2000 ISSUE

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of Birch's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The Company anticipates spending $15 million on new systems through the end of 1999 from funds provided by the Private Offering or from new sources of capital. Specific expenditures for Year 2000 costs are not being made related to the new systems. The Company has completed its assessment on the consequences of the Year 2000 on information technology systems. As the Company has a relatively short history, virtually all systems are newly created or are being created. During the information technology development, Year 2000 issues have been consistently addressed. The new information technology systems will, in certain cases, replace systems of acquired companies in order to provide consistent and integrated systems. The acquired companies' systems are not all Year 2000 compliant, however, these systems will be replaced by the third quarter of 1999. If all such systems are not replaced and Year 2000 issues occur, significant disruption to the Company's operations could occur. The most significant system of the acquired companies relates to the provisioning and billing of resale local and long distance services which, if not replaced, could prevent the Company from billing or provisioning service to existing and future customers. Installation of the integrated billing and provisioning system is on schedule to date.

     Other non-information technology systems which may be affected by the Year 2000 issue include systems provided to the Company by third parties. The most significant third party systems are those which operate Southwestern Bell's interfaces and billing records, switching equipment and customer premise equipment. The Company has been assured by significant third parties that Year 2000 compliance will be accomplished by the end of 1999. If such compliance is not achieved by these third parties, it would have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes.

ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Both are required for financial statements in fiscal years beginning after December 15, 1997. SFAS No. 130 requires comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. Adoption of this statement had no material impact on the Company's consolidated financial position, results of operations or cash flows. SFAS No. 131 requires entities to disclose financial and detailed information about its operating segments in a manner consistent with internal segment reporting used by the Company to allocate resources and assess financial performance. The Company has determined that additional disclosures will not be required under SFAS No. 131.

                                    BUSINESS

GENERAL

     Birch is a rapidly growing CLEC serving small to mid-sized business and, to a lesser extent, residential customers in selected markets in Missouri and Kansas. As of September 30, 1998, Birch had over 20,000 customers. The Company provides its customers with a full range of telecommunications services, including local and long distance service, CPE and, in selected markets, Internet access service. Since it began offering local service in March 1997, Birch has increased aggregate local access lines to over 30,000, making it one of the largest CLECs in the territory served by SWBT. On a pro forma basis, the Company's revenue for the nine months ended September 30, 1998 would have been $20.3 million and the Company's net losses for the nine months ended September 30, 1998 would have been $20.6 million.

     Birch currently provides local, and long distance and CPE services in Missouri and Kansas, including Kansas City, St. Louis and St. Joseph, Missouri and Wichita, Topeka, Manhattan, Lawrence, Emporia, Salina and Dodge City, Kansas, and Internet access in selected markets in Kansas. The Company intends to provide service in 12 markets in Texas by the end of 1999. Birch currently operates a long distance switch in Wichita, Kansas and is in the process of installing and testing a Lucent Series 5ESS(R)-2000 digital switch in Kansas City, Missouri. The Company also intends to deploy additional switches in St. Louis, Missouri and Wichita and Topeka, Kansas, during the next six to nine months, and, subject to obtaining additional financing, anticipates deploying additional switches in other markets in Missouri, Kansas and Texas commencing in 1999.

     The Company believes that deregulation of the telecommunications industry has created opportunities for providers who deliver simple, integrated services at a price lower than the ILECs. Birch believes that other CLECs have concentrated primarily on the largest cities and largest customers and have focused primarily on the construction of fiber-optic networks in concentrated business districts. This has created an opportunity for CLECs that focus on underserved customers, such as small and mid-sized businesses in larger cities and all customers in smaller metropolitan areas. Birch provides services to these customers through a combination of owned and leased network facilities and resold services. Management believes that the Company's comprehensive portfolio of telecommunications services, competitive pricing, local market expertise and superior customer service provide it with a competitive advantage over the ILECs, CLECs, IXCs, and other telecommunications providers against which the Company competes.

MARKET OPPORTUNITY

     The Company plans to concentrate its activity in the five-state region of Missouri, Kansas, Texas, Arkansas and Oklahoma which is dominated by SWBT and GTE for local services and IXCs such as AT&T, MCI, Sprint and WorldCom for long distance services. Based on data provided by the FCC in the Report, Birch estimates its addressable telecommunications services market opportunity (defined as total wireline intrastate and interstate telephone revenue in Birch's targeted five-state region) to be approximately $21.4 billion, or 11.6% of the U.S. total of $184.0 billion, in 1996. As of December 31, 1996, there were approximately 18.3 million access lines in Birch's targeted five-state region, representing 11.6% of the U.S. total of 157.4 million. The FCC data contained in the Report on which Birch's estimate of addressable telecommunications services market opportunity is based do not include the Internet access and CPE markets in which Birch competes.

BUSINESS STRATEGY

     Birch's objective is to be a leading provider of telecommunications services to small and mid-sized businesses in its target markets. The key components of Birch's strategy are:

  Provide a Broad Set of Services.

     Management believes that Birch currently offers the most comprehensive array of telecommunications services of any provider in its markets. The Company's service offerings include local and long distance
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

service, CPE and, in selected markets, Internet access service. The Company offers its services through a single sales representative, a single customer service number and a single, integrated invoice. Birch targets customers who prefer uncomplicated, personal service from a dependable provider.

  Target Underserved Customers.

     Management believes that there is an opportunity to serve small and mid-sized businesses in its larger markets and all business and residential customers in its smaller markets. Management believes that small and mid-sized businesses are neglected by the ILECs and CLECs serving larger metropolitan areas and that Birch's smaller target markets are currently underserved by SWBT. The Company believes it devotes more attention to its customers during the sales process, provides superior ongoing customer service and provides a more comprehensive product offering than do ILECs and other direct competitors. See "Business -- Sales and Marketing" and " -- Operations."

  Own Strategic Network Assets.

     The Company is deploying a capital efficient network and will own assets it considers strategic -- primarily central office facilities that include switches and Internet access servers -- while leasing a majority of its transmission capacity. Management believes this strategy will yield several advantages, including the ability to: (i) achieve higher gross margins on local service (approximately 60% versus approximately 10% on pure resale); (ii) collect access charges for the local portion of long-distance calls made or received by Birch customers; (iii) collect reciprocal compensation (the compensation paid to and from a CLEC and the ILEC for termination of a local call on each other's network); and (iv) provide local services on a wholesale basis to other telecommunications carriers.

  Employ a Direct Sales Force with Extensive Local Market Experience.

     Management believes that the Company's success in a particular market is enhanced by employing a commission-based sales force with extensive local market and telecommunications sales experience supported by experienced customer service personnel. Salespeople with experience in a particular market provide Birch with extensive knowledge of its target customer base and in many cases already have existing relationships with target customers.

  Build Regionally Clustered Operations.

     Birch is focusing on developing dense coverage of particular regions clustered around core target markets. This density of coverage is expected to yield many benefits, including economies of scale in management, network operations, sales and marketing. Additional benefits include brand awareness throughout the region and a manageable scope of operations.

  Leverage Experience with SWBT.

     The Company intends to leverage its experience with SWBT to enter its target markets as quickly as possible. Birch was among the first CLECs to develop electronic provisioning systems for resale of SWBT services. Birch's Emporia service center served as a beta test site for certain SWBT electronic interfaces. Development of these provisioning systems is critical for carriers seeking to grow rapidly. As a result of its experience with SWBT, Birch is positioned to roll out services to additional SWBT markets more rapidly and with less expense and uncertainty than it would face in a new market with a different ILEC.

     The Company expects to grow through the development of new markets and through increased sales and marketing efforts in its current markets. The Company will also have opportunities to expand its reach through acquisitions or joint ventures that bring Birch an existing customer base, a new target market or business and technological capabilities that complement its business objectives. The Company intends to pursue acquisition candidates that offer one or more of these benefits as opportunities arise. Birch currently has no definitive agreement with respect to any acquisition or joint venture, although from time to time it has discussions with

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

other companies and assesses opportunities on an ongoing basis. See "Prospectus Summary -- Recent Developments" and "Risk Factors -- Risks Associated with Acquisitions."

PRODUCTS AND SERVICES

     Birch's products and services are designed to appeal to customers who not only rely on their telecommunications networks but who also value integrated product packages from a single provider.

  Bundled Local and Long Distance

     Birch provides a complete set of local and long distance services. The local services are currently resold from SWBT and therefore match the offerings of that provider. Birch services feature simple long-distance pricing structures and simple percentage discounts (compared to SWBT) that increase with contract term. All Birch services are billed on a single invoice and customer inquiries are directed to a single customer service number. Conversion of local service to Birch is typically seamless and is accomplished in less than a week from order receipt.

     Long distance calling services include outbound, toll free (800/888), and calling card. Customers may subscribe to long distance services provided by IXCs upon request.

  Enhanced Local and Long Distance Packages

     Taking advantage of its own switches, Birch intends to introduce simplified service packages that combine popular custom calling features such as Call Waiting and Caller ID.

  Internet Services

     Birch intends to provide both dial-up and dedicated Internet access services. Its recently formed Internet Services Division is developing web hosting, web-site design and Intranet development services. Birch anticipates that its targeted customers will use the Internet as their primary wide-area data network, and therefore expects their Internet requirements to grow both in terms of access capacity and in the sophistication of related Internet services.

  Shared Tenant Services

     Through its recent acquisition of Boulevard, Birch provides fully integrated local, long distance and CPE services in the greater Kansas City metropolitan area. Customers pay a monthly fee based solely on the number of telephone stations they require and the amount of long distance traffic they generate.

  Customer Premises Equipment

     Birch sells and services CPE, including key systems, PBXs, and voice-mail systems, and provides inside-wire services for commercial accounts, including wiring for data networking. Birch serves as an authorized equipment distributor for Northern Telecom, Inc. ("NORTEL"), Toshiba America Information Systems, Inc. and NEC America Inc.

SALES AND MARKETING

  Sales

     Birch has a direct sales force of 51 representatives operating from nine offices throughout Missouri and Kansas. Of these, three primarily sell CPE and the remainder sell Birch's bundled local and long-distance products. Birch intends to add approximately 20 salespeople during the remainder of 1998.

     Although Birch's strategy is to focus on simple account conversions in its targeted small to mid-size business segment, Birch seeks to establish a solid, long-term relationship with customers, and has developed a commission structure that it believes will enable it to attract experienced, productive sales people. The Company's commission structure incorporates both a revenue and a local-line quota, and is based on

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

productivity parameters. Birch's sales managers are experienced in disciplined, activity-based sales management.

     In the past, Birch did not actively market to residential customers, but found that its other sales and promotional efforts attracted residential customers, many of whom are owners or employees of businesses using Birch's services. Birch currently is developing marketing efforts targeted at residential customers.

  Advertising and Promotion

     Birch conducts an extensive grassroots marketing campaign in its local markets, making use of advertising and public relations to position itself in the small to mid-size business sector and contrasting its product and service attributes with that of SWBT. This grassroots campaign includes sponsorship of major local events and affiliations with local organizations. Management believes that Birch's willingness to serve residential subscribers -- unlike many CLECs -- creates a greater interest in Birch's development among the news media and general public. In the past, Birch market launches have been accompanied by extensive local media coverage.

     In keeping with Birch's philosophy of being accessible to its customers, Birch establishes local sales and customer service offices, open to walk-in traffic, in high-profile locations. Birch believes that it is one of the only providers of local telephone service that maintains an office in the cities and towns in many of its markets.

  Pricing

     Price continues to be an important factor in the telecommunications industry. Birch does not intend to position itself as the cheapest provider of services, especially with respect to its long-distance product. Birch targets customers who value the service and convenience of its offerings. Customers who have the highest price sensitivity are likely to move frequently among providers, driving up churn rates. Birch has historically experienced a low churn rate, and believes the key to this has been setting reasonable price discount expectations and then meeting them.

BIRCH NETWORK FACILITIES

  Ownership of Strategic Facilities

     Using its own switches and leased transmission lines, Birch is in the process of deploying advanced voice and data telecommunications networks throughout each of its target markets. The heart of the Birch network will be the switch, which will permit Birch to provide both local and long distance services on the same switching platform. Birch has a five-year purchase agreement with Lucent that allows it to purchase switching equipment at a deep discount from published list prices and that contains no minimum purchase requirements. Birch believes that it will be able to better match its capital expenditures to its revenue opportunities by leasing transmission lines and through its purchasing agreement with Lucent.

     Birch currently operates a long distance switch in Wichita, Kansas. Birch and Lucent engineers are currently installing Birch's first local and long distance switch in Kansas City, Missouri, which is scheduled to be operational in September 1998. Additional Lucent switches are scheduled for St. Louis, Missouri and Wichita (replacing the existing long-distance switch) and Topeka, Kansas, during the next six to nine months. Birch plans to deploy switches in additional cities during the remainder of 1999. Smaller cities may be served with remote switching modules connected to nearby full-function switches which will support a full array of calling features.

     Birch is also investing in collocation facilities at SWBT's main central offices. Collocation "cages" will allow Birch to utilize electronic equipment that connects to both individual SWBT "unbundled loops" and SWBT's higher capacity unbundled T1 facilities. Management believes that utilizing SWBT's transmission lines will allow Birch to avoid the extensive capital costs of complete network construction and enable it to build its market share unencumbered by a lengthy construction program. Electronic equipment in collocation cages will be connected to Birch's switches via leased fiber lines.

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

     At the customer's premises, Birch intends to connect unbundled loops directly to customer-owned equipment. However, there will be instances when Birch deploys electronic equipment (intelligent channel banks, access concentrators or digital subscriber line ("DSL") equipment) that concentrate traffic from one or more customers and enable Birch to obtain higher capacity from raw ILEC transmission lines.

     Birch intends to deploy advanced Internet Service Nodes alongside its switches, making use of the same monitoring, environmental control and power infrastructure that supports the switch. The ability to multiplex voice and data traffic over its leased transmission lines and route that traffic at its switching facility with digital cross connect electronics will enable Birch to offer both advanced voice and data services.

     The figure below sets forth the elements of the Company's network.

                         Birch Telecom, Inc. Flow Chart

  Leasing of Transmission Facilities

     Birch believes its choice to lease rather than build transmission facilities will give it several key advantages. Within cities, first-generation CLECs continue to specialize in deploying fiber networks to areas with dense business clusters. Management believes that this trend, coupled with federally mandated unbundling of ILEC networks, the introduction of DSL technology (which creates greater capacity over the existing copper networks), and the development of a variety of wireless transmission services, gives Birch access to needed transmission facilities at a competitive price through leasing. Similarly, management believes that the rapid increase in the capacity of long-distance networks renders direct ownership of these facilities unnecessary for Birch.

     Leasing rather than building transmission lines supports Birch's strategy of rapid market development. Sales activity is not constrained by network construction, and Birch's services can generally be made available throughout a metropolitan area rather than at a limited number of locations.

  Benefits of Traffic Aggregation

     Because of Birch's concentrated regional focus and its wide service array, management believes it will be able to generate relatively large volumes of network traffic between the cities in its region, enabling it to lower its unit cost of long-haul capacity. As Birch deploys Internet Service Nodes throughout the region, Management believes unit cost will continue to decrease.

  Success-based Capital Requirements

     Management believes that one of the benefits of its chosen network architecture is that much of its capital requirement will be success-based. Birch believes it will be able to avoid the risky deployment of capital and market development delays associated with extensive fiber-network construction. Management believes that focused capital spending for strategic assets such as switches and Internet servers will allow Birch

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

to achieve higher gross margins versus resellers while incurring lower capital outlays as compared to full-facilities-based CLECs.

OPERATIONS

  Emporia Service Center

     Central to Birch's ability to offer excellent service and support its growth is its Emporia service center which has been operational since 1982. This center processes orders, interfaces with SWBT's operational support systems, provides customer service, trouble resolution, billing and collection for all of the Company's markets. The service center has provisioned as many as 2,500 local lines in a month, and since then, the workforce has been expanded by approximately 100% to support the acceleration in market rollouts.

     The Emporia service center provides rapid, human assistance, rather than the automated, cumbersome customer interface currently used by SWBT. Birch customers are given a single number for all customer contact, and the center meets Birch's goal of providing "one-call solution" on the large majority of inquiries. The center's workforce is highly skilled in meeting customers' needs, and annual employee turnover has been minimal.

  Kansas City Network Control Center

     Under construction in Kansas City is Birch's Network Control Center, an around-the-clock operation that will monitor the health of the entire Birch infrastructure, including leased facilities and data networks. This facility is scheduled to open concurrently with the in-service date of Birch's first switch in Kansas City during 1998.

  Field Technical Operations

     Birch's field technicians service both Birch's network and customer-owned facilities. Their areas of expertise include installation, repair and maintenance of all major types of telecommunications network elements, including digital switches, transmission equipment, PBXs, key systems, data equipment and inside wiring, including wiring for data networking. Birch believes that having a skilled, in-demand workforce gives it a substantial advantage over CLECs who limit their offerings to network services and therefore do not have a significant field technical capability. Field technicians are often the most respected source of advice for small business customers on telecommunications. Management believes that having this point of customer contact supports Birch's goal of total service for its customer base and strengthens customer loyalty.

INFORMATION SYSTEMS

     Birch's integrated systems have been the key to its ability to provide single-invoice billing and support its "one-call solution" customer service, giving it an advantage over ILECs who have difficulty with this challenge of integration across their many legacy systems.

     Birch's integrated customer service, ordering, provisioning, trouble tracking and billing systems are Birch proprietary systems, and are managed and upgraded by personnel at its Emporia service center. This operation served as a beta test site for several of SWBT's operation support systems' electronic interfaces for provisioning, trouble management and billing -- making Birch one of the first CLECs to have such interfaces with SWBT. Birch believes its ability to improve continually this interface with SWBT will afford it a competitive advantage over other CLECs in its region.

     Work is underway on an upgrade of Birch's information systems that management believes will add capabilities of multi-state management of its local networks, automate the provisioning process and improve Birch's billing capabilities. These upgrades will be accomplished through the licensing of industry-leading operations support systems and billing systems, with Birch personnel responsible for integrating these modules with each other and with its current systems.

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

REGULATION

  Overview

     Telecommunications services provided by Birch are subject to regulation by federal, state and local government agencies. At the federal level, the FCC has jurisdiction over interstate and international services. Jurisdictionally, interstate services are communications that originate in one state and terminate in another. Intrastate services are communications that originate and terminate in a single state. State regulatory commissions ("State PSCs") exercise jurisdiction over intrastate services. Additionally, municipalities and other local government agencies may regulate limited aspects of Birch's business, such as use of government-owned rights-of-way, and may require permits such as zoning approvals and building permits.

  Removal of Entry Barriers

     Federal law prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any entity from providing interstate or intrastate telecommunications services. This should enable Birch to provide a full range of local telecommunications services in any state. This also reduces the barriers to entry by other potential competitors and therefore increases the level of competition Birch will likely face in all its markets. Operating companies providing telecommunications services in the five states in which the Company is targeting are required to obtain certification or register prior to offering service, but the Telecommunications Act limits the ability of a state to deny a request by the Company to enter a particular market.

  Interconnection with ILEC Facilities

     A CLEC cannot compete effectively with an ILEC in switched local telephone services unless it is able to connect its facilities with the ILEC and obtain access to certain essential services and resources under reasonable rates, terms and conditions. The Telecommunications Act imposes a number of access and interconnection requirements on all local exchange carriers ("LECs"), including CLECs, with additional requirements imposed on ILECs. These requirements will provide access to certain networks under reasonable rates, terms and conditions. Specifically, all LECs, including the Company, must provide the following:

     - Telephone Number Portability. Telephone number portability enables a customer to keep the same telephone number when the customer switches LECs.

     - Dialing Parity. All LECs must provide dialing parity, which means that a customer calling to or from a competing LEC network cannot be required to dial more digits than would be required for a comparable call originating and terminating on the other LEC's network.

     - Reciprocal Compensation. The duty to provide reciprocal compensation means that a carrier must terminate calls that originate on another carrier's network in exchange for compensation.

     - Resale. LECs generally may not prohibit or place unreasonable restrictions on the resale of their services by other carriers.

     - Access to Rights-of-Way. All LECs must provide access to their poles, ducts, conduits and rights-of-way to competing carriers on a reasonable, nondiscriminatory basis.

     In addition, ILECs must offer local exchange services to resellers at a wholesale rate that is less than the retail rate charged to end users. The states are charged with determining the size of this discount. ILECs also must offer access to various unbundled elements of their network. This requirement allows new entrants to purchase at cost-based rates elements of an ILEC's network that may be necessary to provide service to a new entrant's customers. While ILECs are generally required to offer to CLECs interconnection, including reciprocal compensation for mutual termination of traffic, unbundled network elements and services that can be resold by CLECs, ILEC-CLEC interconnection agreements may have short terms, requiring the CLEC to renegotiate the agreements. See "-- Terms of Birch Interconnection Agreements." ILECs may not provide timely provisioning or adequate service quality, thereby impairing a CLEC's reputation with customers who can easily switch back to the ILEC. In addition, the prices set in the agreements or through State PSC arbitration proceedings may be subject to changes mandated by state regulatory commissions as they develop permanent rules governing interconnection.

     All LECs must phase in a long-term service provider number portability method in the coming months. Specifically, each LEC must make number portability available within six months after receiving a specific request by another telecommunications carrier. Until long-term service number portability is available, all LECs must provide currently available number portability measures as soon as reasonably possible after specific request from another carrier.

     On July 16, 1997, the U.S. Court of Appeals for the Eighth Circuit (the "Eighth Circuit") vacated certain portions of the FCC rules governing interconnection between CLECs and the ILECs. The Eighth Circuit decision created uncertainty about individual states' rules governing the pricing, terms and conditions of interconnection agreements, and may make negotiating and enforcing such agreements more difficult and protracted. The U.S. Supreme Court accepted for review the Eighth Circuit's decision but is not expected to issue a decision before the end of 1998.

     On August 22, 1997, the Eighth Circuit issued an order vacating the FCC's dialing parity rules to the extent they apply to intrastate traffic and certain non-toll interstate services. On October 14, 1997, the Eighth Circuit vacated an FCC rule that obligated ILECs, under certain circumstances, to provide combinations of network elements, rather than provide them individually. This decision may make it more difficult or expensive for competitors to use combinations of ILEC elements.

     There is uncertainty as to how future decisions by the states, the courts and the FCC will affect these rules. Finally, continuing challenges to state and federal rules and policies and individual actions by State PSCs could cause Birch to incur substantial legal and administrative expenses.

     In June 1997, SWBT notified Birch and other CLECs in SWBT's service territory that it would not pay or collect reciprocal compensation under interconnection agreements for traffic terminated at an ISP. On December 31, 1997, Birch filed a petition with the Missouri Public Service Commission to arbitrate the terms of an interconnection agreement between Birch and SWBT. In its pleading, Birch claimed, among other things, that ISP traffic is local in nature, and that the rate of reciprocal compensation payments for traffic to an ISP should be the same as the rate for other local calls. On April 23, 1998, the Missouri Public Service Commission ordered the parties, pending final resolution of these issues by the FCC, to compensate each other for ISP traffic at the same rate as is applicable to other local calls. If a decision adverse to Birch is issued on any appeal or review of the order of the Missouri Public Service Commission or by the FCC, the ability of Birch to serve existing and future ISP customers profitably would be limited, which could have a material adverse effect on Birch's business, operating results and financial condition and its ability to achieve sufficient cash flow to service the Notes. See "Risk
Factors -- Reciprocal Compensation for Internet Access."

  Terms of Birch Interconnection Agreements

     On March 31, 1997, Birch entered into a Resale Agreement (the "Kansas Resale Agreement") with SWBT providing the right to purchase SWBT's local telecommunications services in Kansas at the state-specific wholesale discount percentage (initially 14.9% and increased to 21.6% in December 1997). The Kansas Resale Agreement continues in force until either party gives the other at least 60 days notice of its intention to terminate. On August 18, 1997, Birch entered into a Resale Agreement (the "Missouri Resale Agreement") with SWBT providing the right to purchase SWBT's local telecommunications services in Missouri at the state-specific wholesale discount percentage (currently 13.2%, although Birch presently is working with SWBT to adopt the 19.2% wholesale discount ordered by the Missouri Public Service Commission in subsequent proceedings). The Missouri Resale Agreement continues in effect until either party gives at least 60 days notice of termination to the other. Notwithstanding the foregoing, if SWBT seeks to terminate the Missouri Resale Agreement upon 60 days notice, the Missouri Resale Agreement will remain in effect until a replacement agreement has been negotiated by the parties, arbitrated (if necessary to resolve any disputed issues), and approved by the Missouri Public Service Commission.

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

     From August through December, 1997, Birch negotiated the terms of an Interconnection Agreement for Missouri (the "Missouri Interconnection Agreement") with SWBT. Birch and SWBT were able to resolve all issues through the negotiation process except one: the payment of reciprocal compensation for traffic delivered to ISPs. The parties arbitrated that issue before the Missouri Public Service Commission, which ruled in favor of Birch on April 23, 1998. See "Risk Factors -- Reciprocal Compensation for Internet Access" and "-- Legal Proceedings." As a result of the resolution of the ISP reciprocal compensation issue, Birch and SWBT signed the Missouri Interconnection Agreement on May 21, 1998. The Missouri Interconnection Agreement was submitted to the Missouri Public Service Commission for approval on May 22, 1998. The Missouri Interconnection Agreement is comprehensive, covering collocation, interconnection, exchange of traffic between the Birch and SWBT networks, access to rights of way, number portability, and Birch's purchase of unbundled network elements from SWBT for transmission facilities to Birch's customers. The initial term of the Missouri Interconnection Agreement is one year, and thereafter renews automatically until either party gives at least 90 days notice of termination to the other. Notwithstanding the foregoing, if SWBT seeks to terminate the Missouri Interconnection Agreement upon 90 days notice after the initial term, the Agreement will remain in effect until a replacement agreement has been negotiated by the parties, arbitrated (if necessary to resolve any disputed issues), and approved by the Missouri Public Service Commission.

     From December, 1996 through March, 1997, Boulevard negotiated the terms of an Interconnection Agreement (the "Kansas Interconnection Agreement") for Kansas with SWBT. Boulevard and SWBT were unable to resolve several issues through the negotiation process, and arbitrated several issues before the Kansas Corporation Commission, which on July 15, 1997 ruled in favor of Boulevard on nine of the eleven issues submitted to it. Following extensive negotiations and mediation by the Kansas Corporation Commission over contract language to implement the arbitration ruling, Birch, as successor to Boulevard, and SWBT are expected to sign the Kansas Interconnection Agreement in the near future. The Kansas Interconnection Agreement is comprehensive, covering collocation, interconnection, exchange of traffic between the Birch and SWBT networks, access to rights of way, number portability, and Birch's purchase of unbundled network elements from SWBT for transmission facilities to Birch's customers. The initial term of the Agreement is one year, and thereafter renews automatically for two additional one-year periods unless either party gives the other notice of nonrenewal at least 180 days before the end of the current term delineating the items desired to be negotiated. If the party receiving the notice of termination seeks to enter into a new interconnection agreement, negotiations must commence no later than 135 days from receipt of the notice of nonrenewal and the existing interconnection agreement will remain in effect until a replacement agreement has been negotiated by the parties, arbitrated (if necessary to resolve any disputed issues), and approved by the Kansas Corporation Commission.

     Birch is in the process of negotiating the terms of resale and interconnection agreements with SWBT in Texas.

  BOC Entry into New Markets

     Birch's principal competitor in each area it enters is the ILEC. See
"-- Competition." Many of the most significant ILECs, in terms of size and market location, are BOCs. Section 271 of the Telecommunications Act establishes procedures under which a BOC can provide services originating from (and in certain cases, terminating in) its telephone exchange service area ("in-region" interLATA service). BOCs are currently permitted to provide interLATA services to customers outside of their telephone exchange service areas ("out-of-region" interLATA service), and other "incidental" interLATA service. Before a BOC can provide non-incidental in-region interLATA service, it must offer interconnection on terms approved by the State PSC and receive approval from the FCC, with input from the U.S. Department of Justice. The interconnection offered by the ILEC must comply with a "competitive checklist" that incorporates the interconnection requirements discussed above, as well as other requirements. SWBT sought authority pursuant to Section 271 to enter the in-region interLATA market in Oklahoma, and this application was denied by the FCC on June 26, 1997. SWBT has no other Section 271 applications pending before the FCC at this time. See "--Interconnection with ILEC Facilities."

     After receiving approval from the FCC as described above, BOCs will be able to provide in-region interLATA services, which will enable them to provide customers with a full range of local and long distance telecommunications services. The provision of interLATA services by BOCs is expected to reduce the market share of the major IXCs, which may be significant customers of Birch's services. Consequently, the entry of the BOCs into the long distance market may have adverse consequences on the ability of CLECs both to generate access revenue from the IXCs and to compete in offering a package of local and long distance services. No BOC has yet won FCC approval to enter the interLATA market, but industrial analysts believe approval for the first such entry could occur as early as the fourth quarter of 1998.

     The ability of SWBT and other BOCs to gain in-region interLATA entry approval may be affected by a decision of a U.S. District Court in Wichita Falls, Texas on December 31, 1997 (the "SWBT Decision"), holding that Section 271 of the Communications Act, which contains the BOC interLATA restrictions, is a "bill of attainder" which violates the BOCs' constitutional rights. On February 11, 1998, the district court agreed to stay its decision pending appeal to the U.S. Court of Appeals for the Fifth Circuit. If upheld, the SWBT Decision could speed interLATA entry for the BOCs who were parties to the case, including SWBT. On May 15, 1998, the U.S. Court of Appeals for the District of Columbia Circuit found that Section 274 of the Communications Act, which restricts the BOCs' ability to engage in electronic publishing, is not a "bill of attainder" in violation of the U.S. Constitution. The D.C. Circuit's decision is not binding on the Fifth Circuit. The Fifth Circuit has agreed to hear the case on an expedited basis in July, and a decision could be handed down by the end of this year.

     In May, 1998, two BOCs, Ameritech and US West, announced their agreement to market the long-distance services of Qwest Communications Corp. in the BOCs' telephone exchange services territories. The FCC is studying whether such arrangements are permitted by the Telecommunications Act.

  Relaxation of Regulation

     A long-term goal of the Telecommunications Act is to increase competition for telecommunications services, thereby reducing the need for regulation of these services. To this end, the Telecommunications Act requires the FCC to streamline its regulation of ILECs and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. Since Birch considered is a non-dominant carrier and, therefore, is not heavily regulated by the FCC, the potential for regulatory forbearance likely will be more beneficial to the ILECs than Birch in the long run.

     In the exercise of its "forbearance authority," the FCC on October 29, 1996 ordered IXCs to withdraw, and refrain from filing in the future, any interstate tariffs for domestic interexchange services. This order was stayed by the U.S. Court of Appeals for the District of Columbia Circuit on February 13, 1997, pending review. A decision from the Court of Appeals is expected imminently.

     On June 19, 1997, the FCC adopted an order allowing non-dominant (non-ILEC) providers of interstate exchange access services the option of tariffing their services or not filing federal tariffs. The FCC also requested comment on whether to mandate detariffing for interstate exchange access services. Birch currently has no interstate tariffs on file.

     The Telecommunications Act also limits the FCC's ability to review LEC tariff filings, as well as to obtain FCC approval prior to extending lines or commencing service. These changes are likely to have both positive and negative impacts on Birch's ability to compete with other LECs.

  Universal Service and Access Charge Reform

     On May 8, 1997, and in subsequent orders, the FCC made a number of changes to its rules regarding the definition, funding and provision of "universal service," to achieve the Telecommunications Act's goal of preserving and enhancing access to quality services at affordable rates in all regions of the country. Among other things, the FCC ordered that all telecommunications carriers, including CLECs, contribute to universal service subsidies, and that the rules for designating carriers eligible to receive universal service support should not favor one provider over another, such as incumbent LECs over CLECs, nor favor one technology over another.

     In a related proceeding, on May 16, 1997, the FCC issued an order to implement certain reforms to its access charge rules. Access charges are charges imposed by LECs on long distance providers for access to the local exchange network, and are designed to partly compensate the LEC for its investment in the local network. The FCC regulates interstate access and the states regulate intrastate access. The FCC required ILECs to substantially decrease over time the prices they charge for switched and special access and changed how access charges are calculated. These changes are intended to reduce access charges paid by IXCs to LECs and shift certain usage-based charges to flat-rated, monthly per-line charges. To the extent that these rules are effective in reducing ILEC access charges, the ability of Birch to provide customers with lower-cost access services might be impaired. Additionally, the FCC ruled that ILECs may no longer impose certain interconnection charges on competitive providers, such as Birch, that interconnect with the ILEC at the ILEC's end offices but do not use the ILEC's transport facilities.

     The FCC's access charge orders and universal service orders create potential competitive benefits as well as burdens for CLECs such as Birch. These FCC orders are subject to petitions seeking reconsideration by the FCC and petitions for review before U.S. Courts of Appeal. Until the time when any such review, proceeding or appeals are decided, there can be no assurance of how these orders will be implemented, or what effect these orders will have on competition within the telecommunications industry, generally, or on the competitive position of Birch, specifically.

     The FCC has indicated that it intends to begin a rulemaking proceeding during 1998 to reform the federal access charge system. States often mirror these federal rules in establishing intrastate access charges. It is unknown at this time what changes, if any, the FCC may eventually adopt. In addition, some State PSCs, including State PSCs in Missouri, Kansas and Texas, are currently conducting proceedings to preserve universal service and promote the public interest. The actions may impose conditions on the authorizations issued to Birch which could increase the cost to Birch of providing services, or could otherwise affect Birch's flexibility to offer certain services.

  Federal Regulation Generally

     Through a series of proceedings, the FCC has established different levels of regulation for "dominant carriers" and "non-dominant carriers." Only ILECs are classified as dominant; all other providers of domestic interstate services are classified as non-dominant carriers. As a non-dominant carrier, Birch is subject of relatively limited regulation by the FCC. Birch may offer domestic interstate service without prior FCC approval. Birch must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory.

     The FCC has adopted rules requiring ILECs to provide "collocation" to CLECs for the purpose of interconnecting their competing networks. Under the rules adopted by the FCC, ILECs are required to provide either physical collocation or virtual collocation at their switching offices.

     As discussed earlier, all LECs, including CLECs, must make their services available for resale by other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of traffic and provide dialing parity and telephone number portability. ILECs must offer "equal access" to competing IXCs, making it easier for new IXCs to attract customers. The Telecommunications Act requires all telecommunications carriers to contribute to the universal service mechanism established by the FCC and to ensure that their services are accessible to and usable by persons with disabilities. Moreover, the FCC is currently engaged in a number of rulemakings in which it is considering regulatory implications of various aspects of local exchange competition. Any or all of these proceedings may negatively affect CLECs, including Birch.

     The FCC could grant ILECs substantial pricing flexibility with regard to interstate access services. The May 21, 1997 order reforming the FCC's price cap formula affords LECs greater flexibility in establishing rates and provides additional incentives to foster efficiency. To the extent these regulatory initiatives enable or require ILECs to offer selectively reduced rates for access services, the rates Birch may charge for access services will likely be constrained by competitive pressures. Birch's rates also will likely be constrained by the fact that competitors other than the ILECs are subject to the same streamlined regulatory regime as Birch and can price their services to meet competition.

     States who have ruled on the issue treat traffic to ISPs terminated in the local exchange as local calls, for which end user customers normally pay fixed monthly charges or low per minute rates up to a cap. ILECs contend that traffic routed to ISPs is interstate in nature and the charge for such calls should be charged at a different rate. The FCC is considering these arguments. If the FCC changes its policy and requires a different payment arrangement for calls routed to local ISPs, CLECs may no longer receive the benefit of substantial reciprocal compensation call-termination revenue from LECs for CLEC ISP customers whose traffic is mostly inbound (such that CLEC payments to the LEC for terminating calls are minimal). Every state that has considered the issue to date has determined that traffic to ISPs should be treated as local. See "Risk
Factors -- Reciprocal Compensation for Internet Access" and
"-- Regulation -- Interconnection with ILEC Facilities."

     Federal law also protects the privacy of certain information about telecommunications customers that a carrier such as Birch acquires by virtue of its provision of telecommunications services to such customers. Protected information, known as Customer Proprietary Network Information ("CPNI"), includes information related to the quantity, technological configuration, type, destination and the amount of use of a telecommunications service. A carrier may not use the CPNI acquired through one of its service offerings to market certain other service offerings without the approval of the affected customers. These restrictions may affect Birch's ability to market a variety of packaged services to existing customers.

  State Regulation Generally

     Most State PSCs require companies that wish to provide intrastate common carrier services to register or be certified to provide such services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest. States also impose a variety of other requirements, including service quality, universal service and other obligations on CLECs.

     Several states, including Missouri, Kansas and Texas, provide ILECs with flexibility for their rates, special contracts (selective discounting) and tariffs, particularly for services deemed subject to competition. This pricing flexibility increases the ability of SWBT and other ILECs to compete with Birch and constrains the rates Birch may charge for its services. In light of the additional competition that is expected to result from the Telecommunications Act, states may grant ILECs additional pricing flexibility. At the same time, some ILECs may request increases in local exchange rates to offset revenue losses due to competition.

     Birch is currently certified by the Missouri Public Service Commission and the Kansas Corporation Commission to provide both local and long distance service in Missouri and Kansas. Birch is applying for certification to provide local and long distance service in Texas.

Local Regulation Generally

     If Birch desires to install its own transmission facilities, Birch may be required, in certain cities, to obtain from municipal authorities zoning variances, street opening and construction permits, permission to use rights-of-way, and other approvals. Birch also may be required to obtain a franchise to place facilities in public rights of way. In some areas, Birch may be required to pay license or franchise fees for such approvals. There can be no assurances that fees will remain at current levels, or that Birch's competitors will face the same expenses, although the Telecommunications Act does require that any such fees charged by municipalities be reasonable and non-discriminatory as among telecommunications carriers.

COMPETITION

     The telecommunications industry is highly competitive. The Company believes that the principal competitive factors affecting its business will be customer service, accurate billing, variety of services, and, to a lesser extent, pricing levels and clear pricing policies. The ability of the Company to compete effectively will depend upon its continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company. Many of the Company's current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than those of the Company, as well as other competitive advantages over the Company.

  Local Exchange Carriers

     In each of the markets targeted by Birch, Birch will compete principally with the ILEC serving that area, such as SWBT, GTE and Sprint. The Company believes the BOCs' primary agenda is to be able to offer long distance service in their service territories. Industry analysts expect the BOCs to be successful in entering the long distance market in many states by mid-1999. The Company believes the BOCs expect to offset share losses in their local markets by capturing a significant percentage of the in-region interLATA long distance market, especially in the residential segment where the BOCs' strong regional brand names and extensive advertising campaigns may be successful. In the event that the SWBT Decision, which held that the Telecommunications Act's restrictions on the lines of business in which BOCs may engage (including the conditions to the BOCs provision of in-region interLATA telecommunications services) are unconstitutional, is upheld, the BOCs who were parties to the case, including SWBT, could be able to enter the long distance market in their service territories far more quickly than previously anticipated. See
" -- Regulation -- BOC Entry into New Markets."

     As a recent entrant in the telecommunications services industry, Birch has not achieved and does not expect to achieve a significant market share for any of its services in its larger markets. In particular, the BOCs, GTE and other local telephone companies have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of the Company, have the potential to subsidize competitive services with revenue from a variety of businesses and currently benefit from certain existing regulations that favor the ILECs over Birch in certain respects. While recent regulatory initiatives, which allow CLECs such as the Company to interconnect with ILEC facilities, provide increased business opportunities for Birch, such interconnection opportunities have been (and likely will continue to be) accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the ILECs.

     Recent FCC administrative decisions and initiatives have provided ILECs with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services (as opposed to switched local exchange services), the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the operating results and financial conditions of CLECs, including the Company, could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the ILEC, including the Company. See " -- Regulation."

  CLECs/IXCs/Other Market Entrants

     The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market such as AT&T, MCI, GTE and Sprint, and from other CLECs such as Teleport Communications Group Inc. ("Teleport Communications"), Brooks Fiber Properties, Inc. and e.spire

Communications, Inc., resellers of local exchange services, competitive access providers ("CAPs"), cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, a continuing trend toward consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to the Company. For example, in December 1996 WorldCom, a national long distance carrier, acquired Metropolitan Fiber Systems, and in January 1998 AT&T announced its intention to acquire Teleport Communications. These types of consolidations and strategic alliances could put Birch at a competitive disadvantage. The Telecommunications Act includes provisions which impose certain regulatory requirements on all LECs, including CLECs such as the Company, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILECs. The manner in which these provisions of the Telecommunications Act are implemented and enforced could have a material adverse effect on the Company's ability to compete successfully against ILECs and other telecommunications service providers. See " -- Regulation."

     The changes in the Telecommunications Act radically altered the market opportunity for traditional CAPs and CLECs. Due to the fact that most existing CAP/CLECs initially entered the market providing dedicated access in the pre-1996 era, these companies had to build a fiber infrastructure before offering services. Since passage of the Telecommunications Act, many CAPs have added switches to become CLECs to take advantage of the opening of the local market. With the Telecommunications Act requiring unbundling of the LEC networks, CAP/CLECs will now be able to more rapidly enter the market by installing switches and leasing trunk and loop capacity until traffic volume justifies building facilities. Newer CLECs, like the Company and some competitors that Birch may encounter in some of its markets, will not have to replicate existing facilities and can be more opportunistic in designing and implementing networks.

     The Company believes the major IXCs in the short term have a two pronged strategy: (1) to keep the BOCs out of in-region long distance as long as possible and (2) to develop a local resale product with adequate margins to stem BOC attacks on the major IXCs' market position. The Company believes the IXCs' longer term strategy is to develop facilities-based and unbundled local service, an approach already being pursued by WorldCom with the acquisition of Metropolitan Fiber Systems, and more recently by AT&T with its proposed acquisition of Teleport Communications.

     In addition to the CLECs, IXCs and other competitors listed above, the Company may face competition from other market entrants such as electric utilities, cable television companies and wireless companies. Electric utilities have existing assets and low cost access to capital which could allow them to enter a market rapidly and accelerate network development. Cable television companies are also entering the telecommunications market. Some cable television companies are upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. Some cable companies are attempting to offer Internet access and local telephone service over hybrid fiber-coaxial cable systems. Finally, wireless companies have announced intentions to develop wireless technology to be deployed in the United States as a broadband substitute for traditional wireline local telephones.

  Long Distance Services

     The long distance telecommunications industry has numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. Birch's primary competitors are the major IXCs and resellers of long distance services. The Company believes that pricing levels are a principal competitive factor in providing long distance service; however Birch seeks to avoid direct price competition by bundling long distance service, local service, CPE and Internet access service together with a simple pricing plan.

  CPE

     The Company competes with equipment vendors and installers, and telecommunications management companies with respect to CPE sales and related services.

  Data/Internet Services Providers

     The Internet services market is highly competitive, and the Company expects that competition will continue to intensify. Internet service, both Internet access and on-line content services, is provided by ISPs, satellite-based companies, long-distance carriers and cable television companies. Many of these companies provide businesses and individuals with direct access to the Internet and a variety of supporting services. In addition, many companies (such as America Online, Inc., MSN, Prodigy Services Company and WebTV Networks) offer "online" services consisting of access to closed, proprietary information networks with services similar to those available on the Internet, in addition to direct access to the Internet. Long distance companies, for example, are aggressively entering the Internet access markets. Long distance carriers have substantial transmission capabilities, traditionally carry data to large numbers of customers and have an established billing system infrastructure that permits them to add new services. Satellite companies are offering broadband access to the Internet from desktop PCs and cable companies are starting to provide Internet services using cable modems to customers in major markets. Many of these competitors have substantially greater financial, technological, marketing, personnel and other resources than those available to Birch.

EMPLOYEES

     As of September 30, 1998, Birch had 283 employees, none of whom are represented by a collective bargaining agreement. Birch considers its employee relations to be good.

FACILITIES

     Birch is headquartered in Kansas City, Missouri, where it currently leases its principal executive office. The Company also leases sales offices in Kansas City, St. Louis, and St. Joseph, Missouri; sales offices in Wichita, Topeka, Dodge City and Hutchinson, Kansas; and switching facilities in Wichita, Kansas and Kansas City, Missouri. The Company owns the customer care and CPE facility in Emporia, Kansas and the sales and CPE facility in Salina, Kansas.

     The Company believes that its leased facilities are adequate to meet its current needs in the markets in which it has begun to deploy networks, and that additional facilities are available to meet its expansion needs in its target markets for the foreseeable future.

LEGAL PROCEEDINGS

     The Company is currently not involved in any legal proceedings, the outcome of which could be expected to have a material adverse effect on Birch's business, operating results and financial condition. For a description of the Company's arbitration proceeding with SWBT involving Internet reciprocal compensation see "Risk Factors -- Reciprocal Compensation for Internet Access" and " -- Regulation -- Interconnection with ILEC Facilities."

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

     The following table sets forth certain information concerning the directors, executive officers and other key personnel of Birch, including their ages as of September 30, 1998:

NAME                                         AGE                    POSITION
----                                         ---                    --------
Henry H. Bradley...........................  52    Chairman of the Board
                                                   President, Chief Executive Officer and
David E. Scott.............................  38    Director
                                                   Senior Vice President of Public Policy and
Gregory C. Lawhon..........................  39    General Counsel
                                                   Senior Vice President of Engineering and
Gary L. Chesser............................  52    Operations
                                                   Senior Vice President of Business
David W. Vranicar..........................  39    Development
Bradley A. Moline..........................  31    Senior Vice President of Finance and Chief
                                                   Financial Officer
                                                   Senior Vice President of Sales and
Jeffrey D. Shackelford.....................  37    Marketing
Donald H. Goldman..........................  38    Senior Vice President of Internet Services
Stephen L. Sauder..........................  52    Vice President and Director
Ian R. N. Bund.............................  54    Director
David W. Bergmann..........................  48    Director

     Henry H. Bradley is Birch's Chairman of the Board of Directors (the "Board"). Mr. Bradley also is the Chairman of the Board of News-Press & Gazette Company ("NPG"), a co-founder of Birch. NPG is a family-owned company that owns and operates a daily newspaper, cable television systems, network affiliate broadcast television stations and FM and AM radio stations. Mr. Bradley has held a number of other positions with NPG since joining NPG in 1971, including terms as the Editor and Publisher of the St. Joseph News-Press.

     David E. Scott, a co-founder and Director of Birch, is also its President and Chief Executive Officer. Mr. Scott has 16 years of managerial experience in the telecommunications industry. Prior to joining Birch, Mr. Scott was President and General Manager of Kansas City FiberNet, a CLEC owned jointly by the country's two largest cable operators, TCI and Time Warner. Prior to his tenure at Kansas City FiberNet, Mr. Scott was Vice President of Strategic Development for Sprint, responsible for developing investment plans in the competitive local exchange, wireless (PCS) and international marketplaces. Mr. Scott also served as Director of Strategic Planning for Sprint from 1988 to 1991. Mr. Scott also serves as a Director of DNS Publishing, an Internet publishing company he co-founded with Donald H. Goldman. DNS Publishing produces web sites that serve as on-line trade publications. Their first web site, C-LECinfo (www.clec.com), serves the competitive local exchange carrier industry.

     Gregory C. Lawhon joined Birch in January 1997 as its Senior Vice President of Public Policy and General Counsel. Prior to joining Birch, Mr. Lawhon practiced law for twelve years with the 90-lawyer Kansas City firm of Spencer Fane Britt & Browne. A partner in the firm since 1990, he was head of the firm's Communications and Media Group and a member of its Business Group. Mr. Lawhon's areas of practice were mergers and acquisitions, with an emphasis on communications industry acquisitions, cable television franchising, and commercial and regulatory issues with respect to the telecommunications industry.

     Gary L. Chesser joined Birch in March 1997 as its Senior Vice President of Engineering and Operations. Prior to joining Birch, Mr. Chesser was Vice President-Director of Engineering & Operations with Time Warner Connect, a startup business unit offering local and long distance telephony, cable television, and home security services. Prior to joining Time Warner, Mr. Chesser was employed by US West leading business process development and implementation for a startup data communications business unit called !NTERPRISE. Prior to joining US West, Mr. Chesser was employed by SWBT from 1965 to 1991 in a variety of engineering and operations and managerial positions.

     David W. Vranicar joined Birch in March 1997 as its Senior Vice President of Business Development. Prior to joining Birch, Mr. Vranicar was Vice President, International Business Development, at Sprint. In that capacity, he directed Sprint's pursuit of numerous international strategic partnering opportunities, including ventures in China, Israel, Taiwan, Japan, Italy and Spain. During his tenure at Sprint, which began in 1992, Mr. Vranicar played a key role in many domestic business development activities, including a PCS joint venture with TCI, Cox Cable Communications, Inc. and Comcast Corp.

     Bradley A. Moline joined Birch in July 1997 as its Senior Vice President of Finance and Chief Financial Officer. Prior to joining Birch, Mr. Moline was the Treasurer and Chief Financial Officer of Covenant Transport, Inc., a publicly traded transportation company in Chattanooga, Tennessee from 1994 to 1997. During his tenure at Covenant Transport, annual revenue grew from $82 million to $236 million, making the company the nation's fastest-growing truckload transportation company in 1994 and the tenth largest one in 1996. Prior to joining Covenant Transport, Mr. Moline worked for Ernst & Young LLP in Kansas City, Missouri and Grant Thornton in Lincoln, Nebraska, providing client services in the auditing and consulting areas.

     Jeffrey D. Shackelford, a co-founder of Birch, is Senior Vice President of Sales and Marketing. Mr. Shackelford has 13 years of experience in the telecommunications industry. Prior to joining Birch, Mr. Shackelford served as Director of Sales and Marketing for Kansas City FiberNet. Prior to joining Kansas City FiberNet, Mr. Shackelford was the Branch Manager for Sprint's Commercial Sales office in Kansas City and was responsible for sales and service of small to large business clients. During his tenure at Sprint, which began in 1988, Mr. Shackelford also developed the long distance industry's first PC-based call management system, FONVIEW.

     Donald H. Goldman joined Birch in March 1998 as its Senior Vice President of Internet Services. Mr. Goldman has over 13 years of managerial experience in the telecommunications industry. Prior to joining Birch, Mr. Goldman served as Vice President, Corporate Development at Sprint where he developed the strategy and managed the acquisition of companies in the areas of systems integration, Internet telephony, and wireless (PCS) services among others. Mr. Goldman also serves as President of DNS Publishing, an Internet publishing company he co-founded with David E. Scott.

     Stephen L. Sauder is a Vice President and Director of the Company. Mr. Sauder was elected as a Director of Birch in February 1998, as the designee of the holders of the Company's Series C Preferred Stock. Mr. Sauder was a co-founder of Valu-Line in 1982, and served as President and Chief Executive Officer of Valu-Line until February 1998, when Birch and Valu-Line consummated the Merger.

     Ian R. N. Bund was elected as a director of Birch in February 1998, as the designee of White Pines Management L.L.C. ("White Pines"). Mr. Bund also has been President of White Pines since 1996. From 1990 to 1996, Mr. Bund served as president of White Pines Capital Corporation, a management company, and general partner of its predecessor partnership. In addition, from 1993 to 1995, while continuing to operate his management company, Mr. Bund served as Senior Vice President -- Corporate Finance of First of Michigan Corporation, a leading Michigan investment banking and brokerage firm. Mr. Bund also currently serves on the boards of directors of several private companies.

     David W. Bergmann was elected as a director of Birch in February 1998, as the designee of Advantage Capital Missouri Partners I, L.P. ("Advantage"). Since 1992, he has been involved in the analysis, negotiation of terms, and structuring of various portfolio company investments at Advantage Capital Partners, which he co-founded. Mr. Bergmann also serves on the boards of directors of several private companies as well as one commercial bank. In addition, he is the Chairman of the Board of Interface Security, L.L.C., an electronic security firm. He also serves as a consultant to Barnes Associates, an investment banking firm specializing in evaluations, mergers, acquisitions, and financing in the electronic security and communications fields.

EXECUTIVE COMPENSATION

     The following table sets forth the cash and non-cash compensation paid or incurred on behalf of Birch to its Chief Executive Officer and four other executive officers for the year ended December 31, 1997:

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                        ---------------------
                                                                               AWARDS
                                              ANNUAL COMPENSATION       ---------------------
                                          ---------------------------   SECURITIES UNDERLYING    ALL OTHER
NAME AND                                               OTHER ANNUAL         OPTIONS/SARS        COMPENSATION
PRINCIPAL POSITION                 YEAR   SALARY($)   COMPENSATION($)          (#)(A)               ($)
------------------                 ----   ---------   ---------------   ---------------------   ------------
David E. Scott...................  1997    164,904             --             1,052,362             --
  President and Chief Executive
  Officer(b)
Gregory C. Lawhon................  1997    164,904             --               328,863             --
  Senior Vice President of Public
  Policy and General Counsel(b)
Gary L. Chesser..................  1997    115,769         35,000               301,458             --
  Senior Vice President of
  Engineering and Operations(c)
David W. Vranicar................  1997    118,269             --               274,052             --
  Senior Vice President of
  Business Development(c)
Stephen L. Sauder................  1997    134,577        128,667                    --             --
  Vice President(d)

---------------
(a) Includes options to purchase shares of the Company's Common Stock, which were issued pursuant to the 1998 Stock Option Plan. Prior to the private placement of the Company's Series B Preferred Stock, Birch was a party to various stock option agreements with employees of the Company, all of which were governed by the Company's 1997 Stock Option Plan. In connection with this private placement of Series B Preferred Stock, the 1997 Stock Option Plan was replaced with the 1998 Stock Option Plan, and all stock option agreements governed by the 1997 Stock Option Plan were terminated. Options issued pursuant to the 1998 Stock Option Plan are exercisable immediately on grant at an exercise price of $.001 per share, and vest over a four-year period, at a rate of 6.25% per quarter. The stock options have been adjusted to reflect the Stock Dividend on June 23, 1998. Holders of exercised options have voting power with respect to all shares of Common Stock underlying the options. Upon termination of employment with the Company, Birch has the right to purchase all options which have not vested as of that date, subject to certain exceptions. See "-- 1998 Stock Option Plan -- Early Exercise."

(b) Reflects compensation paid to Messrs. Scott and Lawhon commencing in January 1997.

(c) Reflects compensation paid to Messrs. Chesser and Vranicar commencing in March 1997.

(d) Mr. Sauder joined Birch after the Merger and currently serves as Vice President of the Company. Compensation listed was paid by Valu-Line in 1997.

                             OPTIONS/SAR GRANTS(A)

                                                                                               POTENTIAL
                                                                                           REALIZABLE VALUE
                                                    INDIVIDUAL GRANTS                         AT ASSUMED
                                 -------------------------------------------------------    ANNUAL RATES OF
                                   NUMBER OF      % OF TOTAL                                  STOCK PRICE
                                  SECURITIES     OPTIONS/SARS                              APPRECIATION FOR
                                  UNDERLYING      GRANTED TO    EXERCISE OR                 OPTION TERM(C)
                                 OPTIONS/SARS    EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------
NAME                             GRANTED(#)(B)   FISCAL YEAR      ($/SH)         DATE      5%($)     10%($)
----                             -------------   ------------   -----------   ----------   ------    -------
David E. Scott.................     931,696          20.5%         .001       2/10/2008     555       1,407
                                    120,666           2.7%         .001       3/13/2008      72         182
Gregory C. Lawhon..............     291,155           6.4%         .001       2/10/2008     174         440
                                     37,708           0.8%         .001       3/13/2008      22          57
Gary L. Chesser................     266,893           5.9%          001       2/10/2008     159         403
                                     34,565           0.8%         .001       3/13/2008      21          52
David W. Vranicar..............     242,628           5.3%         .001       2/10/2008     145         367
                                     31,424           0.7%         .001       3/13/2008      19          47
Stephen L. Sauder..............          --            --            --              --      --          --

---------------
(a) The options/SARs shown reflect options granted as of September 30, 1998.

(b) Includes options to purchase shares of Common Stock, which were issued pursuant to the 1998 Stock Option Plan. Prior to the private placement of Series B Preferred Stock, Birch was a party to various stock option agreements with employees of the Company, all of which were governed by the Company's 1997 Stock Option Plan. In connection with this private placement of Series B Preferred Stock, the 1997 Stock Option Plan was replaced with the 1998 Stock Option Plan, and all stock option agreements governed by the 1997 Stock Option Plan were terminated. Options issued pursuant to the 1998 Stock Option Plan are exercisable immediately on grant at an exercise price of $.001 per share, and vest over a four-year period, at a rate of 6.25% per quarter. Holders of exercised options have voting power with respect to all shares of Common Stock underlying the options. Upon termination of employment with the Company, Birch has the right to purchase all options which have not vested as of that date, subject to certain exceptions. See "-- 1998 Stock Option Plan -- Early Exercise."

(c) The potential realizable value assumes a per-share market price at the time of the grant to be approximately $.001 with an assumed rate of appreciation of 5% and 10%, respectively, compounded annually for 10 years.

           AGGREGATED OPTIONS/SAR EXERCISES AND OPTION/SAR VALUES(A)

                                                                  NUMBER OF SECURITIES         VALUE OF
                                                                       UNDERLYING             UNEXERCISED
                                                                      UNEXERCISED            IN-THE-MONEY
                                       SHARES                       OPTIONS/SARS(#)         OPTIONS/SARS($)
                                    ACQUIRED ON        VALUE         EXERCISABLE(E)         EXERCISABLE(E)
NAME                               EXERCISE(#)(B)   REALIZED($)   UNEXERCISABLE(U)(C)     UNEXERCISABLE(U)(C)
----                               --------------   -----------   --------------------    -------------------
David E. Scott...................     131,546           --                   --(E)                --(E)
                                                                        920,816(U)                --(U)
Gregory C. Lawhon................      41,108           --                   --(E)                --(E)
                                                                        287,755(U)                --(U)
Gary L. Chesser..................      37,682           --                   --(E)                --(E)
                                                                        263,776(U)                --(U)
David W. Vranicar................      34,256           --                   --(E)                --(E)
                                                                        239,796(U)                --(U)
Stephen L. Sauder................          --           --                   --(E)                --(E)
                                                                             --(U)                --(U)

---------------
(a) The options/SARs shown reflect options granted as of September 30, 1998.

(b) For purposes of this table alone, "exercise" means an employee's acquisition of shares of Common Stock which have already vested, "exercisable" means options to purchase shares of Common Stock which are subject to exercise and "unexercisable" means all other options to purchase shares of Common Stock. See "-- 1998 Stock Option Plan -- Early Exercise."

(c) Includes options to purchase shares of Common Stock, which were issued pursuant to the 1998 Stock Option Plan. Prior to the private placement of Series B Preferred Stock, Birch was a party to various stock option agreements with employees of the Company, all of which were governed by the Company's 1997 Stock Option Plan. In connection with this private placement of Series B Preferred Stock, the 1997 Stock Option Plan was replaced with the 1998 Stock Option Plan, and all stock option agreements governed by the 1997 Stock Option Plan were terminated. Options issued pursuant to the 1998 Stock Option Plan are exercisable immediately on grant at an exercise price of $.001 per share, and vest over a four-year period, at a rate of 6.25% per quarter. The stock options have been adjusted to reflect the Stock Dividend on June 23, 1998. Holders of exercised options have voting power with respect to all shares of Common Stock underlying the options. Upon termination of employment with the Company, Birch has the right to purchase all options which have not vested as of that date, subject to certain exceptions. See "-- 1998 Stock Option Plan."

EMPLOYMENT AGREEMENTS

     David E. Scott. Mr. Scott is party to an employment agreement with Birch dated as of February 10, 1998. Under his employment agreement, Mr. Scott receives a base salary of $175,000 per annum. Mr. Scott is also eligible for a bonus based on achievement of performance criteria established by the Board. Mr. Scott's employment agreement is for an initial three-year term, and automatically renews for additional one-year terms unless either Mr. Scott or Birch provides written notice to each other at least 90 days prior to such renewal. Mr. Scott's employment agreement provides that upon termination of employment by Birch, other than for cause, disability or death, Birch shall pay Mr. Scott's salary for the remainder, if any, of the calendar month in which such termination is effective and for 24 consecutive calendar months thereafter. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

     Gregory C. Lawhon. Mr. Lawhon is party to an employment agreement with Birch dated as of February 10, 1998. Under his employment agreement, Mr. Lawhon receives a base salary of $175,000 per annum. Mr. Lawhon is also eligible for a bonus based on achievement of performance criteria established by the Board. Mr. Lawhon's employment agreement is for an initial one-year term, and automatically renews for additional one-year terms unless either Mr. Lawhon or Birch provides written notice to each other at least 90 days prior to such renewal. Mr. Lawhon's employment agreement provides that upon termination of employment by Birch, other than for cause, disability or death, Birch shall pay Mr. Lawhon's salary for the remainder, if any, of the calendar month in which such termination is effective and for 12 consecutive calendar months thereafter. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

     Gary L. Chesser. Mr. Chesser is party to an employment agreement with Birch dated as of February 10, 1998. Under his employment agreement, Mr. Chesser receives a base salary of $150,000 per annum. Mr. Chesser is also eligible for a bonus based on achievement of performance criteria established by the Board. Mr. Chesser's employment agreement is for an initial one-year term, and automatically renews for additional one-year terms unless either Mr. Chesser or Birch provides written notice to each other at least 90 days prior to such renewal. Mr. Chesser's employment agreement provides that upon termination of employment by Birch, other than for cause, disability or death, Birch shall pay Mr. Chesser's salary for the remainder, if any, of the calendar month in which such termination is effective and for 12 consecutive calendar months thereafter. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

     David W. Vranicar. Mr. Vranicar is party to an employment agreement with Birch dated as of February 10, 1998. Under his employment agreement, Mr. Vranicar receives a base salary of $150,000 per annum. Mr. Vranicar is also eligible for a bonus based on achievement of performance criteria established by the Board. Mr. Vranicar's employment agreement is for an initial one-year term, and automatically renews for additional one-year terms unless either Mr. Vranicar or Birch provides written notice to each other at least 90 days prior to such renewal. Mr. Vranicar's employment agreement provides that upon termination of employment by Birch, other than for cause, disability or death, Birch shall pay Mr. Vranicar's salary for the remainder, if any, of the calendar month in which such termination is effective and for 12 consecutive calendar months thereafter. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

     Stephen L. Sauder. Mr. Sauder is party to an employment agreement with Birch dated as of February 10, 1998. Under his employment agreement, Mr. Sauder receives a base salary of $213,000 per annum. Mr. Sauder is also eligible for a bonus based on achievement of performance criteria established by the Board. Mr. Sauder's employment agreement is for an initial one-year term, and automatically renews for additional one-year terms unless either Mr. Sauder or Birch provides written notice to each other at least 90 days prior to such renewal. Mr. Sauder's employment agreement provides that upon termination of employment by Birch, other than for cause, disability or death, Birch shall pay Mr. Sauder's salary for the remainder, if any, of the calendar month in which such termination is effective and for 12 consecutive calendar months thereafter. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

ELECTION OF DIRECTORS

     Birch's certificate of incorporation establishes the size of the Board at five Directors. Birch's certificate of incorporation provides that, as long as there are 4,285,938 shares of Series B Preferred Stock outstanding, the holders of Birch's Series B Preferred Stock, voting as a separate class, shall be entitled to elect three Directors; as long as there are 4,246,375 shares of Series C Preferred Stock outstanding, the holders of Birch's Series C Preferred Stock, voting as a separate class, shall be entitled to elect one Director and the holders of Birch's Common Stock, voting as a separate class, shall be entitled to elect one Director; and each such class shall be entitled to remove such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

     The current stockholders of Preferred Stock of Birch are parties to a Purchasers Rights Agreement, dated February 10, 1998 pursuant to which they have each agreed to vote their respective shares in such a manner as to elect certain persons to serve as Directors. The holders of Series B Preferred Stock have agreed to vote their shares for the election of one designee of NPG; one designee of Advantage and one designee of White Pines. In addition, the holders of Series C Preferred Stock have agreed to vote their shares for the election of

Stephen L. Sauder, and the holders of Common Stock have agreed to vote their shares for the election of David E. Scott.

BOARD COMMITTEES

     The Board has an Audit Committee and a Compensation Committee. The Audit Committee is comprised of Messrs. David W. Bergmann, Ian R. N. Bund and Henry H. Bradley and is charged with reviewing Birch's audit policies, overseeing the engagement of Birch's independent auditors, developing financing strategies for Birch and approving outside suppliers to implement these strategies. The Compensation Committee is comprised of Messrs. Ian R. N. Bund, Henry H. Bradley and David E. Scott, and is charged with establishing salaries, incentives and other forms of compensation for executive officers and administering incentive compensation and benefit plans provided for employees.

1998 STOCK OPTION PLAN

     On February 9, 1998, Birch's Board of Directors adopted the 1998 Stock Option Plan (the "Option Plan"), under which Birch may issue Incentive Stock Options and Nonstatutory Stock Options (collectively, the "Options") to employees of Birch, exercisable for an aggregate of 4,595,845 shares of Birch's Common Stock (subject to adjustment in the Board's discretion upon the occurrence of certain events that might otherwise lead to the expansion or dilution of the rights of participants under the Option Plan). On July 27, 1998, the Company's Board of Directors increased the authorized shares of the Common Stock in the Option Plan to 6,195,845. The Option Plan authorizes the Board to issue Options in such forms and amounts and on such terms as determined by the Board. The per-share exercise price for Incentive Stock Options will be set by the Board, but may not be less than the fair market value of a share of Birch's Common Stock on the date the Incentive Stock Options are granted. The per-share exercise price for Nonstatutory Stock Options will be set by the Board, but may not be less than 50% of the fair market value of a share of Birch's Common Stock on the date the Nonstatutory Stock Options are granted. The Board currently intends to issue Options under the Option Plan only to employees of Birch. The terms of the Options issued under the Option Plan to date are, and the Board presently anticipates that the terms of all Options issued under the Option Plan in the future will be, as follows:

     Vesting. The total number of shares of stock subject to Options may, at the discretion of the Board, be allotted in periodic installments of equal or unequal size. The conditions on which Options vest are determined by the written agreement evidencing the terms of an individual grant of Options. In the event of termination of employment of an option recipient (an "Optionee") (other than upon the Optionee's death or disability), the Optionee may exercise his or her Options (to the extent that the Optionee was entitled to exercise them as of the date of termination) but only within such period of time ending on the earlier of the date three months following the termination of the Optionee's employment (or such longer or shorter period specified in the option agreement governing the Options), or the expiration of the term of the Options as set forth in such option agreement. If, at the date of termination, the Optionee is not entitled to exercise all of his or her Options, the shares covered by the unexercisable portion of the Options shall revert to and again become available for issuance under the Option Plan. In the event of termination of employment of an Optionee as a result of the Optionee's disability, the Optionee may exercise his or her Options (to the extent that the Optionee was entitled to exercise them as of the date of termination), but only within such period of time ending on the earlier of the date 12 months following such termination (or such longer or shorter period specified in the option agreement governing the Options), or the expiration of the term of the Options as set forth in such option agreement. If, at the date of termination, the Optionee is not entitled to exercise all of his or her Options, the shares covered by the unexercisable portion of the Options shall revert to and again become available for issuance under the Option Plan. In the event of the death of an Optionee during, or within a period specified in the option agreement after the termination of employment of an Optionee, the Options may be exercised (to the extent the Optionee was entitled to exercise them as of the date of death) by the Optionee's estate, by a person who acquired the right to exercise the Options by bequest or inheritance or by a person designated to exercise the Options upon the Optionee's death, but only within the period ending on the earlier of the date 18 months following the date of death (or such longer or shorter period specified in the option agreement governing the Options), or the expiration of the term of such Options as set forth in such option agreement. If, at the time of death, the Optionee was not entitled to exercise all of his or her Options, the shares covered by the unexercisable portion of the Options shall revert to and again become available for issuance under the Option Plan.

     Expiration of Options. Options expire if not exercised within ten years after the date of grant.

     Restrictions on Transfer. Incentive Stock Options are nontransferable during the life of the Optionee. Nonstatutory Stock Options are transferable only if permitted by the terms of the option agreement governing such Nonstatutory Stock Options, subject to certain exceptions.

     Early Exercise. The Option Plan permits any option agreement to include a provision whereby the Optionee may elect at any time while an employee to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate. The existing Options issued by the Company during the period from February to May, 1998, were issued under Nonstatutory Stock Option Agreements that included (i) a four-year vesting schedule, with 6.25% of the Options vesting each quarter, and (ii) an early exercise provision under which the Optionee is permitted to exercise the Option at any time at an exercise price of $0.001 per share. Those Optionees who have elected to exercise the Option before full vesting have entered into an Early Exercise Stock Purchase Agreement with the Company under which the Company delivers certificates for the shares of Common Stock purchased pursuant to the Option to an escrow agent, who holds the shares as attorney-in-fact for the employee. Upon termination of the Optionee's employment, the Company has the right to repurchase the shares of Common Stock with respect to which Options had not fully vested as of that date at the same price per share as the exercise price paid by the Optionee, subject to certain exceptions. Subject to certain restrictions on transfer and the Company's right to repurchase the shares, employees who have purchased Common Stock pursuant to the early exercise provisions of the Options have all rights and privileges of a holder of Common Stock, including the right to vote those shares on matters coming before the holders of Common Stock. The existing options of the Company issued during September 1998 were issued under Incentive Stock Option Agreements that included a four-year vesting schedule with 25% of the Options vesting each year, but did not include an early exercise provision.

1998 EMPLOYEE STOCK PURCHASE PLAN

     On February 9, 1998, Birch's Board of Directors adopted the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which Birch may issue shares of Common Stock to employees of Birch. The Common Stock issuable pursuant to the Stock Purchase Plan is limited to 474,750 shares, and the Stock Purchase Plan authorizes the Board to determine the terms and conditions upon which shares of Common Stock may be purchased.

     Price. The exercise price of each share is the par value ($.001) of the Common Stock.

     Consideration. The purchase price of the Common Stock must be paid in cash.

     Restrictions. All purchases of the Common Stock under the Stock Purchase Plan are subject to such restrictions and have such rights with respect to the Common Stock as the Board shall determine.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation of executive officers and other key employees of Birch is determined by Birch's Compensation Committee. David E. Scott, Birch's President and Chief Executive Officer, is currently a member of Birch's Compensation Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Birch's outstanding capital stock as of September 30, 1998 consisted of 5,016,889 shares of Common Stock, 8,572,039 shares of Series B Preferred Stock and 8,492,749 shares of Series C Preferred Stock.

     The following table sets forth certain information regarding the beneficial ownership of the capital stock of Birch by: (i) each of the directors and the executive officers of Birch; (ii) all directors and executive officers as a group and (iii) each owner of more than 5% of the equity securities of Birch ("5% Owners"). Unless otherwise noted, the address for each director and executive officer of Birch is c/o Birch Telecom, Inc., 1004 Baltimore Ave., Suite 900, Kansas City, Missouri 64105.

                                                                                               PERCENTAGE OF
                                                                                                TOTAL VOTING
                                                                                                  POWER OF
                                NUMBER OF SHARES                     PERCENTAGE OF             FULLY DILUTED
                               BENEFICIALLY OWNED                     CLASS OWNED               COMMON STOCK
NAME AND ADDRESS OF     ---------------------------------   -------------------------------     PRIOR TO THE
BENEFICIAL OWNER(A)     COMMON(B)   SERIES B    SERIES C    COMMON(B)   SERIES B   SERIES C   PRIVATE OFFERING
-------------------     ---------   ---------   ---------   ---------   --------   --------   ----------------
DIRECTORS AND
  EXECUTIVE OFFICERS:
Henry H. Bradley(c)...        --    1,978,128   1,582,500       --        23.1%      18.6%          16.2%
David E. Scott........  1,190,768          --     189,900     23.7          --        2.2            6.3
Gregory C. Lawhon.....   380,137       49,453          --      7.6           *         --            2.0
Gary L. Chesser.......   348,459       32,969          --      6.9           *         --            1.7
David W. Vranicar.....   316,780       36,266          --      6.3           *         --            1.6
Bradley A.
  Moline(d)...........   297,932       70,625          --      5.9           *         --            1.7
Jeffrey D.
  Shackelford.........   794,160           --     126,600     15.8          --        1.5            4.2
Stephen L.
  Sauder(e)...........        --       85,719   6,311,797       --         1.0       74.3           29.1
Donald H. Goldman.....   263,750           --          --      5.3          --         --            1.2
Ian R.N. Bund(f)......        --       47,808          --       --           *         --              *
David W.
  Bergmann(g).........        --           --          --       --          --         --             --
All directors and
  executive officers
  as a group (11
  persons)............  3,591,987   2,300,968   8,210,797     71.5        26.8       96.7           64.0
5% OWNERS:
News-Press & Gazette
  Company(h)..........        --    1,648,438   1,582,500       --        19.2       18.6           14.7
Advantage Capital
  Missouri Partners I,
  L.P.(g)(i)..........        --    1,318,750          --       --        15.4         --            6.0
Pacific Capital,
  L.P.(f)(j)..........        --    1,219,925          --       --        14.2         --            5.5

                           PERCENTAGE OF
                            TOTAL VOTING
                              POWER OF
                           FULLY DILUTED
                            COMMON STOCK
NAME AND ADDRESS OF       AS ADJUSTED FOR
BENEFICIAL OWNER(A)     THE PRIVATE OFFERING
-------------------     --------------------
DIRECTORS AND
  EXECUTIVE OFFICERS:
Henry H. Bradley(c)...          15.2
David E. Scott........           5.9
Gregory C. Lawhon.....           1.8
Gary L. Chesser.......           1.6
David W. Vranicar.....           1.5
Bradley A.
  Moline(d)...........           1.6
Jeffrey D.
  Shackelford.........           3.9
Stephen L.
  Sauder(e)...........          27.3
Donald H. Goldman.....           1.1
Ian R.N. Bund(f)......             *
David W.
  Bergmann(g).........            --
All directors and
  executive officers
  as a group (11
  persons)............          60.2
5% OWNERS:
News-Press & Gazette
  Company(h)..........          13.8
Advantage Capital
  Missouri Partners I,
  L.P.(g)(i)..........           5.6
Pacific Capital,
  L.P.(f)(j)..........           5.2

---------------
 * Less than one percent

(a) Beneficial ownership is determined in accordance with the Commission's rules and includes voting and investment power with respect to the shares.

(b) Includes exercised options to purchase shares of the Common Stock, which were issued pursuant to the Option Plan. Such options are exercisable immediately on grant at an exercise price of $.001 per share, and vest over a four-year period, at a rate of 6.25% per quarter. Holders of exercised options have voting power with respect to all shares of Common Stock underlying the options. Upon termination of employment with the Company, Birch has the right to purchase all options which have not vested as of that date, subject to certain exceptions. See "Management -- 1998 Stock Option Plan -- Early Exercise."

(c) Includes 1,648,438 shares of Series B Preferred Stock and 1,582,500 shares of Series C Preferred Stock held by NPG. Mr. Bradley and his brother hold voting power of NPG. Also includes 329,687 shares of Series B Preferred Stock held by various trusts and relatives of the Bradley family.

(d) Includes 5,275 shares of Series B Preferred Stock held by Mr. Moline's father.

(e) Includes 65,937 shares of Series B Preferred Stock held by Mr. Sauder's father.

(f) Mr. Bund is the president of White Pines Management which provides management of White Pines L.P. I and the Pacific Capital, L.P. investment funds. Mr. Bund serves on the Board of Birch.

(g) Mr. Bergmann is a general partner of Advantage Capital Missouri Partners I, L.P. and serves on the Board of Birch.

(h) The principal business address of NPG is 825 Edmond Street, St. Joseph, MO 64501.

(i) The principal business address of Advantage is 7733 Forsyth Boulevard, Suite 1850, St. Louis, MO 63105.

(j) The principal business address of Pacific Capital, L.P. is 2401 Plymouth Road, Suite B, Ann Arbor, MI 48105.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURCHASE OF SERIES A PREFERRED STOCK BY STEPHEN L. SAUDER

     In connection with the Merger, the Company paid to Stephen L. Sauder, the principal stockholder of Valu-Line, 2,968,750 shares of its Series A Preferred Stock, 5,982,746 shares of its Series C Preferred Stock and $4,500,000 in cash. During the nine months ended September 30, 1998, the Company paid dividends of $168,000 to Mr. Sauder, the holder of all of the Company's Series A Preferred Stock. Pursuant to the Purchasers Rights Agreement dated February 10, 1998 (the "Purchasers Rights Agreement"), Mr. Sauder was elected as a Director of the Company. In June 1998, Birch repurchased all of the outstanding shares of Birch's Series A Preferred Stock, which were issued in connection with the Merger.

THE SERIES B PREFERRED STOCK OFFERING

     On March 13, 1998, Birch completed a private placement of 6,264,074 shares of its Series B Preferred Stock (the "Series B Preferred Stock Offering") having an aggregate liquidation preference of $9.5 million and $3.5 million in aggregate principal amount of its Convertible Notes which on June 18, 1998 were converted to 2,307,965 shares of Series B Preferred Stock, raising aggregate net proceeds of approximately $12.4 million. The transaction was consummated pursuant to the Purchasers Rights Agreement and the Securities Purchase Agreement, agreements which designate certain rights and obligations of the Series B Preferred Stock. See "-- Purchasers Rights Agreement" and
"-- Securities Purchase Agreement." Pursuant to the Securities Purchase Agreement, NPG, a stockholder which owns in excess of 5% of the Company's voting securities, purchased $2,500,000 of Series B Preferred Stock, and certain parties affiliated with NPG, including Henry H. Bradley, Chairman of the Board of the Company, purchased $500,000 of Series B Preferred Stock. In addition, pursuant to the Securities Purchase Agreement, Bradley A. Moline and Gregory C. Lawhon, executive officers of Birch, purchased $105,000 and $75,000 of Series B Preferred Stock, respectively. In connection with this Series B Preferred Stock Offering, NPG surrendered 1,500,000 shares of Common Stock and 1,500,000 warrants exercisable into shares of Common Stock in exchange for 1,582,500 shares of Series C Preferred Stock; David E. Scott, Birch's President, Chief Executive Officer and Director, surrendered 180,000 shares of Common Stock and 180,000 warrants exercisable into shares of Common Stock in exchange for 189,900 shares of Series C Preferred Stock; and Jeffrey D. Shackelford, Birch's Senior Vice President of Sales and Marketing, surrendered 120,000 shares of Common Stock and 120,000 warrants exercisable into shares of Common Stock in exchange for 126,600 shares of Series C Preferred Stock. The Company then cancelled the exchanged shares and warrants exercisable into shares of common stock.

PURCHASERS RIGHTS AGREEMENT

     Current stockholders of Birch are parties to the Purchasers Rights Agreement, pursuant to which they agreed to vote their respective shares in such a manner as to elect certain persons to serve as Directors. The holders of Series B Preferred Stock have agreed to vote their shares to elect one designee of NPG; one designee of Advantage and one designee of White Pines. In addition, the holders of Series C Preferred Stock agreed to vote their shares to elect Stephen L. Sauder, and the holders of Common Stock agreed to vote their shares for the election of David E. Scott. As a result, so long as the Purchasers Rights Agreement is in effect, these investors will effectively control the election of the Company's Board of Directors.

  Registration Rights

     The parties to the Purchasers Rights Agreement, subject to certain conditions, have certain registration rights with respect to shares of Common Stock, including shares of Common Stock issuable upon conversion or redemption of shares of Series B Preferred Stock or upon conversion of shares of Series C Preferred Stock. Such purchasers may, subject to certain conditions, require Birch to register their shares of Common Stock pursuant to the Securities Act in connection with an underwritten public offering of the Common Stock to the general public. Each purchaser of stock pursuant to the Purchasers Rights Agreement is subject to lock-up restrictions in the event of a public offering of Birch's securities.

  Restrictions on Transfer

     Birch's outstanding Common Stock (including shares issued pursuant to Options), Series B Preferred Stock and Series C Preferred Stock are subject to certain restrictions on transfer. Holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock that are parties to the Purchasers Rights Agreement, subject to certain exceptions, may not transfer their shares without first giving Birch the opportunity to purchase such shares (a "Right of First Refusal"). In addition, holders of Common Stock and Series C Preferred Stock that are parties to the Purchasers Rights Agreement, subject to certain exceptions, may not transfer their shares without first giving the holders of Series B Preferred Stock the opportunity to participate in such transfer (a "Co-Sale Right"). Holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock that are parties to the Purchasers Rights Agreement are required to sell their shares in the event of an agreement by 66 2/3% of the outstanding shares of Common Stock (assuming conversion or exercise of all convertible securities, options or warrants) to sell or transfer their shares, or to sell all or substantially all of the assets of Birch to a third party.

  Pre-Emptive Rights

     Holders of Birch's Series B Preferred Stock and Series C Preferred Stock have the right to purchase a pro rata portion of any Common Stock or Preferred Stock that Birch proposes to sell and issue, subject to certain exceptions.

  Size of the Board of Directors

     The Purchasers Rights Agreement provides that so long as 10% or more of the outstanding shares of Series B Preferred Stock are held by the parties to the Purchasers Rights Agreement, the approval by the vote or written consent of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock shall be necessary to change the size of the Board of Directors.

SECURITIES PURCHASE AGREEMENT

     In connection with the Series B Preferred Stock Offering, the current stockholders entered into the Securities Purchase Agreement. Pursuant to this agreement, Birch sold shares of its Common Stock to certain of its employees pursuant to the Stock Purchase Plan and sold shares of its Series B Preferred Stock and Convertible Notes to certain investors. In addition, pursuant to the Securities Purchase Agreement, Birch implemented a plan of recapitalization whereby it exchanged all shares of its Common Stock and warrants for shares of its Common Stock issued and outstanding prior to the Securities Purchase Agreement for shares of its Series C Preferred Stock. Birch then cancelled the exchanged shares of common stock and warrants exercisable into shares of common stock.

SALES OF COMMON STOCK TO EXECUTIVE OFFICERS OF THE COMPANY

     In connection with the Series B Preferred Stock Offering, 474,750 shares of the Company's Common Stock were sold to certain employees of the Company, at a price of $0.001 per share, as determined by an independent valuation, or an aggregate purchase price of $450.00. The shares were sold pursuant to the Company's Stock Purchase Plan. In connection with this transaction, David E. Scott, Birch's President, Chief Executive Officer and Director, purchased 138,405 shares of Common Stock, Jeffrey D. Shackelford, Birch's Senior Vice President of Sales and Marketing, purchased 92,587 shares of Common Stock, Gregory C. Lawhon, Birch's Senior Vice President of Public Policy and General Counsel, purchased 51,273 shares of Common Stock, Gary L. Chesser, Birch's Senior Vice President of Engineering and Operations, purchased 47,000 shares of Common Stock, David W. Vranicar, Senior Vice President of Business Development, purchased 42,728 shares of Common Stock and Bradley A. Moline, Birch's Senior Vice President of Finance and Chief Financial Officer, purchased 34,182 shares of Common Stock.

NPG LOAN

     On December 16, 1997, the Company borrowed $250,000 from NPG in order to satisfy its working capital needs. NPG is a stockholder which owns in excess of 5% of the Company's voting securities. The loan was repaid with the proceeds of the Company's private placement of its Series B Preferred Stock and Convertible Notes.

VALU-LINE LOANS

     As of December 31, 1997, Valu-Line, which merged into Birch on February 10, 1998, had notes payable of $111,870 from Stephen L. Sauder. Mr. Sauder was the President and principal stockholder of Valu-Line at the time the loan was made and is currently a Vice President and a Director of the Company. In addition, as of December 31, 1997, Valu-Line had notes payable of $105,457 from Mr. Sauder's father. The loans are due on demand. As of June 30, 1998, the amounts outstanding under these loans were fully repaid.

DEALINGS WITH VALU-BROADCASTING, INC.

     In 1995, 1996, and 1997, Valu-Line provided services principally related to rent and operating costs to Valu-Broadcasting, Inc., an affiliate of Valu-Line at the time of the transactions, in the amounts of $65,000, $74,000 and $81,000 respectively. Valu-Line also received services principally related to advertising from Valu-Broadcasting, Inc. in the amounts of $39,000, $31,000 and $41,000 in 1995, 1996 and 1997, respectively. In February 1998, Valu-Line merged with and into the Company pursuant to the Merger.

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

                          DESCRIPTION OF CAPITAL STOCK

     As of September 30, 1998, the authorized capital stock of Birch consisted of: (i) 27,000,000 shares of Common Stock, of which 5,016,889 shares have been issued and are outstanding, 8,572,039 shares are reserved for issuance upon conversion of the Series B Preferred Stock, and 8,492,749 shares are reserved for issuance upon conversion of the Series C Preferred Stock; and (ii) 25,000,000 shares of Preferred Stock, of which 17,064,788 shares are issued and outstanding.

COMMON STOCK

  General

     Holders of Common Stock of Birch are entitled to one vote for each share held on all matters submitted to a vote of stockholders. These voting rights are exercised together with the rights of Series B Preferred Stock and Series C Preferred Stock. Except as otherwise required by law, actions at Birch's stockholders meetings require the affirmative vote of a majority of the shares represented at the meeting and that a quorum be present. Holders of Common Stock are entitled, subject to the preferences of the Preferred Stock, to receive such dividends, if any, as may be declared by the Board out of funds legally available therefor. The Indenture restricts the ability of Birch to pay dividends on the Common Stock. See "Description of the Exchange Notes -- Certain Covenants." The holders of Common Stock have no preemptive, redemption, conversion or sinking fund rights. In the event of a liquidation, dissolution or winding up of Birch, holders of Common Stock are entitled to share ratably in the assets of Birch which are legally available for distribution, if any, remaining after the payment of all debts and liabilities of Birch and the liquidation preference of any outstanding Preferred Stock.

     At present, there is no established trading market for the Common Stock.

  Restrictions on Transfer

     Birch's outstanding Common Stock, including shares issued pursuant to Options, is subject to certain restrictions on transfer pursuant to the Purchasers Rights Agreement. Holders of Common Stock that are parties to the Purchasers Rights Agreement, subject to certain exceptions, may not transfer their shares without first giving Birch a Right of First Refusal. In addition, holders of Common Stock that are parties to the Purchasers Rights Agreement, subject to certain exceptions, may not transfer their shares without first giving the holders of Series B Preferred Stock a Co-Sale Right. Holders of Common Stock that are parties to the Purchasers Rights Agreement are required to sell their shares in the event of an agreement by 66 2/3% of the outstanding shares of Common Stock (assuming conversion or exercise of all convertible securities, options or warrants) to sell or transfer their shares, or to sell all or substantially all of the assets of Birch to a third party.

PREFERRED STOCK

  General

     As of September 30, 1998, the authorized Preferred Stock of Birch consisted of 25,000,000 shares, of which 2,968,750 shares were designated Series A Preferred Stock, 8,750,000 were designated Series B Preferred Stock and 8,500,000 were designated Series C Preferred Stock.

  Certain Amendments to the Rights of the Preferred Stock

     The Company amended its certificate of incorporation to provide that (i) so long as any of the Notes remains outstanding, no redemption of the Series B Preferred Stock may be required by the holders thereof to be made until the earlier of (a) June 15, 2008 and (b) the 91st day after the redemption in full of the Notes, except through an IPO Redemption (as defined) described below and
(ii) (notwithstanding the conversion price adjustment provisions applicable to the Preferred Stock described herein) the issuance of Warrants and Warrant Shares in connection with the Private Offering will not result in any adjustment to the conversion price applicable to the Preferred Stock.

     In addition, on the Closing Date, the holders of the Series B Preferred Stock and the Series C Preferred Stock waived their pre-emptive rights with respect to the issuance of the Warrants and the Warrant Shares.

SERIES B PREFERRED STOCK

  Dividends

     The holders of Series B Preferred Stock are entitled to receive dividends in cash at the rate of 15% per annum on an amount equal to $1.52 plus all unpaid dividends accrued on such shares of Series B Preferred Stock, on each outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares), when and as declared by the Board out of funds legally available for that purpose. Such dividends are cumulative from the date of issuance of the Series B Preferred Stock, whether or not earned, whether or not funds of Birch are legally available for the payment of dividends and whether or not declared by the Board, but such dividends shall be payable only when, as, and if declared by the Board. So long as any shares of Series B Preferred Stock are outstanding, no dividend, whether in cash or in property, can be paid or declared, nor can any other distribution be made, on any shares of Series C Preferred Stock or Common Stock, nor can any shares of Series C Preferred Stock or Common Stock be purchased, redeemed or otherwise acquired for value by Birch (except for acquisitions of Common Stock by Birch pursuant to agreements which permit Birch to repurchase such shares upon termination of services to Birch or in exercise of Birch's right of first refusal upon a proposed transfer) until all dividends on the Series B Preferred Stock have been paid or declared and set apart. The Indenture restricts the ability of Birch to pay dividends on the Series B Preferred Stock.

  Liquidation Preference

     Upon any liquidation, dissolution, or winding up of Birch and before any distribution or payment can be made to the holders of Series C Preferred Stock and Common Stock, the holders of Series B Preferred Stock are entitled to be paid out of the assets of Birch an amount equal to the greater of (i) the sum of $1.52 for each share of Series B Preferred Stock held by them (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares) plus all unpaid dividends accrued on such shares of Series B Preferred Stock to the date of payment of such preference, whether or not earned, whether or not funds of Birch are legally available for the payment of dividends and whether or not such dividends have been declared by the Board; or (ii) (x) $1.52 for each share of Series B Preferred Stock held by them (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares) less the per share amount of any dividends previously declared and paid on such shares plus (y) the Participation Amount (as that term is defined below) (the "Series B Liquidation Preference"), for each share of Series B Preferred Stock held by them. If the assets of Birch are insufficient to make payment in full to all holders of Series B Preferred Stock of the liquidation preference, then such assets will be distributed among the holders of Series B Preferred Stock at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

     "Participation Amount" with respect to the Series B Preferred Stock means:
(x) the Residual Amount multiplied by a fraction, the numerator of which is the number of shares of Series B Preferred Stock issued and outstanding and the denominator of which is the number of shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock issued and outstanding (including all shares reserved for issuance under the Option Plan), on an as-converted to Common Stock basis, divided by (y) the number of shares of Series B Preferred Stock issued and outstanding. "Residual Amount" is defined as the assets of Birch remaining after the payment of: (i) the Series A Liquidation Preference multiplied by all the outstanding shares of Series A Preferred Stock; (ii) $1.52 (as adjusted for any stock dividend, combination, splits and the like with respect to such shares) less the per share amount of any dividends previously declared and paid on such shares multiplied by all outstanding shares of Series B Preferred Stock; and (iii) $1.52 (as adjusted for any stock dividend, combination, splits and the like with respect to such shares) less the per share amount of any dividends previously declared and paid on such shares multiplied by all outstanding shares of Series C Preferred Stock.

  Conversion

     The following is a description of the conversion provisions of the Series B Preferred Stock as currently in effect. On or prior to the Closing Date, the Company's Certificate of Incorporation was amended as described above under "-- Certain Amendments to the Rights of the Preferred Stock." The shares of Series B Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock is entitled upon conversion is the product obtained by multiplying the applicable Preferred Stock Rate then in effect by the number of shares of Series B Preferred Stock being converted. The "Preferred Stock Rate" for shares of Series B Preferred Stock is obtained by dividing the original issue price of the Series B Preferred Stock (which price initially equaled $1.60 per share) by the preferred stock price (which price initially equaled $1.60 per share). In addition, the Preferred Stock Rate for the Series B Preferred Stock is subject to adjustment upon the issuance of additional shares of Common Stock, subject to certain exceptions. The issuance of Warrants and Warrant Shares in connection with the Private Offering did not result in any adjustment to the conversion price applicable to the Series B Preferred Stock.

  Redemption

     The following is a description of the redemption provisions of the Series B Preferred Stock as currently in effect. The holders of at least 75% of the then outstanding shares of Series B Preferred Stock, voting as a separate class, may require Birch, to the extent it may lawfully do so, to redeem all of the outstanding shares of Series B Preferred Stock, upon giving notice to Birch provided, however, that so long as any of the Notes remains outstanding, no redemption of the Series B Preferred Stock may be required by the holders thereof to be made until the earlier of (a) June 15, 2008 and (b) the 91st day after the redemption in full of the Notes, except through an IPO Redemption (as defined) described below. Once notice has been given, Birch shall redeem Series B Preferred Stock in three equal annual installments on February 28, 2003, 2004 and 2005, respectively. Birch shall effect such redemption or redemptions by paying in cash in exchange for the shares of Series B Preferred Stock to be redeemed a sum equal to the greater of: (x) $1.52 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares) plus the fair market value of such number of shares of Common Stock that would be issuable upon conversion of one share of Series B Preferred Stock as of the date of redemption; or (y) $1.52 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the "Series B Redemption Price"). In addition, Birch is required to redeem, from any source of funds legally available therefor, all of the Series B Preferred Stock in the event of and concurrently with the closing of a firmly underwritten public offering of its common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, with gross cash proceeds to Birch (before underwriting discounts, commissions and fees) of not less than $30,000,000 (an "IPO Redemption"). Birch will effect such redemption (x) by paying in cash in exchange for the shares of Series B Preferred Stock to be redeemed a sum equal to $1.52 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares) and (y) by issuing such number of shares of Common Stock that would be issuable upon conversion of such shares of Series B Preferred Stock as of such closing. In the event that Birch fails to redeem the total number of shares of Series B Preferred Stock on the applicable redemption date, the holders of Series B Preferred Stock at the time outstanding, voting separately as a class, shall be entitled to elect the smallest number of directors of Birch that shall constitute a majority of the Board of Directors of the Company (and, if there are not a sufficient number of resignations by the members of the Board of Directors at the time of such default, the Board shall be expanded by such number of directors as is necessary to give effect to the foregoing right). Such right supersedes any limitations to vote for directors until such time as the Series B Preferred Stock has been redeemed.

  Voting Rights

     Subject to certain exceptions, the holders of Series B Preferred Stock are entitled to cast one vote for each share of Series B Preferred Stock held by them on an as-converted to Common Stock basis. Such votes will be cast together with those cast by the holders of Series C Preferred Stock and Common Stock and not as a separate class, except as otherwise provided herein or required by applicable law. The Series B Preferred Stock does not have cumulative voting rights.

     For as long as the outstanding shares of Series B Preferred Stock represent at least five percent (5%) or more of the outstanding shares of Common Stock of Birch (on an as-if converted to Common Stock basis), the approval by the vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock is necessary for effecting or validating the following actions: (i) any action that results in the payment or declaration of a dividend on any shares of Common Stock; (ii) the purchase or other acquisition of any Series A Preferred Stock or Series C Preferred Stock or Common Stock; provided, however, that this restriction does not apply to: (x) the repurchase of shares of Common Stock by Birch pursuant to agreements which permit Birch to repurchase such shares upon termination of services to Birch; (y) the exercise of Birch's Right of First Refusal with the approval of the Board upon a proposed transfer; or (z) the redemption of the Series A Preferred Stock; or (iii) any agreement by Birch or its stockholders regarding certain acquisitions or asset transfers.

     For as long as the outstanding shares of Series B Preferred Stock represent at least five percent (5%) or more of the outstanding shares of Common Stock of Birch (on an as-if converted to Common Stock basis), the approval by the vote or written consent of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series B Preferred Stock is necessary for effecting or validating the following actions: (i) any amendment, alteration, or repeal of any provision of the certificate of incorporation or bylaws of the Company (including the filing of a certificate of designation), that adversely affects the voting powers, preferences or other special rights or privileges, qualifications, limitations, or restrictions of the Series B Preferred Stock; or
(ii) any amendment, alteration, or repeal of the section of the Birch's Certificate of Incorporation pertaining to restrictions on voting rights.

  Restrictions on Transfer

     Birch's Series B Preferred Stock is subject to certain restrictions on transfer. Holders of Series B Preferred Stock, subject to certain exceptions, may not transfer their shares without first giving Birch a Right of First Refusal. In addition, all holders of Series B Preferred Stock are required to sell their shares in the event of an agreement by 66 2/3% of the outstanding shares of Common Stock (assuming conversion or exercise of all convertible securities, options or warrants) to sell or transfer their shares, or to sell all or substantially all of the assets of Birch to a third party.

  Pre-Emptive Rights

     Holders of Birch's Series B Preferred Stock have the right to purchase a pro-rata portion of any Common Stock or Preferred Stock that Birch proposes to sell and issue, subject to certain exceptions. On the Closing Date, the holders of the Series B Preferred Stock waived their pre-emptive rights with respect to the issuance of the Warrants and the Warrant Shares.

SERIES C PREFERRED STOCK

  Dividends

     The holders of Series C Preferred Stock are entitled to receive dividends in cash at the rate of 10% per annum on an amount equal to $1.52 on each outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares), when and as declared by the Board out of funds legally available for that purpose. Such dividends are payable only when, as and if declared by the Board and will not be cumulative. So long as any shares of Series C Preferred Stock are outstanding, no dividend, whether in cash or in property, can be paid or declared, nor can any other distribution be made, on any shares of Common Stock, nor can any shares of Common Stock be purchased, redeemed or otherwise acquired for value by Birch (except for acquisitions of Common Stock by Birch pursuant to agreements which permit Birch to repurchase such shares upon termination of services to Birch or in exercise of Birch's right of first refusal upon a proposed transfer) until all dividends on the Series C

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

Preferred Stock shall have been paid or declared and set apart. The Indenture restricts the ability of Birch to pay dividends on the Series C Preferred Stock.

  Liquidation Preference

     Upon any liquidation, dissolution, or winding up of Birch, and after the payment of the full liquidation preference of the Series B Preferred Stock, and before any distribution or payment can be made to the holders of Common Stock, the holders of Series C Preferred Stock are entitled to be paid out of the assets of Birch an amount equal to the greater of: (i) the sum of $1.52 per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares), plus an amount equal to the declared and unpaid dividends for each share of Series C Preferred Stock held by them; or (ii) (x) $1.52 for each share of Series C Preferred Stock held by them (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares) less the per share amount of any dividends previously paid on such shares plus (y) the Participation Amount (the "Series C Liquidation Preference"). If the assets of Birch are insufficient to make payment in full to all holders of Series C Preferred Stock of the liquidation preference, then such assets will be distributed among the holders of Series C Preferred Stock at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

     "Participation Amount" with respect to the Series C Preferred Stock means:
(x) the Residual Amount multiplied by a fraction the numerator of which is the number of shares of Series C Preferred Stock issued and outstanding and the denominator of which is the number of shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock issued and outstanding (including all shares reserved for issuance under the Option Plan), on an as-converted to Common Stock basis, divided by (y) the number of shares of Series C Preferred Stock issued and outstanding.

  Conversion

     The following is a description of the conversion provisions of the Series C Preferred Stock as currently in effect. On or prior to the Closing Date, the Company's Certificate of Incorporation was amended as described above under "-- Certain Proposed Amendments to the Rights of the Preferred Stock." The shares of Series C Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series C Preferred Stock is entitled upon conversion is the product obtained by multiplying the applicable Preferred Stock Rate then in effect by the number of shares of Series C Preferred Stock being converted. All outstanding shares of Series C Preferred Stock will be automatically converted into shares of Common Stock immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of Birch in which the gross proceeds to Birch (before underwriting discounts, commissions and fees) are at least $30,000,000. The number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable Preferred Stock Rate then in effect by the number of shares of Series C Preferred Stock being converted. The "Preferred Stock Rate" for shares of Series C Preferred Stock is obtained by dividing the original issue price of the Series C Preferred Stock (which price initially equaled $1.60 per share) by the preferred stock price (which price initially equaled $1.60 per share.) In addition, the Preferred Stock Rate for the Series C Preferred Stock is subject to adjustment upon the issuance of additional shares of Common Stock, subject to certain exceptions. The issuance of Warrants and Warrant Shares in connection with the Private Offering did not result in any adjustment to the conversion price applicable to the Series C Preferred Stock.

  Redemption

     Birch's Series C Preferred Stock has no mandatory redemption requirement.

  Voting Rights

     Subject to certain exceptions, the holders of Series C Preferred Stock are entitled to cast one vote for each share of Series C Preferred Stock held by them on an as-converted to Common Stock basis. Such votes shall be cast together with those cast by the holders of Series B Preferred Stock and Common Stock and not as a separate class, except as otherwise provided herein or required by applicable law. The Series C Preferred Stock shall not have cumulative voting rights.

  Restrictions on Transfer

     Birch's Series C Preferred Stock is subject to certain restrictions on transfer. Holders of Series C Preferred Stock, subject to certain exceptions, may not transfer their shares without first giving Birch a Right of First Refusal. In addition, holders of Series C Preferred Stock, subject to certain exceptions, may not transfer their shares without first giving the holders of Series B Preferred Stock a Co-Sale Right. All holders of Series C Preferred Stock are required to sell their shares in the event of an agreement by 66 2/3% of the outstanding shares of Common Stock (assuming conversion or exercise of all convertible securities, options or warrants) to sell or transfer their shares, or to sell all or substantially all of the assets of Birch to a third party.

  Pre-Emptive Rights

     Holders of Birch's Series C Preferred Stock have the right to purchase a pro-rata portion of any Common Stock or Preferred Stock that Birch proposes to sell and issue, subject to certain exceptions. On the Closing Date, the holders of the Series C Preferred Stock waived their pre-emptive rights with respect to the issuance of the Warrants and the Warrant Shares.

REGISTRATION RIGHTS

     Current stockholders of Birch are parties to the Purchasers Rights Agreement, pursuant to which the stockholders of Birch, subject to certain conditions, have certain registration rights with respect to any shares of Common Stock, including shares of Common Stock issuable upon conversion or redemption of shares of Series B Preferred Stock or upon conversion of shares of Series C Preferred Stock. Under the terms of the Purchasers Rights Agreement, the stockholders may, subject to certain conditions, require Birch to register their shares of Common Stock pursuant to the Securities Act in connection with an underwritten public offering of the Common Stock to the general public. Each purchaser of stock pursuant to the Purchasers Rights Agreement is subject to lock-up restrictions in the event of a public offering of Birch's securities.

                          DESCRIPTION OF THE WARRANTS

     The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and Norwest Bank Minnesota, National Association, as Warrant Agent (the "Warrant Agent"). The following summary of material provisions of the Warrant Agreement is qualified in its entirety by reference to the Warrants and the Warrant Agreement, including the definitions therein of certain terms used below. Capitalized terms used in this Description of the Warrants and not otherwise defined herein have the meanings ascribed to such terms in the Warrant Agreement. Copies of the Warrant Agreement are available as set forth under "Available Information." The Warrants are represented by one or more registered Warrants in global form and in certain limited circumstances may be represented by Warrants in certificated form. See "Book-Entry, Delivery and Form."

GENERAL

     Each Warrant, when exercised, entitles the holder thereof to receive 12.26 fully paid and non-assessable shares of Common Stock of the Company (the "Warrant Shares") at an exercise price of $0.01 per share (the "Exercise Price"). The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain circumstances described below. The Warrants are exercisable to purchase an aggregate of 1,409,734 shares of Common Stock representing (on a fully diluted basis, assuming all options outstanding are exercised on the date of this Offering Memorandum, but without giving effect to the issuance of shares of Common Stock reserved for future issuance pursuant to the 1998 Stock Option
Plan) approximately 6% of the shares of Common Stock to be outstanding upon consummation of the offering of the Units.

     The Warrants will be exercisable on or after December 15, 1998. The Warrants may also be exercised (prior to such date) upon the occurrence of an Exercise Event (as defined under "-- Registration Rights; Warrant Liquidated Damages") in connection with an effective Demand Registration Statement. Unless earlier exercised, the Warrants will expire on June 15, 2008 (the "Expiration Date"). The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date. The Warrants will not trade separately from the Notes until the Separation Date.

     In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the Warrant Agent the related registered certificate issued by the Company representing the Warrants (the "Warrant Certificate") with the accompanying form of election to purchase properly completed and executed, and to pay in full the Exercise Price for each share of Common Stock or other securities issuable upon exercise of such Warrants. The exercise procedure for Warrants held in book-entry form are governed by DTC's standing procedure for such exercise. The Exercise Price may be paid at the option of the holder (i) by tendering Notes in a principal amount at the time of tender equal to the Exercise Price (a "Note Cashless Exercise"), (ii) by reducing the number of shares of Common Stock that would be obtainable upon the exercise of a Warrant by such number of shares of Common Stock as have a Current Market Value (as defined under "-- Registration Rights; Warrant Liquidated Damages") equal to the Exercise Price (a "Common Stock Cashless Exercise"), or (iii) by any combination of Note Cashless Exercises or Common Stock Cashless Exercises (together a "Cashless Exercise"). All provisions of the Warrant Agreement shall be applicable with respect to a surrender of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. Upon surrender of the Warrant Certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered to or upon the written order of such holder, a stock certificate representing shares of Common Stock of the Company for each Warrant evidenced by such Warrant Certificate, subject to adjustment as described herein. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants. No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the Current Market Value of any such fractional share of Common Stock.

     The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of the Company in respect of any stockholders meeting for the election of directors of the Company or any other purpose, or to exercise any other rights whatsoever as stockholders of the Company.

     No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates. The Warrant Agent will not register a transfer pursuant to Rule 903 under Regulation S of any Warrant or Warrant Share if, during the applicable Distribution Compliance Period (as defined under "Book-Entry, Delivery and Form"), such transfer is not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from such registration and unless such transfer complies with the restrictions on transfer of such Warrant or Warrant Share, as applicable, set forth in the Warrant Agreement. See "Book-Entry, Delivery and Form" and "Notice to Investors."

     In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court. As a result, holders of the Warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to receive if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

ADJUSTMENTS

     The number of shares of Common Stock of the Company issuable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain circumstances, including:

          (i) the payment by the Company of dividends and other distributions on its Common Stock payable in Common Stock or other equity interests of the Company;

          (ii) subdivisions, combinations and certain reclassifications of the Common Stock;

          (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for additional shares of Common Stock, or of securities convertible into or exercisable or exchangeable for additional shares of Common Stock at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) which is less than the Current Market Value per share of Common Stock;

          (iv) the distribution to all holders of Common Stock of any assets of the Company (including cash), debt securities of the Company or any rights or warrants to purchase any securities (excluding those rights and warrants referred to in clause (iii) above and cash dividends and other cash distributions from current or retained earnings);

          (v) the issuance of shares of Common Stock for a consideration per share which is less than the Current Market Value per share of Common Stock; and

          (vi) the issuance of securities convertible into or exercisable or exchangeable for Common Stock for a conversion, exercise or exchange price per share which is less than the Current Market Value per share of Common Stock.

     The events described in clauses (v) and (vi) above are subject to certain exceptions described in the Warrant Agreement, including, without limitation, certain bona fide public offerings and private placements and certain issuances of Common Stock pursuant to employee stock incentive plans.

     No adjustment in the Exercise Price will be required unless and until such adjustment would result, either by itself or with other adjustments not previously made, in an increase or decrease of at least 1% in the Exercise Price or the number of shares of Common Stock issuable upon exercise of Warrants immediately prior to the making of such adjustment; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment. In addition, the Company may at any time reduce the Exercise Price (but not to an amount that is less than the par value of the Common Stock) for any period of time (but not less than 20 business days) as deemed appropriate by the Board of Directors of the Company.

     In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another Person, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto. However, if (i) the Company consolidates, merges or sells all or substantially all of its assets to another person and, in connection therewith, the consideration payable to the holders of Common Stock in exchange for their shares is payable solely in cash or (ii) there is a dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of holders thereof will cease. In the case of such consolidation, merger or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company must deposit promptly with the Warrant Agent the funds, if any, required to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificate are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Persons as it may be directed in writing by the holders surrendering such Warrants.

     In the event of a taxable distribution to holders of Common Stock of the Company which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Tax Treatment of Warrants."

RESERVATION OF SHARES

     The Company has authorized and has reserved for issuance such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when issued and paid for in accordance with the Warrant Agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

PROVISION OF FINANCIAL STATEMENTS AND REPORTS

     The Warrant Agreement provides that, whether or not required by the rules and regulations of the Commission, so long as any Warrants or Warrant Shares are outstanding, the Company will furnish to the holder of the Warrants or Warrant Shares (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (in each case to the extent not prohibited by the Commission's rules and regulations), and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations; provided, however, that with respect to quarterly information relating to the fiscal quarter of the Company ending on June 30, 1998, the Company shall not be required to furnish such quarterly information to such holders until 60 days after the end of such quarter. In addition, following the effectiveness of the Warrant Registration Statement contemplated by the Warrant Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon requests. In addition, the Company will, for so long as any Warrants or Warrant Shares remain outstanding, furnish to the holders thereof and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

AMENDMENT

     Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding any Warrants held by the Company or any of its Affiliates (as defined in the Warrant Agreement)). Notwithstanding the foregoing, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may, from time to time, amend or supplement the Warrant Agreement for certain purposes, including to cure any ambiguities, defects or inconsistencies or to make any change that does not adversely affect the rights of any holder. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock issuable upon exercise of the Warrants would be decreased (other than pursuant to adjustments provided for in the Warrant Agreement) or the exercise period with respect to the Warrants would be shortened.

REGISTRATION RIGHTS; WARRANT LIQUIDATED DAMAGES

  Shelf Registration Right

     The Warrant Agreement provides, for the benefit of the holders of the Warrants, that the Company will file with the Commission a registration statement (the "Warrant Registration Statement") on an appropriate form under the Securities Act covering resales of all Warrants and Warrant Shares that are Transfer Restricted Warrant Securities (as defined) by the holders thereof, and will use all commercially reasonable efforts to cause the Warrant Registration Statement to be declared effective by the Commission on or before the earlier of (the "Warrant Registration Statement Effectiveness Date") (i) 180 days following an Initial Public Offering (as defined) and (ii) the second anniversary of the Closing Date. The Company will covenant and agree, subject to certain limited exceptions, to use its best efforts to keep the Warrant Registration Statement continuously effective, supplemented and amended to ensure that it is available for its intended use by the holders of the Transfer Restricted Warrant Securities entitled to this benefit and to ensure that the Warrant Registration Statement conforms and continues to conform with the requirements of the Securities Act and the policies, rules and regulations of the Commission, as announced from time to time, until the day which is one year after the effectiveness of the Warrant Registration Statement or such earlier time when all the Warrants and/or Warrant Shares have been sold pursuant to the Warrant Registration Statement; provided, however, that during such period, the holders may be prevented or restricted by the Company from effecting sales pursuant to the Warrant Registration Statement as more fully described in the Warrant Agreement. A holder of Warrants or Warrant Shares acquired upon an exercise of Warrants at a time when the Warrant Registration Statement is not effective or available for use generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and will be bound by the provisions of the Warrant Agreement applicable to such holder (including certain indemnification and contribution obligations).

     If the Warrant Registration Statement (i) has not become effective on or before the Warrant Registration Statement Effectiveness Date or (ii) such registration statement becomes effective but shall thereafter cease to be effective or fails to be usable for its intended purpose without being succeeded within five business days by a post-effective amendment to such Warrant Registration Statement that cures such failure and that is itself immediately declared effective (each such event being a "Warrant Registration Default"), the Company shall pay to the holders of Warrants and/or Warrant Shares that in either case are Transfer Restricted Warrant Securities an amount in cash in the amount of $1.00 per Warrant or Warrant Share ("Warrant Liquidated Damages") for the first 90-day period (or portion thereof) following such Warrant Registration Default, such amount to increase by an additional $0.50 per Warrant or Warrant Share with respect to each subsequent 90-day period (or portion thereof) until all Warrant Registration Defaults have been cured, up to a maximum rate of Warrant Liquidated Damages of $2.50 per Warrant or Warrant Share per 90-day period (or portion thereof). All accrued and unpaid Warrant Liquidated Damages shall be paid to the holders of record of the Warrants or Warrant Shares entitled thereto on the last day of each calendar quarter during which any such payment shall have become due.

  Demand Registration Right

     The Warrant Agreement further provides that upon the occurrence of an Exercise Event, the Holders of at least 25% of the Warrants will be entitled to require the Company to use all commercially reasonable efforts to effect one registration under the Securities Act in respect of an underwritten sale of Warrant Shares (a "Demand Registration"), subject to certain limitations, unless an exemption from the registration requirements of the Securities Act is then available for the sale of such Warrant Shares. Upon a demand, the Company will prepare, file and use all commercially reasonable efforts to cause to be effective within 120 days of such demand a registration statement in respect of all Warrant Shares that are requested to be included in such registration statement (a "Demand Registration Statement"); provided that in lieu of filing such Demand Registration Statement, the Company may purchase all of the Warrant Shares the holders of which have requested their inclusion in the Demand Registration Statement at their Current Market Value.

  Piggyback Registration Right

     If the Company proposes to effect an Initial Public Offering (as defined below), the Company must, not later than the date of the initial filing of a registration statement pertaining thereto, provide written notice thereof to the holders of the Warrants and the Warrant Shares. Each such holder will have the right, within 20 days after receipt of such notice, to request (which request will indicate the intended method of distribution) that the Company include such holder's Warrant Shares for sale pursuant to such registration statement.

     The Company will include in such Initial Public Offering all the Warrant Shares for which it receives notice pursuant to the preceding paragraph, unless the managing underwriter for such Initial Public Offering (the "Managing Underwriter") determines that, in its opinion, the number of Warrant Shares that the holders of Warrants and Warrant Shares (the "Requesting Holders") have requested to be sold in such Initial Public Offering, plus the total number of shares of such Common Stock that the Company and any other selling stockholders entitled to sell shares in such Initial Public Offering propose to sell in such Initial Public Offering, exceed the maximum number of shares that may be distributed without adversely affecting the price, timing or distribution of the shares to be sold by the Company. In such event, the Company will be required to include in such Initial Public Offering only that number of shares which the Managing Underwriter believes may be sold without causing such adverse effect in the following order: (i) all the shares that the Company proposes to sell in such Initial Public Offering, (ii) all the shares that are proposed to be sold by any holder of Common Stock who is exercising a demand registration right existing on the Closing Date, if such Initial Public Offering is being made pursuant to such demand and (iii) shares of the Requesting Holders and all other shares that are proposed to be sold by any holder of Common Stock on a pro rata basis in an aggregate number which is equal to the difference between the maximum number of shares that may be distributed in such Initial Public Offering as determined by the Managing Underwriter and the number of shares to be sold in such Initial Public Offering pursuant to clauses (i) and (ii) above. The Company will have the right to postpone or withdraw any registration statement prior to the effective date without obligation to any Requesting Holder. In the event that the shares of the Requesting Holders are excluded from such Initial Public Offering as a result of the preceding sentence, holders of more than 50% of the Warrant Shares (whether outstanding or subject to issuance upon exercise of outstanding Warrants) that have not been sold pursuant to a registration statement may request the Company to register, on one occasion only, all of their Warrant Shares that are Transfer Restricted Warrant Securities (and those of any other holder of Warrant Shares that have not been sold pursuant to a registration statement) in connection with a Public Offering.

     The Warrant Agreement includes customary covenants with respect to the registration rights of the holders on the part of the Company and provides that the Company will indemnify the holders included in any registration statement and any underwriter with respect thereto against certain liabilities. Holders of Warrants and Warrant Shares that wish to participate in any registered offering contemplated by the Warrant Agreement will be required to provide certain information to the Company within the time periods set forth in the Warrant Agreement.

     "Current Market Value" per share of Common Stock or any other security at any date means (i) if the security is not of a class registered under the Exchange Act, (a) the value of the security determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arm's length transaction between the Company and a Person other than an Affiliate of the Company, the closing of which occurred on such date or within the three-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such three-month period, the value of the security as determined by an Independent Financial Expert (as defined in the Warrant Agreement); or (ii) if such security is of a class registered under the Exchange Act, the average of the last reported sale price of the Common Stock (or the equivalent in an over-the-counter market) for each Business Day (as defined in the Warrant Agreement) during the period commencing 15 Business Days before such date and ending one day prior to such date, or if the security is of a class registered under the Exchange Act for less than 15 Business Days before such date, the average of the daily closing bid prices (or such equivalent) for all Business Days before such date for which daily closing bid prices are available (provided, however, that if the closing bid price is not determinable for at least 10 Business Days in such period, then clause (i) above and not this clause (ii) shall be used to determine Current Market Value); provided, however, that if the Warrant Shares requested to be included in a Demand Registration Statement shall be underlying an unexercised Warrant, then Current Market Value shall be calculated as aforesaid, but shall have deducted therefrom the exercise price of the related Warrant.

     "Exercise Event" means, with respect to each Warrant as to which such event is applicable, the earliest to occur of: (i) a Change of Control (as defined in the Indenture), (ii) the 180th day (or such earlier date as determined by the Company in its sole discretion) following an Initial Public Offering, (iii) a class of equity securities of the Company is listed on a national securities exchange or authorized for quotation on the Nasdaq National Market or is otherwise subject to registration under the Exchange Act, or (iv) any date when the Company (A) consolidates or merges into or with another Person (but only where the holders of Common Stock receive consideration in exchange for all or part of such Common Stock other than common stock of the surviving Person) or
(B) sells all or substantially all of its assets to another Person if the Common Stock (or other securities) thereafter issuable upon exercise of the Warrants is not registered under the Exchange Act; provided, that the events in (A) and (B) will not be deemed to have occurred if the consideration for the Common Stock in either such transaction consists solely of cash.

     "Initial Public Offering" means a primary underwritten public offering (but excluding any offering pursuant to Form S-8 under the Securities Act or any other publicly registered offering pursuant to the Securities Act pertaining to an issuance of Common Stock or securities exercisable therefor under any benefit plan, employee compensation plan, or employee or director stock purchase plan) of Common Stock by the Company pursuant to an effective registration statement under the Securities Act.

     "Public Offering" means an underwritten public offering of Common Stock by the Company or one or more holders of the Common Stock pursuant to an effective registration statement under the Securities Act.

     "Transfer Restricted Warrant Securities" means each Warrant and/or Warrant Share until the earlier to occur of (i) the date on which such Warrant and/or Warrant Share has been effectively registered under the Securities Act and disposed of in accordance with the Warrant Registration Statement or (ii) the date on which such Warrant and/or Warrant Share is distributed to the public pursuant to Rule 144 under the Securities Act or is eligible for resale pursuant to Rule 144(k) under the Securities Act.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued pursuant to an Indenture (the "Indenture"), dated June 23, 1998 between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act, and therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA"), as in effect on the date of the Indenture. The following is a summary of the material provisions of the Indenture. Copies of the Indenture are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The Notes will be general obligations of the Company, will be unsecured (except as provided below) and will rank pari passu in right of payment with all future unsecured senior Indebtedness of the Company. However, the operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Company's Subsidiaries will not be guarantors of the Notes and the Notes will be effectively subordinated to all current and future Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of September 30, 1998, the Company had approximately $114.7 million of Indebtedness outstanding and the Company's Subsidiaries had approximately $764,000 of Indebtedness outstanding. The Indebtedness of the Company includes the amount represented by the Notes. Currently, no Indebtedness of the Company ranks senior in right of payment to the Notes and $764,000 of Indebtedness of the Company's subsidiaries effectively ranks senior in right of payment to the Notes. In addition, no Indebtedness of the Company ranks pari passu in right of payment to the Notes. See "Risk
Factors -- Holding Company Structure; Effective Subordination and Ranking."

     As of the date of the Indenture, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company is able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited in aggregate principal amount to $115.0 million and will mature on June 15, 2008. The Notes bear interest at the rate of 14% per annum and interest will be payable in U.S. dollars semiannually in arrears on June 15 and December 15, commencing on December 15, 1998, to Holders of record on the immediately preceding June 1 and December 1. Holders of record on such record dates will become irrevocably entitled to receive accrued interest and Liquidated Damages, if any, in respect of the interest period during which such record date occurs as of the close of business on such record date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes having a principal amount of at least $1.0 million the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts in the United States specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     Except as described below, the Notes will not be redeemable at the Company's option prior to June 15, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on of the years indicated below:

YEAR                                                            PERCENTAGE
----                                                            ----------
2003........................................................     107.000%
2004........................................................     104.667%
2005........................................................     102.333%
2006 and thereafter.........................................     100.000%

     During the first 36 months after the date of original issuance of the Notes, the Company may on any one or more occasions redeem up to 35% of the originally issued aggregate principal amount of the Notes at a redemption price of 114% of the principal amount thereof on the redemption date, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the originally issued aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and provided, further, that notice of any such redemption shall be given within 60 days of the date of the closing of such Equity Offering.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECURITY

     The Indenture required the Company to purchase and pledge to the Trustee, as security for the benefit of the Holders of the Notes, Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and/or principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes. The Company used approximately $44.2 million of the net proceeds of the Private Offering to acquire the Pledged Securities. See "Use of Proceeds." The Pledged Securities were pledged by the Company to the Trustee for the benefit of the Holders of the Notes pursuant to the Pledge Agreement and are held by the Trustee in the Pledge Account pending disposition pursuant to the Pledge Agreement. Pursuant to the Pledge Agreement, immediately prior to one of the first six scheduled interest payment dates with respect to the Notes, the Company may either (a) deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or (b) direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that the Company exercises the option under clause (a) above, the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Pledge Account in like amount. A failure by the Company to pay interest on the Notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period.

     Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment) the Trustee will be permitted to release to the Company, at the Company's request, any such excess amount.

     The Notes will be secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure repayment of the principal amount of and Liquidated Damages, if any, on the Notes to the extent of such security.

     Under the Pledge Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, any remaining Pledged Securities will be released from the Pledge Account and the Notes will be unsecured.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 60 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," "-- Certain Covenants -- Liens" and "-- Certain Covenants -- Sale and Leaseback Transactions." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the Notes protection in the event of certain highly leveraged transactions.

     Future Credit Facilities may limit the Company's access to the cash flow of its Subsidiaries and may, therefore, restrict the Company's ability to purchase any Notes. Such Credit Facilities may also provide that the occurrence of certain change of control events with respect to the Company constitute a default thereunder. In the event that a Change of Control occurs at a time when the Company's Subsidiaries are prohibited from making distributions to the Company to purchase Notes under the terms of any agreements governing future Indebtedness of the Company and its Subsidiaries, the Company could cause its Subsidiaries to seek the consent of the lenders under such agreements to allow such distributions or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such agreements. Future Indebtedness of the Company and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See "Risk
Factors -- Holding Company Structure; Effective Subordination and Ranking" and "Risk Factors -- Repurchase of the Notes Upon a Change of Control." There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     The Indenture provides that the Company may not, and may not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a binding written agreement that releases the Company or such Restricted Subsidiary from further liability and
(y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 30 days of the applicable Asset Sale (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds to: (a) the reduction of Indebtedness under a Credit Facility; (b) the reduction of other Indebtedness of any of the Company's Restricted Subsidiaries; (c) the acquisition of all or substantially all the assets of a Telecommunications Business; (d) the acquisition of Voting Stock of a Person engaged in a Telecommunications Business from a Person that is not a Subsidiary of the Company; provided, that, after giving effect thereto, the Person whose Voting Stock was so acquired is a Restricted Subsidiary of the Company; or (e) the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Telecommunications Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes and all holders of other senior Indebtedness of the Company containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other senior Indebtedness of the Company that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture and such other senior Indebtedness of the Company. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other senior Indebtedness of the Company tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other senior Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than cash to the extent required to pay for fractional shares of such Equity Interests (other than Disqualified Stock), dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company and other than dividends, payments or other distributions on or with respect to any Equity Interests of any Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii) through (v) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and except to the extent such net cash proceeds are used to incur new Indebtedness outstanding pursuant to clause (ix) of the second paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock") or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) to the extent that any Unrestricted Subsidiary of the Company is designated as a Restricted Subsidiary after the date of the Indenture, the lesser of (A) the fair market value of the Company's Investment in such Subsidiary as of the date of such designation, or (B) the sum of (x) the fair market value of the Company's Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary and (y) the amount of any Investments made in such Subsidiary subsequent to such designation (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary, plus (v) 50% of any dividends received by the Company or a Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

     The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, any Equity Interests of the Company (other than any Disqualified Stock; provided that such net cash proceeds are not used to incur new Indebtedness pursuant to clause (ix) of the second paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"); and provided further that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) payments or distributions to dissenting stockholders, pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; and (v) the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company that is held by any current or former employee, director or consultant (or their estates or the beneficiaries of such estates) of the Company or any Subsidiary, not to exceed (A) $1.0 million in any calendar year or (B) $5.0 million in aggregate.

     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or Event of Default; provided that in no event shall the businesses operated by the Company's Restricted Subsidiaries as of the date of the Indenture be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if such designation would not cause a Default or Event of Default.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

  Incurrence of Indebtedness and Issuance of Disqualified Stock

     The Indenture provides that the Company may not, and may not permit any of its Restricted Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company may not issue any Disqualified Stock and may not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Restricted Subsidiaries may incur Eligible Indebtedness if, in each case, (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Debt to Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than 5.5 to 1.

     The provisions of the first paragraph of this covenant do not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the greater of (x) $50.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales" and (y) 80% of the Eligible Receivables that are outstanding as of such date of incurrence;

          (ii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Notes and the Exchange Notes;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including acquisitions of the Capital Stock of a Person that is or becomes a Restricted Subsidiary of the Company to the extent of the fair market value of the equipment, inventory or network assets so acquired) after the date of the Indenture;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (ii) through (v) of this paragraph;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, not permitted by this clause
     (vi) of this paragraph;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or currency exchange risk;

          (viii) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of the Indenture;

          (ix) the incurrence by the Company of Indebtedness or by a Restricted Subsidiary of the Company of Acquired Debt not to exceed, at any one time outstanding the sum of (A) 2.0 times the aggregate net cash proceeds received by the Company after the Closing Date from the issuance and sale of its Common Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent such net cash proceeds have not been used pursuant to clause (c)(ii) of the first paragraph or clause (ii) of the second paragraph of the covenant described above under the caption "-- Restricted Payments" to make a Restricted Payment and (B) the fair market value of assets (other than cash and Cash Equivalents) that are used or useful in a Telecommunications Business or Capital Stock of a Person engaged in a Telecommunications Business that is or becomes a Restricted Subsidiary of the Company, in each case, received by the Company after the Closing Date from the issuance and sale of its Common Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent such issuance and sale of Common Stock has not been used pursuant to clause (ii) of the second paragraph of the covenant described above under the caption "-- Restricted Payments" to effect a Restricted Payment; and provided further that such Indebtedness (other than Acquired
     Debt) does not mature prior to the Stated Maturity of the Notes and the Weighted Average Life to Maturity of such Indebtedness is longer than that of the Notes;

          (x) the incurrence by the Company of Indebtedness, to the extent that the net proceeds thereof are promptly (A) used to repurchase Notes tendered in a Change of Control Offer or (B) deposited to defease all of the Notes as described below under "-- Legal Defeasance and Covenant Defeasance;" and

          (xi) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $50.0 million.

     The Indenture also provides that (i) the Company may not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured and (ii) the Company may not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, be permitted to classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner that would comply with this covenant at the time of reclassification. Accrual of interest, accrual of dividends, accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, and the payment of dividends in the form of additional shares of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock, as the case may be, for purposes of this covenant.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness as in effect on the date of the Indenture, (b) any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction either (1) applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (2) is contained in one or more Credit Facilities, and (B) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) based on market conditions prevailing at the time such encumbrance or restriction is created, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in leases or licenses entered into in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (j) Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption "-- Liens" that limit the right of the debtor to transfer the assets subject to such Liens, and (k) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements.

  Merger, Consolidation or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or

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

substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will, immediately after giving pro forma effect to such transaction, have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock."

  Transactions with Affiliates

     The Indenture provides that the Company may not, and may not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by a nationally recognized investment banking firm (or, if no such investment banking firm is qualified to issue such an opinion, by a nationally recognized appraisal firm or public accounting firm). Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate
Transactions: (i) any employment arrangements with any executive officer of the Company or a Restricted Subsidiary that is entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practice, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of directors fees in an aggregate annual amount not to exceed $25,000 per Person, (iv) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," and (v) the issuance or sale of Equity Interests (other than Disqualified Stock) of the Company.

  Sale and Leaseback Transactions

     The Indenture provides that the Company may not, and may not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) the Company or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Consolidated Cash Flow Ratio test set forth in the
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

first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

  Limitation on Issuances and Sales of Equity Interests of Restricted
  Subsidiaries

     The Indenture provides that the Company (i) may not, and may not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) and (ii) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company, unless, in each such case: (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary and (b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

  Limitations on Issuances of Guarantees of Indebtedness

     The Indenture provides that the Company may not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Subsidiary of the Company, of all of the Company's Equity Interests in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture. The Indenture allows the Company to designate current or future subsidiaries as Unrestricted Subsidiaries. See "-- Certain Definitions -- Unrestricted Subsidiary."

  Business Activities

     The Company may not, and may not permit any Restricted Subsidiary of the Company to, engage in any business other than a Telecommunications Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company must furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" (in each case to the extent not prohibited by the Commission's rules and regulations), the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and
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

(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations; provided, however, that with respect to quarterly information relating to the fiscal quarter of the Company ending on June 30, 1998, the Company shall not be required to furnish such quarterly information to the Holders of the Notes until 60 days after the end of such quarter. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company must file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company must, for so long as any Notes remain outstanding, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default in the payment of interest or Liquidated Damages, if any, on the Notes when due and payable as to any Interest Payment Date falling on or prior to June 15, 2001; (ii) default in the payment of interest or Liquidated Damages, if any, on the Notes when due and payable as to any Interest Payment Date falling after June 15, 2001, and any such failure continues for 30 days;
(iii) default in payment when due of the principal of or premium, if any, on the Notes; (iv) failure by the Company or any of its Subsidiaries to comply with the provisions described under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" or failure by the Company to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the Indenture applicable thereto; (v) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) the Company asserts in writing that the Pledge Agreement ceases to be in full force and effect before payment in full of the obligations thereunder; or (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become due and payable immediately to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to June 15, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the

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

Company with the intention of avoiding the prohibition on redemption of the Notes prior to June 15, 2003, then the premium specified in the Indenture shall also become due and payable immediately to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Indenture provides that if a Default or Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year, an officers' certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Company is also required to deliver to the Trustee, forthwith after the occurrence thereof, written notice of any event that would constitute a Default or Event of Default, the status thereof and what action the Company is taking or proposes to take in respect thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, has any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to the Company) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events with respect to the Company are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (specifically excluding the provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of
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

the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (specifically excluding the payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) except as provided under the caption "-- Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the Notes, (ix) modify the provisions of the Pledge Agreement or the Indenture relating to the Pledged Securities in any manner adverse to the Holders or release the Pledge Account from the Lien under the Pledge Agreement or permit any other obligation to be secured by the Pledge Account or (x) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company and the Initial Purchasers entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company must offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th business day following consummation of the Exchange Offer that
(A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a Prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company must file with the Commission a Shelf Registration Statement to cover resales of the Notes by the

Holders thereof, subject to such Holders satisfying certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company must use all commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Private Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Private Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the Prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such
Note is distributed to the public pursuant to Rule 144 under the Securities Act or is eligible for resale pursuant to Rule 144(k) under the Securities Act.

     The Registration Rights Agreement provides that (i) the Company must file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Closing Date, (ii) the Company must use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date,
(iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company must commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Private Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 90 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of the Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of the Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of the Notes. All accrued Liquidated Damages will be paid by the Company on each interest payment date to the Holders of record on the immediately preceding record date by wire transfer of immediately available funds, in the case of the Global Note Holder, and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

     Set forth below are material defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, other than Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain
Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant, and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Subsidiary to the Company or to another Restricted Subsidiary, (iii) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," (iv) the sale or other disposition of real or personal property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or not required for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, (v) disposals of Cash Equivalents and (vi) sales or other dispositions of assets for consideration, received substantially concurrently with such sale or disposition, at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kind described in clauses (c), (d), or (e) of the second paragraph under the caption "-- Repurchase at the Option of Holders -- Asset Sales," provided that such consideration may also include a cash equalization payment, in which case such cash payment, if received by the Company or any of its Restricted Subsidiaries, will be deemed to be proceeds received from an Asset Sale which will be applied in accordance with the provisions of the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Broker-Dealer" means any broker or dealer registered under the Exchange
Act.

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

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper or other indebtedness issued by domestic corporations having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within one year after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than any of the Principals and their Related Parties;
(ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals, their Related Parties or (prior to the establishment of a Public Market) a Permitted Group, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of (A) more than 40% of the Voting Stock of the Company and (B) more of the Voting Stock of the Company than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate (Voting Stock, in each case, measured by voting power rather than number of shares); (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (ii) consolidated interest expense of such Person and its

Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iii) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (iv) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business), in each case on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person other than the Company that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded and (iv) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded whether or not distributed to the Company or one of its Restricted Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of such Person, in each case determined on a consolidated basis in accordance with GAAP.

     "Consolidated Assets" means, with respect to the Company, the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of the Company and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facilities" means one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Debt to Consolidated Cash Flow Ratio" means, as of any date of determination (the "Calculation Date"), the ratio of (a) the Consolidated Indebtedness of the Company as of such date to (b) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to the Calculation Date for which internal financial statements are available, in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Subsidiaries from the beginning of such four-quarter period through and including the Calculation Date as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (ii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature (other than with the proceeds of an IPO Redemption (as defined under "Description of Capital Stock -- Series B Preferred Stock -- Redemption") in the case of the Series B Preferred Stock); provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments."

     "Eligible Indebtedness" means any Indebtedness other than (i) Indebtedness in the form of, or represented by, bonds or other securities or any guarantee thereof and (ii) Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

     "Eligible Receivables" means the accounts receivable (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of the Company and its Restricted Subsidiaries that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent internal consolidated balance sheet of the Company and such Restricted Subsidiaries, all calculated on a consolidated basis in accordance with GAAP.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means a public or private offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act or otherwise of which the net cash proceeds to the Company are equal to or greater than $25.0 million.

     "Exchange Offer" means exchange and issuance by the Company of a principal amount of New Notes (which shall be registered pursuant to the Exchange Offer Registration Statement) equal to the outstanding principal amount of Notes that are tendered by such Holders in connection with such exchange and issuance.

     "Exchange Offer Registration Statement" means the Registration Statement relating to the Exchange Offer, including the related Prospectus.

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

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company, whose determination shall be evidenced by a resolution thereof set forth in an officers' certificate delivered to the Trustee; provided that for purposes of clause (ix) of the second paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," and only for purposes of such clause: (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or Cash Equivalents) received by the Company exceeds $10.0 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm (or, if no such investment banking firm is qualified to issue such an opinion, by a nationally recognized appraisal firm or public accounting firm) and set forth in the written opinion of such firm which shall be delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect

Subsidiary of the Company or a Restricted Subsidiary of the Company issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "New Notes" means the Company's Senior Notes due 2008 to be issued pursuant to the Indenture (i) in the Exchange Offer or (ii) as contemplated by Section 4 of the Registration Rights Agreement.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, (v) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale and (vi) without duplication, any reserves that the Company's Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments; provided that in the case of any reversal of any reserve referred to in clause (v) or
(vi) above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Group" means any group of investors that is deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Purchasers Rights Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person (together with its Affiliates), other than the Principals and their Related Parties, is the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, and beneficial ownership shall be determined without regard to the Purchasers Rights Agreement, as the same may be amended, modified or supplemented from time to time), directly or indirectly, of (A) more than 40% of the Voting Stock of the Company that is "beneficially owned" (as defined above) by such group of investors and (B) more of the Voting Stock of the Company than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate (Voting Stock, in each case, measured by voting power rather than number of shares).

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents or Pledged Securities; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;" (e) any acquisition of assets to the extent that the consideration therefor consists of Equity Interests (other than Disqualified Stock) of the Company; (f) receivables created in the ordinary course of business; (g) loans or advances to employees made in the ordinary course of business not to exceed $500,000 at any one time outstanding; (h) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business; (i) Guarantees permitted by the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock;" (j) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (k) Investments in Permitted Joint Ventures in an amount not to exceed $10.0 million at any one time outstanding; and (l) other Investments not to exceed 5% of the Company's Consolidated Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

     "Permitted Joint Venture" means any corporation, partnership or other entity engaged in one or more Telecommunications Businesses (i) of which the Company owns, directly or indirectly, at least 45% of the outstanding Capital Stock and (ii) that is managed and operated by the Company or any of its Subsidiaries.

     "Permitted Liens" means (i) Liens securing Indebtedness of the Company under one or more Credit Facilities that was permitted by the terms of the Indenture to be incurred; (ii) Liens on the property or assets of one or more Restricted Subsidiaries of the Company securing Indebtedness of one or more Restricted Subsidiaries of the Company that was permitted by the terms of the Indenture to be incurred; (iii) Liens in favor of the Company; (iv) Liens existing on the date of the Indenture; (v) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vi) Liens securing Indebtedness permitted to be incurred under clause (iv) of the second paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock, provided that (A) any such Lien is created solely for the purpose of securing Indebtedness (1) to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (B) the principal amount of the Indebtedness secured by such Lien does not exceed

100% of such cost and (C) such Lien does not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary; (viii) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition; (ix) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (x) Liens securing the Notes, the New Notes and the Indenture or any guarantee thereof; (xi) Liens granted in favor of the Holders of the Notes; and (xii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     "Pledge Account" is defined to mean an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the net proceeds from the Offering.

     "Pledge Agreement" is defined to mean the Collateral Pledge and Security Agreement, dated as of the date of the Indenture, from the Company to the Trustee, governing the Pledge Account and the disbursement of funds therefrom.

     "Pledged Securities" is defined to mean the securities purchased by the Company with a portion of the net proceeds from the Offering, which shall consist of U.S. Government Obligations, to be deposited in the Pledge Account. The Pledged Securities may be held in book-entry form through Bankers Trust Company, acting as securities intermediary.

     "Principal" means Henry H. Bradley, David E. Scott and Jeffrey D. Shackelford.

     "Prospectus" means the prospectus included in a Registration Statement at the time such Registration Statement is declared effective, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.
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

     A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 35% of the total issued and outstanding Common Stock of the Company immediately prior to the consummation of such Public Equity Offering has been distributed by means of an effective registration statement under the Securities Act.

     "Registration Statement" means any registration statement of the Company relating to (a) an offering of New Notes pursuant to an Exchange Offer or (b) the registration for resale of Transfer Restricted Securities pursuant to the Shelf Registration Statement, in each case, (i) that is filed pursuant to the provisions of the Registration Rights Agreement and (ii) including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

     "Related Party" with respect to any Principal means (a)(1) any spouse, sibling, parent or child of such Principal or (2) the estate of any Principal during any period in which such estate holds Equity Interests of the Company for the benefit of any person referred to in clause (a)(1) or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (a).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Shelf Registration Statement" means the Shelf Registration Statement as defined in the Registration Rights Agreement.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Telecommunications Business" means any business engaged primarily in the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such
Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would occur or be in existence following such designation.

     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a "bank" (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth in the next paragraph, the Notes will be represented by one or more permanent global certificates in fully registered form (each a "Global Note" or a "Global Certificate"). Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

     Notes (i) originally purchased by or transferred to Institutional "Accredited Investors" (as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) who are not QIBs or (ii) held by QIBs who elect to take physical delivery of their certificates instead of holding their interest through the Global Certificates (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued, in registered form, without interest coupons, "Certificated Notes" ("Certificated Securities"). Upon the transfer to a QIB of such Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities will, unless the transferee requests otherwise or the Global Certificates have previously been exchanged in whole for such Certificated Securities, be exchanged for an interest in the applicable Global Certificates.

THE GLOBAL CERTIFICATES

     The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC or its custodian will credit, on its internal system, portions of the Global Notes to the respective accounts of persons who have accounts with such depository and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Certificates directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the applicable Global Certificate for all purposes under the Indenture. No beneficial owner of an interest in the Global Certificates will be able to transfer such interest except in accordance with DTC's applicable procedures in addition to those provided for under the Indenture with respect to the Exchange Notes.

     Payments of the principal of, premium (if any) and interest (including Additional or Special Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest (including Additional on Special Interest) on, the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in any such Global Certificates held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Units, Notes, or Warrants to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the applicable Global Certificate in accordance with the normal procedures of DTC, and including, with respect to the Exchange Notes and the Warrants, in accordance with the procedures set forth in the Indenture.

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

     DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes, (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the applicable Global Certificate is credited and only in respect of such portion of Notes, the aggregate principal amount of Notes, as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the applicable Global Certificate for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     If DTC is at any time unwilling or unable to continue as a depository for any Global Certificate and a successor depository is not appointed by the Company within 90 days, the Company will issue Certificated Securities in exchange for the Global Certificates.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following general discussion summarizes certain of the material United States federal income tax consequences to holders of Private Notes who purchased Private Notes at original issuance of the Exchange Offer and of the ownership and disposition of the Exchange Notes. This discussion is a summary for general information only and does not consider all aspects of United States federal income taxation that may be relevant to a prospective investor in light of that investor's particular circumstances. This discussion also deals only with Notes held by a holder as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended to the date hereof (the "Code"). This summary does not address all of the tax consequences that may be relevant to a holder of Notes, nor does it address the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, banks, thrifts, insurance companies, other financial institutions, persons that hold the Notes as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, persons that have a "functional currency" other than the United States dollar, persons that acquire Notes in connection with the performance of services, investors in pass-through entities and certain United States expatriates. Further, this summary does not address (i) the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the Notes, (ii) the United States federal alternative minimum tax consequences of the ownership or disposition of the Notes, or (iii) any state, local or foreign tax consequences of the ownership or disposition of the Notes.

     This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     HOLDERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

EXCHANGE OFFER

     The exchange of Private Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a taxable exchange. As a result, a holder (i) should not recognize taxable gain or loss as a result of exchanging Private Notes for Exchange Notes pursuant to the Exchange Offer; (ii) the holding period of the Exchange Notes should include the holding period of the Private Notes exchanged therefor and (iii) the adjusted tax basis of the Exchange Notes should be the same as the adjusted tax basis of the Private Notes exchanged therefor immediately before the exchange.

U.S. HOLDERS

     For purposes of the following discussion, "U.S. Holder" generally means (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or any state, (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust. Certain United States federal income consequences relevant to a holder other than a U.S. Holder (a "Non-U.S. Holder") are discussed separately below.

  Issue Price of Notes

     The Private Notes were issued as a part of Units. For United States federal income tax purposes, each Unit is treated as an investment unit, consisting of Private Notes and Warrants. The issue price of the Unit is the first price at which a substantial portion of the Units are sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The issue price of each Unit must be allocated between the Private Notes and Warrants based upon their relative fair market values. That allocation will be used to determine the U.S. Holders' initial tax basis in the Notes, and (as described below) the issue price of the Notes. The Company has allocated the issue price of each Unit between the Note and the Warrant comprising such Unit in accordance with the Company's determination of their relative fair market values on the issue date. This allocation will not be binding on the Internal Revenue Service ("the IRS"), which may challenge such allocation. However, a U.S. Holder is bound by such allocation, unless the U.S. Holder discloses in a timely filed United States federal income tax return of the U.S. Holder for its taxable year in which it acquires the Units that it intends to use an allocation that is inconsistent with the Company's allocation. For this purpose, the Company allocated 99.7% of the issue price of a Unit to the Notes and 0.3% to the Warrants.

Payments of Stated Interest

     Stated interest paid or accrued on the Notes will constitute qualified stated interest and will be taxable to a U.S. Holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes. Alternatively, a U.S. Holder may elect to include stated interest on the Notes (as well as any original issue discount ("OID"), market discount, de minimis market discount and unstated interest on the Notes, as adjusted by any amortizable bond premium or acquisition premium) in gross income on a constant-yield basis. The mechanics and implications of such an election are beyond the scope of this discussion and, as a result, U.S. Holders should consult their own tax advisors regarding the advisability of making such an election.

Original Issue Discount

     The Notes will have OID for federal tax purposes, and accordingly, unless the amount of OID is de minimis, U.S. Holders of Notes will be subject to special tax rules, pursuant to which U.S. Holders of Notes will generally be required to include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting, in advance of the receipt of cash attributable to such income. However, U.S. Holders of the Notes generally will not be required to include separately in income cash payments (i.e., principal) received on such Notes, to the extent such payments constitute payments of previously accrued OID.

     The Notes will be treated as issued with OID equal to the excess of the "stated redemption price at maturity" of a Note over its "issue price." The amount of OID will be considered de minimis and thus ignored for federal income tax purposes if it is less than 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The issue price of a Note is described under "-- Allocation of Issue Price Among Notes and Warrants." The stated redemption price at maturity of a Note is the total of all payments on the Note that are not payments of "qualified stated interest." A qualified stated interest is interest unconditionally payable, in cash or property (other than debt instruments of the issuer), at least annually at a single fixed rate during the entire term of the Note that appropriately takes into account the length of intervals between payments. Stated interest on the Notes will be treated as qualified stated interest. Based on the allocation of the issue price of Units, the Company believes that the amount of OID on the Notes is de minimis.

     If the Company's allocation described above is not respected and the amount of OID are deemed to be more than de minimis, the amount of OID includible in income by an initial U.S. Holder of a Note will be the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion thereof in which such U.S. Holder holds such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro-rata portion of the OID that accrued in such period. The "accrual period" of a Note may be of any length and may vary in length over the term of an OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (b) the amount of qualified stated interest allocable to such accrual period. The "adjusted issue price" of a Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such Note (other than payments of qualified stated interest).

Sale or Redemption of the Notes

     Upon the disposition of a Note by sale, exchange or redemption, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued and unpaid interest) and (ii) the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis in a Note generally will equal the initial tax basis of the Note to the U.S. Holder (which will be equal to the portion of the issue price of the Unit allocated to the Note), increased by OID previously included (or currently includible) in such holder's gross income to the date of disposition, and reduced by any payments other than payments of qualified stated interest made on such Note. When a Note is sold, disposed of or redeemed between interest payment dates, the portion of the amount realized on the disposition that is attributable to interest accrued to the date of sale must be reported as interest income by a cash method investor and an accrual method investor that has not included the interest in income as it accrued. Assuming the Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such Note for longer than one year.

NON-U.S. HOLDERS

     The following discussion summarizes certain United States federal income tax consequences relevant to a Non-U.S. Holder of a Note.

     This discussion does not deal with all aspects of United States federal income taxation that may be relevant to any particular Non-U.S. Holder in light of that holder's personal circumstances with respect to such holder's purchase, ownership or disposition of the Notes, including such holder holding the Notes. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to United States federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to United States federal income tax even though the entity which holds the Note is not subject to such tax.

  Stated Interest and OID on the Notes

     Under current United States federal income tax law, payments of stated interest or OID on a Note by the Company or any paying agent to a holder that is a Non-U.S. Holder will not be subject to withholding of United States federal income tax if (i) such payment is effectively connected with a trade or business within the United States by such Non-U.S. Holder, or (ii) both (a) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (b) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies (on an IRS Form W-8 or a substantially similar substitute form) that it is a Non-U.S. Holder in compliance with applicable requirements.

     Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, although exempt from the withholding tax (assuming appropriate certification is provided), may be subject to graduated United States federal income tax on a net income basis and, in the case of a corporation, also an additional branch profits tax of 30% (or a lower rate provided in an applicable treaty) as if such amounts were earned by a U.S. Holder.

  Sale or Redemption of Notes

     Except as described below and subject to the discussion concerning backup withholding, a Non-U.S. Holder generally will not be subject to withholding of United States federal income tax with respect to any gain realized upon the sale or redemption of Notes. Further, a Non-U.S. Holder generally will not be subject to United States federal income tax with respect to any such gain unless (i) the gain is effectively connected with a United States trade or business of such Non-U.S. Holder, (ii) subject to certain exceptions, the

Non-U.S. Holder is an individual who holds such Notes as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the Notes held by a noncorporate U.S. Holder within the United States. In addition, payments made on, and payments or proceeds from the sale of, such Notes to or through the United States office of a broker are subject to information reporting unless the holder thereof certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

     Payments made on, and proceeds from the sale of, the Notes may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided the required information is provided to the IRS.

  New Withholding Regulations

     In October 1997, the IRS issued final regulations relating to withholding, backup withholding and information reporting with respect to payments made in Non-U.S. Holders. The regulations generally apply to payments made after December 31, 1999, subject to certain transition rules.

     When effective, the new regulations will streamline and, in some cases, alter the type of statements and information that must be furnished to claim a reduced rate of withholding. While various IRS forms (such as IRS Forms 1001 and 4224) currently are used to claim exemption from withholding or a reduced withholding rate, the preamble to the regulations states that the IRS intends most certifications to be made on revised Form W-8. The regulations also clarify the duties of United States payors making payments to foreign persons and modify the rules concerning withholding on payments made to Non-U.S. Holders through foreign intermediaries. With some exceptions, the new regulations treat a payment to a foreign partnership as a payment directly to the partners.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Birch Telecom, Inc. at December 31, 1997 and for the year then ended, appearing in this Prospectus and Registration Statement and the consolidated financial statements of Valu-Line Companies, Inc. at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, also appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Exchange Act. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. The Commission maintains a web site (http://www.sec.gov), that contains periodic reports, proxy and information statements and other information regarding registrants that file documents electronically with the Commission. While all material provisions of documents and agreements filed as exhibits are included in the Prospectus, in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and prospective investors should review each such contract or document for the complete contents of such contract or document.

     Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Exchange Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act (and, with respect to the annual information only, a report thereon by the Company's certified independent accountants), whether or not the Company is then required to file reports with the Commission. As a result of this Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Private Notes or the Exchange Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

     The principal address of the Company is 1004 Baltimore Ave., Suite 900, Kansas City, Missouri 64105, and the Company's telephone number is (816) 842-7560.

                         INDEX TO FINANCIAL STATEMENTS

BIRCH TELECOM, INC. (UNAUDITED)
Condensed Consolidated Balance Sheets as of December 31,
  1997 and September 30, 1998...............................   F-2
Condensed Consolidated Statements of Operations for the nine
  months ended September 30, 1997 and 1998..................   F-3
Condensed Consolidated Statement of Stockholders' Equity for
  the nine months ended
  September 30, 1998........................................   F-4
Condensed Consolidated Statements of Cash Flows for the nine
  months ended September 30, 1997 and 1998..................   F-5
Notes to Condensed Consolidated Financial Statements........   F-6

BIRCH TELECOM, INC.
Report of Independent Auditors..............................   F-9
Consolidated Balance Sheet as of December 31, 1997..........  F-10
Consolidated Statement of Operations for the year ended
  December 31, 1997.........................................  F-11
Consolidated Statement of Stockholders' Equity for the year
  ended December 31, 1997...................................  F-12
Consolidated Statement of Cash Flows for the year ended
  December 31, 1997.........................................  F-13
Notes to Consolidated Financial Statements..................  F-14

VALU-LINE COMPANIES, INC.
Report of Independent Auditors..............................  F-20
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................  F-21
Consolidated Statements of Income and Retained Earnings for
  the years ended December 31, 1995, 1996 and 1997..........  F-22
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997..........................  F-23
Notes to Consolidated Financial Statements..................  F-24

                              BIRCH TELECOM, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------    -------------
                                                                               (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $   210          $ 53,378
  Pledged securities........................................         --            15,709
  Accounts receivable.......................................         --             3,499
  Inventory.................................................         --             1,246
  Prepaid expenses and other current assets.................          7               394
                                                                -------          --------
Total current assets........................................        217            74,226
Property and equipment, net.................................        101            16,638
Pledged securities -- noncurrent............................         --            29,208
Goodwill, net...............................................         --            16,855
Customer lists, net.........................................         --             3,237
Deferred debt costs, net....................................         --             4,498
Other assets................................................        216               962
                                                                -------          --------
Total assets................................................    $   534          $145,624
                                                                =======          ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt and capital lease
     obligation.............................................    $    --          $    115
  Notes payable to related parties..........................        250                --
  Accounts payable..........................................        255             8,875
  Accrued interest..........................................         --             4,425
  Accrued expenses..........................................         --             1,564
                                                                -------          --------
Total current liabilities...................................        505            14,980
14% Senior Notes............................................         --           114,671
Capital lease obligation and other long-term debt, net of
  current maturities........................................         --               649
                                                                -------          --------
Total liabilities...........................................        505           130,300
Preferred stock, $.001 par value; 25,000,000 shares
  authorized:
  Series B Redeemable Preferred Stock, 8,572,039 shares
     issued and outstanding (stated at redemption and
     aggregate liquidation value)...........................         --            13,572
Stockholders' equity:
  Series C Preferred Stock, 8,492,749 shares issued and
     outstanding............................................         --                 8
  Common stock, $.01 par value, 20,000,000 shares
     authorized, 1,800,000 shares issued and outstanding at
     December 31, 1997......................................         18                --
  Common stock, $.001 par value, 27,000,000 shares
     authorized, 5,016,889 shares issued and outstanding....         --                 5
  Warrants..................................................         18               337
  Additional paid-in capital................................      1,782            12,273
  Accumulated deficit.......................................     (1,789)          (10,871)
                                                                -------          --------
Total stockholders' equity..................................         29             1,752
                                                                -------          --------
Total liabilities and stockholders' equity..................    $   534          $145,624
                                                                =======          ========

                            See accompanying notes.

                              BIRCH TELECOM, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Revenue:
  Communications services, net..............................  $    --    $14,919
  Equipment sales, net......................................       --      2,324
                                                              -------    -------
Total revenue...............................................       --     17,243
Cost of services:
  Cost of communications services...........................       --     10,729
  Cost of equipment sales...................................       --      1,518
                                                              -------    -------
Total cost of services......................................       --     12,247
                                                              -------    -------
Gross margin................................................       --      4,996
Selling, general and administrative.........................    1,214      8,816
Depreciation and amortization expense.......................       19      1,229
                                                              -------    -------
Loss from operations........................................   (1,233)    (5,049)
Interest expense............................................       --      4,517
Interest income.............................................       (8)    (1,709)
                                                              -------    -------
Net loss before income tax..................................   (1,225)    (7,857)
Income taxes................................................       --         --
                                                              -------    -------
Net loss....................................................   (1,225)    (7,857)
Preferred stock dividends...................................       --      1,204
Amortization of preferred stock issuance costs..............       --         21
                                                              -------    -------
Loss applicable to common stock.............................  $(1,225)   $(9,082)
                                                              =======    =======
Loss per common share -- basic and diluted..................  $ (1.15)   $ (2.69)
                                                              =======    =======
Weighted average number of common shares outstanding........    1,064      3,381

                            See accompanying notes.

                              BIRCH TELECOM, INC.

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                            SERIES A PREFERRED      SERIES C PREFERRED
                                   STOCK                   STOCK                  COMMON STOCK
                           ---------------------   ---------------------   ---------------------------
                           NUMBER OF               NUMBER OF               NUMBER OF   $.01
                            SHARES     $.001 PAR    SHARES     $.001 PAR    SHARES     PAR    WARRANTS
                           ---------   ---------   ---------   ---------   ---------   ----   --------
BALANCE AT DECEMBER 31,
  1997...................       --       $ --           --        $--        1,800     $ 18     $ 18
Recapitalization.........       --         --        1,800         2        (1,800)     (18)     (18)
Issuance of common
  stock..................       --         --           --        --            --       --       --
Merger with Valu-Line....    2,969          3        6,250         6            --       --       --
Issuance of Warrants in
  connection with 14%
  Senior Notes...........       --         --           --        --            --       --       --
Redemption of Series A
  Preferred..............   (2,969)        (3)          --        --            --       --       --
Stock dividend...........       --         --          443        --            --       --       --
Option exercise..........       --         --           --        --            --       --       --
Restatement of Series B
  dividends..............       --         --           --        --            --       --       --
Amortization of preferred
  stock issuance costs...       --         --           --        --            --       --       --
Series A Preferred Stock
  dividends..............       --         --           --        --            --       --       --
Series B Preferred Stock
  dividends..............       --         --           --        --            --       --       --
Net loss.................       --         --           --        --            --       --       --
                            ------       ----        -----        --        ------     ----     ----
BALANCE AT SEPTEMBER 30,
  1998...................       --       $ --        8,493        $8            --     $ --     $ --
                            ======       ====        =====        ==        ======     ====     ====


                                     COMMON STOCK
                           --------------------------------
                           NUMBER OF                            ADDITIONAL      ACCUMULATED
                            SHARES     $.001 PAR   WARRANTS   PAID-IN CAPITAL     DEFICIT      TOTAL
                           ---------   ---------   --------   ---------------   -----------   -------
BALANCE AT DECEMBER 31,
  1997...................       --        $--        $ --         $ 1,782        $ (1,789)    $    29
Recapitalization.........       --        --           --              34              --          --
Issuance of common
  stock..................      450        --           --              --              --          --
Merger with Valu-Line....       --        --           --          14,741              --      14,750
Issuance of Warrants in
  connection with 14%
  Senior Notes...........       --        --          337              --              --         337
Redemption of Series A
  Preferred..............       --        --           --          (4,747)             --      (4,750)
Stock dividend...........      262         1           --              (1)             --          --
Option exercise..........    4,305         4           --              --              --           4
Restatement of Series B
  dividends..............       --        --           --             464              --         464
Amortization of preferred
  stock issuance costs...       --        --           --              --             (21)        (21)
Series A Preferred Stock
  dividends..............       --        --           --              --            (168)       (168)
Series B Preferred Stock
  dividends..............       --        --           --              --          (1,036)     (1,036)
Net loss.................       --        --           --              --          (7,857)     (7,857)
                             -----        --         ----         -------        --------     -------
BALANCE AT SEPTEMBER 30,
  1998...................    5,017        $5         $337         $12,273        $(10,871)    $ 1,752
                             =====        ==         ====         =======        ========     =======

                            See accompanying notes.

                              BIRCH TELECOM, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Operating activities
Net loss....................................................  $(1,225)   $ (7,857)
Adjustments to reconcile net loss to net cash from operating activities:
  Depreciation and amortization.............................       19       1,229
  Change in operating assets and liabilities:
     Accounts receivable....................................       --      (1,159)
     Inventory..............................................       --        (630)
     Prepaid expenses and other current assets..............      (10)       (209)
     Other assets...........................................      (49)          4
     Accounts payable.......................................       27       1,992
     Accrued interest.......................................       --       4,425
     Accrued expenses.......................................      105         852
                                                              -------    --------
Net cash from operating activities..........................   (1,133)     (1,353)
INVESTING ACTIVITIES
Purchase of property and equipment..........................     (111)     (9,959)
Purchase of companies.......................................       --      (7,740)
Purchase of pledged securities..............................       --     (43,576)
                                                              -------    --------
Net cash from investing activities..........................     (111)    (62,616)
FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants.........    1,818           4
Proceeds from issuance of preferred stock...................       --       9,500
Proceeds from Warrants......................................       --         337
Payment of financing costs..................................       --      (5,105)
Payment of Series A Preferred Stock dividends...............       --        (168)
Proceeds from convertible notes.............................       --       3,500
Proceeds from 14% Senior Notes..............................       --     114,663
Redemption of Series A Preferred Stock......................       --      (4,750)
Repayment of capital lease obligations......................       --         (65)
Repayment of long-term debt.................................       --        (529)
Repayment of notes payable..................................       --        (250)
                                                              -------    --------
Net cash from financing activities..........................    1,818     117,137
                                                              -------    --------
Net increase in cash and cash equivalents...................      574      53,168
Cash and cash equivalents at beginning of period............       --         210
                                                              -------    --------
Cash and cash equivalents at end of period..................  $   574    $ 53,378
                                                              =======    ========
Supplementary schedule of non-cash investing and financing
  activities:
  Amounts recorded in connection with acquisitions:
     Fair value of net assets acquired, net of cash
      acquired..............................................  $    --    $  5,687
     Fair value of intangible assets........................       --      20,802
     Assumption of long-term debt and capital lease
      obligations...........................................       --      (3,999)
     Issuance of Series A Preferred Stock...................       --     (10,000)
     Issuance of Series C Preferred Stock...................       --      (4,750)
  Property and equipment additions included in accounts
     payable................................................       --       4,703

                            See accompanying notes.

                              BIRCH TELECOM, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

1.  GENERAL

     The information contained in the notes to the condensed consolidated financial statements should be reviewed in conjunction with the audited consolidated financial statements of Birch Telecom, Inc. (Birch or the Company) as of December 31, 1997 and for the period from December 23, 1996 (date of inception) to December 31, 1997 and of Valu-Line Companies, Inc. (Valu-Line) as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included elsewhere herein.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position of the Company at September 30, 1998, and the results of its operations and its cash flows for the nine month periods ended September 30, 1998 and 1997 have been included. Results for the period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

2.  PROPERTY AND EQUIPMENT

     During the nine months ended September 30, 1998, the Company began construction of its Kansas City, St. Louis, Wichita, and Topeka local and long distance switches and certain information technology systems and had recorded $12.5 million in construction in process.

3.  ACQUISITIONS

     In February 1998, Birch merged with Valu-Line in a transaction valued at $19.5 million, consisting of $4.75 million in cash, 2,968,750 shares of Series A Preferred Stock having an aggregate liquidation preference of $4.75 million and 6,250,000 shares of Series C Preferred Stock having an aggregate liquidation preference of $10.0 million. Valu-Line's revenue and net income relating to the businesses acquired by Birch for the year ended December 31, 1997 were $16.8 million and $268,000, respectively. Since 1982, Valu-Line has been primarily providing switched long distance services, customer premises equipment (CPE) sales and services and, since March 1997, local service. The operations of Valu-Line are included in the condensed consolidated statement of operations and cash flows from the date of acquisition. In connection with the merger, intangible assets were recorded related to customer lists and goodwill totaling $2 million and $15.5 million, respectively. Amortization periods will be 5 years for the customer lists and 25 years for the goodwill. Birch was a development stage company until the Valu-Line Merger.

     In May 1998, Birch acquired Boulevard Phone Company (Boulevard), a shared tenant service provider in the Kansas City metropolitan area, for $300,000 in cash. Boulevard's revenue and net loss for the year ended December 31, 1997 were $339,000 and $19,000, respectively. Goodwill totaling $274,000 was recorded and will be amortized over 25 years.

     In May 1998, Birch acquired Telesource Communications, Inc. (Telesource), a CPE provider in the Kansas City metropolitan area, for $325,000 in cash. In connection with the Telesource acquisition, the Company assumed $290,000 of Telesource's liabilities. Telesource's revenue and net loss for the year ended December 31, 1997 were $911,000 and $124,000, respectively. Goodwill and customer lists associated with the acquisition were capitalized totaling $325,000 and $328,000, respectively. Amortization periods will be 25 years for goodwill and 5 years for the customer lists.

                              BIRCH TELECOM, INC.

     In September 1998, Birch acquired TFSnet, Inc. (TFSnet), an Internet service provider based in the Kansas City metropolitan area for $2.65 million. TFSnet's revenue and net income for the year ended December 31, 1997 were $796,000 and $135,000, respectively. Goodwill and customer lists associated with the acquisitions were capitalized totaling $1.1 million and $1.2 million, respectively. Amortization periods will be 25 years for goodwill and 5 years for the customer list.

     The Valu-Line, Boulevard, Telesource and TFSnet acquisitions were recorded using the purchase method of accounting.

     The following is pro forma information reflecting the acquisitions as though they had been completed effective January 1, 1997 and 1998 (in thousands except per share amounts):

                                                              NINE MONTHS
                                              YEAR ENDED         ENDED
                                             DECEMBER 31,    SEPTEMBER 30,
                                                 1997            1998
                                             ------------    -------------
Revenue....................................    $18,847          $20,348
Net Loss...................................     19,325           20,570
Loss per common share -- basic and
  diluted..................................      15.65             6.45

4.  CAPITAL STRUCTURE

     In addition to the merger transactions discussed above, the Company issued $9.5 million of Series B Preferred Stock, $3.5 million of Convertible Notes, converted common shareholders to Series C Preferred Stock, canceled the 1997 Stock Option Plan, and created the 1998 Stock Option Plan in transactions related to new investors.

     The common stock has voting rights together with Series B and C Preferred Stock. Dividends, if any, will be declared by the board of directors.

     The Series A Preferred Stock was fully redeemed in June 1998. Dividends paid totaled $168,000 in 1998.

     The Series B Preferred Stock and Convertible Notes generated net proceeds of $12.4 million. The Series B Preferred Stock accrues cumulative compounding dividends at 15% per annum and is redeemable in equal annual installments in 2003, 2004 and 2005; provided, however, that so long as any of the Company's 14% Senior Notes due 2008 are outstanding, no redemption of the Series B Preferred Stock may be redeemed until the earlier of (a) June 15, 2008 and (b) the 91st day after redemption in full of the Notes. The Convertible Notes were converted into 2,307,965 shares of Series B Preferred Stock in June 1998. The Series B Preferred Stock is convertible into 8,572,039 shares of common stock at the option of the holders. The Series B Preferred Stock has a liquidation preference.

     In February 1998, the common stockholders exchanged the $1.00 par value common stock for an equal number of shares of Series C Preferred Stock and relinquished all rights to the warrants previously held. The Series C Preferred Stock outstanding after the conversion and merger transactions total 8,492,748 shares. All shares were issued at $1.60 per share and have a $0.001 par value. The convertible, voting shares have a 10% non-cumulative dividend. The shares have liquidation preference over the common stock at the greater of (1) par value plus accrued but unpaid dividends or (2) par value plus the fair market value of common stock into which the shares could be converted. Each share can be converted into a share of common stock at the option of the holder. Voting rights are exercised together with Series B Preferred Stock and the common stock. The Series C Preferred Stock is subordinate to the Series B Preferred Stock.

     The 1997 Stock Option Plan was canceled and vested shares were forfeited. Certain employees were allowed to purchase 474,750 shares of common stock at par ($0.001 per share) in exchange for the forfeiture of the vested options. During the six months ended June 30, 1998, options to purchase 4,546,358 shares of

                              BIRCH TELECOM, INC.

common stock were granted to certain employees at the estimated fair value at the date of grant, $0.001 per share. The options vest in even quarterly amounts over four years.

     During June 1998, the Company completed the sale of $115 million 14% Senior Notes due 2008 and warrants to purchase 1,409,734 shares of common stock. Interest is payable semi-annually in arrears on June 15 and December 15 of each year commencing on December 15, 1998. The Company received net proceeds of $110.2 million and concurrently purchased pledged securities of $44.2 million. The pledged securities and interest accruing thereon will be used to satisfy interest payments through June 2001. The Company classifies its pledged securities, consisting of $44.9 million of U.S. Treasury securities, as held to maturity recorded at amortized cost and maturing between six months and three years. These securities are restricted for interest payments on the Notes. A portion of the proceeds of this offering, $337,000, was allocated to the warrants, and the resulting debt discount is being amortized over the life of the debt on the straight-line method which does not differ materially from the effective interest method. The amount allocated to the Warrants represents the fair value of the Warrants at the date of issuance. The Senior Notes rank pari passu in right of payment to all existing and future senior indebtedness of the Company and rank senior in right of payment to all existing and future subordinated indebtedness of the Company. As of September 30, 1998, the Senior Notes had not been registered under the Securities Act and therefore cannot be offered for resale, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The indenture related to the Senior Notes contains certain covenants which, among other things, restrict the ability of the Company to incur additional indebtedness, pay dividends or make distributions of the Company's or its subsidiaries' stock, enter into sale and leaseback transactions, create liens, enter into transactions with affiliates or related persons, consolidate, merge or sell all of its assets.

     For further discussion of the Company's current financing and liquidity requirements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors -- Need for Additional Financing."

5.  STOCK DIVIDEND

     On June 23, 1998, the Company paid a dividend in kind, in the amount of
0.055 shares per share, to the holders of the Company's Series B Preferred Stock, Series C Preferred Stock, and Common Stock as of June 15, 1998. Loss per common share and weighted average common shares outstanding have been restated to reflect the stock dividend.

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
BIRCH TELECOM, INC.

     We have audited the accompanying consolidated balance sheet of Birch Telecom, Inc. (the Company) (a development stage company) as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Birch Telecom, Inc. at December 31, 1997, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Kansas City, Missouri
April 24, 1998

                              BIRCH TELECOM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                        (IN THOUSANDS EXCEPT SHARE DATA)
                               DECEMBER 31, 1997

                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $   210
  Prepaid expenses and other current assets.................        7
                                                              -------
Total current assets........................................      217
Property and equipment:
  Office equipment..........................................      105
  Furniture and fixtures....................................       23
                                                              -------
                                                                  128
  Less accumulated depreciation.............................      (27)
                                                              -------
Net property and equipment..................................      101
Capitalized financing costs.................................      129
Interconnection and resale agreements.......................       87
                                                              -------
Total assets................................................  $   534
                                                              =======

                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to stockholder...............................  $   250
  Accounts payable and accrued liabilities..................      255
                                                              -------
Total current liabilities...................................      505
Stockholders' equity:
  Common stock -- $.01 par value, 20,000,000 shares
     authorized, 1,800,000 shares issued and outstanding....       18
  Warrants..................................................       18
  Additional paid-in capital................................    1,782
Deficit accumulated during the development stage............   (1,789)
                                                              -------
Total stockholders' equity..................................       29
                                                              -------
Total liabilities and stockholders' equity..................  $   534
                                                              =======

                            See accompanying notes.

                              BIRCH TELECOM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1997

Revenue.....................................................  $    --
Operating expenses:
  Selling general and administrative........................    1,776
  Depreciation expense......................................       27
                                                              -------
Total operating expenses....................................    1,803
                                                              -------
Operating loss..............................................   (1,803)
Interest income.............................................       14
                                                              -------
Loss before income taxes....................................   (1,789)
Income taxes................................................       --
                                                              -------
Net loss....................................................  $(1,789)
                                                              -------
Net loss per common share -- basic and diluted..............  $ (1.45)
                                                              =======
Weighted average number of common shares outstanding --
  basic and diluted.........................................    1,235

                            See accompanying notes.

                              BIRCH TELECOM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                    DEFICIT
                                             COMMON STOCK                         ACCUMULATED
                                     -----------------------------   ADDITIONAL   DURING THE        TOTAL
                                     NUMBER OF                        PAID-IN     DEVELOPMENT   STOCKHOLDERS'
                                      SHARES     AMOUNT   WARRANTS    CAPITAL        STAGE         EQUITY
                                     ---------   ------   --------   ----------   -----------   -------------
Balance at December 23, 1996 (date
  of inception) and at December 31,
  1996.............................       --      $--       $--        $   --       $    --        $    --
Issuance of common stock and
  warrants:
  January 1997.....................      600        6         6           594            --            606
  April 1997.......................      600        6         6           594            --            606
  August 1997......................      600        6         6           594            --            606
Net loss...........................       --       --        --            --        (1,789)        (1,789)
                                       -----      ---       ---        ------       -------        -------
Balance at December 31, 1997.......    1,800      $18       $18        $1,782       $(1,789)       $    29
                                       =====      ===       ===        ======       =======        =======

                            See accompanying notes.

                              BIRCH TELECOM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                          YEAR ENDED DECEMBER 31, 1997

OPERATING ACTIVITIES
Net loss....................................................  $(1,789)
Adjustments to reconcile net loss to net cash from operating activities:
  Depreciation..............................................       27
  Write-off of other assets.................................       50
  Change in operating assets and liabilities:
     Prepaid expenses and other current assets..............       (7)
     Accounts payable and accrued liabilities...............      255
                                                              -------
Net cash from operating activities..........................   (1,464)
INVESTING ACTIVITIES
Purchase of property and equipment..........................     (128)
Costs of interconnection and resale agreements..............      (87)
                                                              -------
Net cash from investing activities..........................     (215)
FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants.........    1,768
Borrowings under note payable to stockholder................      250
Capitalized financing costs.................................     (129)
                                                              -------
Net cash from financing activities..........................    1,889
                                                              -------
Net increase in cash and cash equivalents...................      210
Cash and cash equivalents at beginning of year..............       --
                                                              -------
Cash and cash equivalents at end of year....................  $   210
                                                              =======
Supplemental disclosure of noncash financing activities:
  Common stock issued in exchange for other assets..........  $    50
                                                              =======

                            See accompanying notes.

                              BIRCH TELECOM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997

1.  THE COMPANY

     Birch Telecom, Inc., a competitive local exchange carrier, was incorporated December 23, 1996, as a Delaware corporation for the purpose of providing local, long distance, Internet, and other communications services to business and residential customers initially in Kansas and Missouri. The consolidated financial statements of Birch Telecom, Inc. include the accounts of Birch Telecom, Inc. and the accounts of its wholly-owned subsidiaries, Birch Telecom of Kansas, Inc., Birch Telecom of Missouri, Inc., Birch Telecom of Nebraska, Inc., and Birch Telecom of Arizona, Inc. (collectively, the "Company").

     The Company is in the development stage and has generated no revenue for the period from December 23, 1996 (date of inception) to December 31, 1997. Since its inception, the Company's principal activities have included developing its business plans, developing its marketing plans, procuring governmental authorizations, raising capital, hiring management and other key personnel, negotiating interconnection and resale agreements, and analyzing and negotiating certain acquisition opportunities. Accordingly, the Company has had no operating revenue and has incurred operating losses and operating cash flow deficits.

     The Company had no assets, liabilities or financial activity prior to 1997. Approximately $13,000 of legal expense incurred by the founders prior to, and in connection with, the incorporation of the Company effective December 23, 1996 were assumed and paid by the Company in 1997.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Company includes as cash and cash equivalents, cash and marketable securities with original maturities of three months or less.

  Property and Equipment

     Property and equipment includes office equipment, furniture and fixtures. These assets are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of office equipment are three to seven years and furniture and fixtures are five to seven years.

  Interconnection and Resale Agreements

     Interconnection and resale agreements consist primarily of legal expenses incurred to negotiate the agreements. These costs will be amortized on a straight-line basis over five years beginning in 1998 upon the commencement of operations. No amortization expense was recorded for the year ended December 31, 1997.

  Capitalized Financing Costs

     Capitalized financing costs consist primarily of legal and other related expenses incurred in obtaining the 1998 Financing (see Note 8).

  Fair Values of Financial Instruments

     As of December 31, 1997, the fair value of the Company's financial instruments, including cash equivalents and note payable to stockholder, approximate their carrying value.

  Cash and Cash Equivalents

     The carrying amount approximates fair value because of the short maturity of those instruments.

  Pledged Securities

     The carrying amount and fair value are reported at amortized cost since these securities are to be held to maturity.

  Long-Term Debt

     The fair value is based on the quoted market prices for the same or similar issues or the carrying value is used where a market price is unavailable.

                              BIRCH TELECOM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Use of Estimates in Financial Statements

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Loss Per Share

     The net loss per share amount reflected on the consolidated statement of operations is based on the weighted-average number of common shares outstanding of 1,235,000 shares. Warrants and options have not been included because of the anti-dilutive effect on loss per share.

3.  CAPITAL STRUCTURE

  Stock Purchase Agreement and Securityholders Agreement

     During 1997, 1,750,000 shares of common stock and 1,800,000 warrants were sold to management and equity investors for $1.00 and $0.01 per share, respectively. The warrants entitled the holders to purchase an additional 1.8 million shares in the aggregate of common stock at $1.00 per share. In addition to cash investments, members of management contributed the business plan to the Company in exchange for 50,000 shares of common stock, which transaction was recorded in the amount of $50,000 with a corresponding charge to income to reflect the expense to Birch of acquiring the business plan. Subsequent to year-end, all common stock was exchanged for Series C Preferred Stock and the warrants were surrendered (see Note 8).

  Common Stock

     At December 31, 1997, the Company had authorized 20,000,000 million shares of $0.01 par value common stock of which 1,800,000 shares were issued and outstanding. Of the authorized but unissued common stock, 1,800,000 shares are reserved for issuance upon exercise of warrants as described above and 2,783,000 shares are reserved for issuance upon exercise of stock options issued under the Company's 1997 Stock Option Plan (see Notes 7 and 8).

4.  RELATED-PARTY TRANSACTIONS

     During December 1997, the Company borrowed $250,000 from the Company's principal stockholder under a note payable. The note payable bears interest at the prime rate plus two percent (10.5% at December 31, 1997). The note payable was fully repaid in February 1998 (see Note 8).

5.  COMMITMENTS AND CONTINGENCIES

     Future minimum rental commitments at December 31, 1997 for all noncancelable operating leases, consisting mainly of leases for office space and equipment, are as follows (in thousands):

1998........................................................  $ 40
1999........................................................    48
2000........................................................    33
2001........................................................    29
2002........................................................    29
Thereafter..................................................    10
                                                              ----
          Total.............................................  $189
                                                              ====

     Total rent expense for the year ended December 31, 1997 was $81,000.

                              BIRCH TELECOM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In February 1998, the Company entered into a five-year general agreement with Lucent Technologies, Inc. (Lucent) establishing terms and conditions for the purchase of Lucent products, services and licensed materials. This agreement includes a five-year exclusivity commitment for the purchase of products and services related to new switches. The agreement contains no minimum purchase requirements.

6.  INCOME TAXES

     The Company has certain net deferred tax assets related primarily to expenses incurred during the development stage. The Company has recorded a valuation allowance equal to the net deferred tax assets at December 31, 1997, due to the uncertainty of future operating results. The valuation allowance will be reduced at such time as management believes that the net deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future income tax provisions.

     The sources of differences between the financial accounting and tax basis of assets and liabilities which gave rise to the net deferred tax assets are as follows (in thousands):

Deferred assets:
  Start-up costs capitalized for tax purposes...............  $ 681
  Valuation allowance.......................................   (681)
                                                              -----
                                                              $  --
                                                              =====

     The primary differences that caused the effective tax rate to vary from the statutory federal income tax rate of 34% were state income taxes and the valuation allowance.

     Under existing tax law, all operating expenses prior to a company commencing its principle operations are capitalizable for income tax purposes.

7.  STOCK OPTION PLAN

     At December 31, 1997, the Company had a stock option plan (the 1997 Stock Option Plan) under which it granted options to purchase common stock. The options granted had a term of 10 years and vested over a four-year period. This plan was terminated and superseded in 1998 by the 1998 Stock Option Plan (see
Note 8). No options were or ever will be exercised and no shares were or ever will be issued under the terminated and superseded 1997 Stock Option Plan.

     The Company applied the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and the related interpretations in accounting for the 1997 Stock Option Plan. Had compensation cost for the Plan been determined based on the fair value of the options as of the grant dates for awards under the Plan consistent with the method prescribed in Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123), the Company's net loss and loss per share would have increased to the pro forma amount indicated below (in thousands except for loss per share information). The Company estimated the fair value of each option grant using the minimum value method permitted by SFAS No. 123 for entities not publicly traded. The Company utilized the following assumptions in the calculation: risk-free interest rate of 5.25%, expected life of four years and no dividends being paid over the life of the options (in thousands except per share data).

Net loss -- as reported....................................  $(1,789)
Net loss -- pro forma......................................   (1,921)
Loss per share -- Basic and Diluted -- Pro Forma...........    (1.56)

                              BIRCH TELECOM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Stock option plan activity was as follows:

                                                                        WEIGHTED AVERAGE
                                                                           PER SHARE
                                                            SHARES       EXERCISE PRICE
                                                          ----------    ----------------
Outstanding, beginning of 1997..........................           0         $0.00
  Granted...............................................   2,783,000          1.00
  Exercised.............................................           0          0.00
  Forfeited/Expired.....................................           0          0.00
                                                          ----------
Outstanding, year-end 1997..............................   2,783,000         $1.00
                                                          ==========

     At December 31, 1997, there were no options exercisable. The following table summarizes outstanding and exercisable options at December 31, 1997.

                      OPTIONS OUTSTANDING                   OPTIONS EXERCISEABLE
           ------------------------------------------   ----------------------------
                          WEIGHTED
                           AVERAGE
                          REMAINING       WEIGHTED                       WEIGHTED
EXERCISE     NUMBER      CONTRACTUAL      AVERAGE         NUMBER         AVERAGE
 PRICE     OUTSTANDING      LIFE       EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
--------   -----------   -----------   --------------   -----------   --------------
$1.00       2,783,000     9.2 years        $1.00              --             --

     Under the new 1998 Stock Option Plan as described above 3,972,000 options were granted during 1998 at an exercise price of $0.001 per share, the fair value of common stock at the date of grant. The weighted-average fair value of the 1998 options granted under the new plan approximated the exercise price.

8.  SUBSEQUENT EVENTS

     During February 1998, the Company simultaneously completed a merger with the Valu-Line Companies, Inc. a Kansas Corporation (Valu-Line) and closed a financing transaction resulting in gross proceeds to the Company (see "1998 Financing" below) of $13 million. The financing included a recapitalization of the founders equity, termination of the 1997 Stock Option Plan, and creation of the 1998 Stock Option Plan as further described below. Additionally, the note payable to a stockholder was repaid during February 1998 (see Note 4).

  Merger

     The Company completed a merger with Valu-Line whose shareholders received $4.75 million in cash, $4.75 million in the Company's Series A Preferred Stock at $1.60 per share, and $10 million in the Company's Series C Preferred Stock at $1.60 per share in the Merger. Additionally, certain employees of Valu-Line were granted options to purchase 779,297 shares of the Company's common stock under the 1998 Stock Option Plan (see below). Valu-Line provides switched long distance, customer premise equipment, and local services to certain Kansas customers.

     The merger will be recorded using the purchase method of accounting. During 1997, Valu-Line had net income of $268,000 on revenue of $16.8 million exclusive of a former subsidiary and a former division of Valu-Line that were spun-off in December 1997 and not purchased by the Company. The purchase price totaled $19.5 million; the excess of the purchase price over the estimated fair value of the net assets acquired will be allocated to goodwill in the amount of $15.3 million and customer lists in the amount of $2.3 million. These intangible assets will be amortized over 25 years and five years, respectively.

                              BIRCH TELECOM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  1998 Financing

     During February and March 1998, 5,937,500 shares of Series B Preferred Stock were sold for $1.60 per share or $9.5 million and 450,000 shares of the Company's common stock were sold for $0.001 per share or a total of $450. Certain employees were allowed new options to acquire (see "Stock Option Plans" below) common stock in exchange for the forfeiture and resulting loss of ownership related to the 1997 Stock Option Plan. Additionally, the Company issued $3.5 million of convertible subordinated debt which was convertible into Series B Preferred Stock at $1.60 per share. These transactions collectively are referred to as the "1998 Financing".

  Recapitalization of Founders Equity

     In conjunction with the 1998 Financing, the existing common stock was exchanged for Series C Preferred Stock and the warrants were surrendered.

  Stock Option Plans

     In conjunction with the 1998 Financing, the 1997 Stock Option Plan was terminated and superseded by the 1998 Stock Option Plan. Options granted through April 24, 1998 under the 1998 Stock Option Plan have an exercise price of $.001 per share, the estimated fair value of common stock at the date of grant. The 1998 Stock Option Plan provides for equal quarterly vesting over four years with an option term of 10 years. Common shares reserved for issuance under the 1998 Stock Option Plan total 4,156,250 and options to purchase 3,972,000 shares have been granted. The 1998 Stock Option Plan provides for the exercise of options by the option holders at any time after the date of grant. The early exercised shares are forfeitable based on the vesting schedule described above.

  Description of Convertible Subordinated Debt, Preferred Stock and Common Stock

     After the merger and financing, the following debt and equity instruments were outstanding:

  Convertible Subordinated Debt

     Convertible subordinated debt of $3.5 million may be converted into 2,187,500 shares of Series B Preferred Stock, and ultimately into the same number of shares of common stock at the option of the holder at any time and is automatically converted immediately prior to the closing of a public offering by the Company in excess of $30 million. The convertible subordinated debt bears interest at 14% per annum, payable quarterly. The Company may elect to defer payment of 3% per annum of the interest due on any scheduled interest payment date, which deferred amount shall then be added to the outstanding principal balance of the convertible subordinated debt. If not converted, the principal is due in equal annual installments in February 2003, 2004 and 2005. The convertible subordinated debt is secured by all assets of the Company.

  Preferred Stock

     In 1998, the Company authorized 25 million shares of Preferred Stock. As of February 1998, 2,968,750 shares were designated Series A Preferred Stock, 8,125,000 shares (2,187,500 of which are reserved for the potential conversion of the 3.5 million convertible subordinated debt) were designated Series B Preferred Stock and 8,050,000 were designated Series C Preferred Stock.

  Series A Preferred Stock

     The Series A Preferred Stock outstanding after the transactions described above totals 2,968,750 shares. All shares were issued at $1.60 per share and have a $0.001 par value. The non-convertible, non-voting shares

                              BIRCH TELECOM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

have a 10% cumulative dividend. The shares maintain a liquidation preference over the Series B and Series C Preferred Stock and common stock including accrued but unpaid dividends.

  Series B Preferred Stock

     The Series B Preferred Stock outstanding after the transactions described above totals 5,937,500 shares. All shares were issued at $1.60 per share and have a $0.001 par value. The convertible, voting shares have a 15% cumulative compounding dividend. The shares are redeemable in equal annual installments in February 2003, 2004, and 2005 at the greater of (1) par value plus accrued but unpaid dividends or (2) par value plus the fair market value of common stock into which the shares could be converted. Redemption is at the option of the holder; provided that redemption is mandatory for all holders if at least 75% of the holders request the option redemption. The shares have liquidation preference over the Series C Preferred Stock and common stock at the greater of the stated value plus accrued but unpaid dividends, or the stated value plus the fair market value of common stock into which the shares could be converted. Each share can be converted into a share of common stock at the option of the holder. Voting rights are exercised together with Series C Preferred Stock and common stock.

  Series C Preferred Stock

     The Series C Preferred Stock outstanding after the transactions described above totals 8,050,000 shares. All shares were issued at $1.60 per share and have a $0.001 par value. The convertible, voting shares have a 10% non-cumulative dividend. The shares have no mandatory redemption rights. The shares have liquidation preference over the Common Stock at the greater of (1) par value plus accrued but unpaid dividends or (2) par value plus the fair market value of common stock into which the shares could be converted. Each share can be converted into a share of common stock at the option of the holder. Voting rights are exercised together with Series B and Series C Preferred Stocks but not common stock.

  Common Stock

     The Company authorized 27.0 million shares of Common Stock, of which 450,000 shares have been issued and are outstanding, 16.2 million shares are reserved for issuance upon conversion of the Series B and Series C Preferred Stock.

     The common stock has voting rights together with Series B and C Preferred Stock and no mandatory redemption. Dividends, if any, will be declared by the board of directors.

9.  YEAR 2000 COMPLIANCE -- UNAUDITED

     Year 2000 issues arise from computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using 00 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     While the Company believes that its systems will be year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will function adequately. In addition, the Company interconnects and uses various local exchange companies' facilities to service its customers, and such facilities currently utilize numerous date-sensitive computer applications. If these facilities are not year 2000 compliant, or if the systems of other local exchange companies, long-distance carriers and others upon which the Company relies are not year 2000 compliant, it could have a material adverse effect on the Company's business, operating results and financial condition.

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS
VALU-LINE COMPANIES, INC.

     We have audited the accompanying consolidated balance sheets of the Valu-Line Companies, Inc. (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Valu-Line Companies, Inc. at December 31, 1997 and 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Kansas City, Missouri
May 15, 1998

                           VALU-LINE COMPANIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1997
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................   $  158       $  258
  Accounts receivable, net of allowance of $80 and $70,
     respectively...........................................    1,203        1,790
  Other receivables -- related parties......................       45           97
  Inventories...............................................      436          530
  Prepaid expenses..........................................        4           37
  Income taxes receivable...................................       --           30
  Other assets..............................................        5           60
  Deferred income taxes.....................................       44           71
                                                               ------       ------
Total current assets........................................    1,895        2,873
Property and equipment, net.................................    1,710        1,612
Other assets................................................      263          317
                                                               ------       ------
Total assets................................................   $3,868       $4,802
                                                               ======       ======

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt and capital lease
     obligation.............................................   $  100       $  110
  Notes payable -- related parties..........................      284          240
  Accounts payable..........................................      742        1,262
  Accrued expenses..........................................       84          225
  Customer deposits.........................................      187           39
  Accrued salaries and commissions..........................      221          266
  Deferred revenue..........................................       21          287
  Income taxes payable......................................       26           --
                                                               ------       ------
Total current liabilities...................................    1,665        2,429
Long-term debt, net of current maturities...................      357          345
Capital lease obligation, net of current maturities.........      435          336
Deferred income taxes.......................................       14           27
Stockholders' equity:
  Common stock, no par value, 100,000 shares authorized;
     10,360 issued and outstanding..........................      181          181
  Retained earnings.........................................    1,216        1,484
                                                               ------       ------
Total stockholders' equity..................................    1,397        1,665
                                                               ------       ------
Total liabilities and stockholders' equity..................   $3,868       $4,802
                                                               ======       ======

                            See accompanying notes.

                           VALU-LINE COMPANIES, INC.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1995         1996         1997
                                                              ---------    ---------    ---------
                                                              (IN THOUSANDS EXCEPT SHARES AND PER
                                                                          SHARE DATA)
Revenue:
  Communications services, net..............................   $10,363      $10,686      $13,785
  Equipment sales, net......................................     1,863        2,531        3,016
                                                               -------      -------      -------
Total revenue...............................................    12,226       13,217       16,801
Cost of services:
  Cost of communications services...........................     7,323        7,308        9,859
  Cost of equipment sales...................................       961        1,441        1,983
                                                               -------      -------      -------
Total cost of services......................................     8,284        8,749       11,842
                                                               -------      -------      -------
Gross margin................................................     3,942        4,468        4,959
Selling, general and administrative.........................     3,520        3,561        4,067
Depreciation and amortization...............................       189          311          341
                                                               -------      -------      -------
Income from operations......................................       233          596          551
Interest expense............................................        58          102           97
                                                               -------      -------      -------
Income before income taxes..................................       175          494          454
Income tax expense..........................................        81          205          186
                                                               -------      -------      -------
Net income..................................................        94          289          268
Retained earnings, beginning of year........................       833          927        1,216
                                                               -------      -------      -------
Retained earnings, end of year..............................   $   927      $ 1,216      $ 1,484
                                                               =======      =======      =======
Earnings per share -- basic and diluted.....................   $  9.07      $ 27.90      $ 25.87
                                                               =======      =======      =======
Common shares outstanding -- basic and diluted..............    10,360       10,360       10,360
                                                               =======      =======      =======

                            See accompanying notes.

                           VALU-LINE COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1995     1996     1997
                                                              -----    -----    -----
                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $  94    $ 289    $ 268
Adjustments to reconcile net income to net cash from
  operating activities:
  Depreciation and amortization.............................    189      311      341
  Deferred income taxes.....................................    (23)       7      (14)
  Income tax expense........................................    101       43       73
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (81)     185     (660)
     Other receivables -- related parties...................    (16)     (18)     (52)
     Inventory..............................................    (11)    (122)     (94)
     Income taxes receivable/payable........................   (427)     290      (56)
     Accounts payable.......................................    (64)    (303)     520
     Accrued expenses and other current liabilities.........     29      188      304
     Other..................................................    (58)     (36)    (142)
                                                              -----    -----    -----
Net cash from operating activities..........................   (267)     834      488
INVESTING ACTIVITIES
Purchase of property and equipment..........................   (230)    (513)    (243)
                                                              -----    -----    -----
Net cash from investing activities..........................   (230)    (513)    (243)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt....................     --       92       --
Proceeds from issuance of note payable......................    300       --       --
Proceeds from issuance of notes payable -- related
  parties...................................................     --       33       --
Payment of notes payable....................................     --     (300)     (11)
Payment of notes payable -- related parties.................    (32)      --      (44)
Payment of long-term debt...................................     (9)      --       --
Payment of capital lease obligation.........................     --      (82)     (90)
                                                              -----    -----    -----
Net cash from financing activities..........................    259     (257)    (145)
                                                              -----    -----    -----
Net increase (decrease) in cash and cash equivalents........   (238)      64      100
Cash and cash equivalents, beginning of year................    332       94      158
                                                              -----    -----    -----
Cash and cash equivalents, end of year......................  $  94    $ 158    $ 258
                                                              =====    =====    =====
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Equipment financed under capital lease......................  $ 607    $  --    $  --
                                                              =====    =====    =====

                            See accompanying notes.

                           VALU-LINE COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1.  THE COMPANY

     These consolidated financial statements include the accounts of Valu-Line Companies, Inc., a Kansas Corporation, and its wholly-owned subsidiaries (collectively, the "Company"), Valu-Line of Kansas, Inc. and IS Advertising. The Company was acquired by Birch Telecom, Inc. in February 1998 (see Note 11). The accounts of Valu Broadcasting, Inc. and Steve Sauder Real Estate, respectively, a wholly-owned subsidiary of and a division of Valu-Line Companies, Inc., both of which were spun off in December 1997, have been excluded for all periods from these consolidated financial statements in order to reflect financial position and operating results on a basis consistent with the businesses acquired by Birch Telecom, Inc. All intercompany balances and transactions have been eliminated in consolidation.

     The Company provides local, long distance, Internet, customer premises equipment and other communications services to business and residential customers in the state of Kansas.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Company includes as cash and cash equivalents, cash and marketable securities with original maturities of three months or less.

  Revenue Recognition

     Revenue from communications services is recognized when the services are provided. Revenue on billings to customers in advance of providing services is deferred and recognized when earned.

  Concentration of Credit Risk

     The Company is exposed to concentrations of credit risk principally from customer accounts receivable. At December 31, 1997, the Company's customers are located in the state of Kansas. The Company performs ongoing credit evaluations of its customers as a means to reduce credit risk.

  Fair Values of Financial Instruments

     As of December 31, 1996 and 1997, the fair values of the Company's financial instruments, including cash equivalents and notes payable -- related parties, approximate their carrying value.

  Inventories

     Inventories, which consist of customer premises communications equipment held for sale and supplies, are valued at lower of average cost or market.

  Property and Equipment

     Property and equipment, including assets held under capital leases, are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets or lease term.

  Use of Estimates in Financial Statements

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                           VALU-LINE COMPANIES, INC.

3.  PROPERTY AND EQUIPMENT

     The components of property and equipment at December 31, 1996 and 1997 are as follows:

                                                 ESTIMATED
                                                USEFUL LIVES     1996      1997
                                                ------------    ------    ------
                                                                 (In thousands)
Telecommunications and other equipment........  5 years         $1,042    $1,103
Office equipment, furniture and other.........  3 - 7 years        996     1,178
Buildings and improvements....................  40 years           683       683
                                                                ------    ------
                                                                 2,721     2,964
Accumulated depreciation and amortization.....                  (1,011)   (1,352)
                                                                ------    ------
                                                                $1,710    $1,612
                                                                ======    ======

     Telecommunication equipment under capital lease was $607,000 at December 31, 1996 and 1997. Accumulated amortization totaled $97,000 as of December 31, 1996 and $194,000 as of December 31, 1997. Amortization of assets under capital lease is included in depreciation and amortization expense. Interest expense associated with the obligations under these leases amounted to $55,000 and $47,000 in 1996 and 1997, respectively.

4.  CAPITAL LEASE OBLIGATION

     The Company leases telecommunications equipment under a capital lease. The future minimum lease payments under the capitalized lease and the present value of the net minimum lease payments as of December 31, 1997 are as follows (in thousands):

1998........................................................  $137
1999........................................................   137
2000........................................................   137
2001........................................................    57
2002........................................................    57
2003........................................................    57
                                                              ----
Total minimum lease payments................................   582
Less amount representing interest...........................  (147)
                                                              ----
Present value of net minimum lease payments with interest at
  10.0%.....................................................   435
Less current maturities.....................................   (99)
                                                              ----
                                                              $336
                                                              ====

5.  LONG TERM DEBT AND NOTES PAYABLE

     The Company entered into a note payable with a financial institution in the amount of $300,000 in 1992 to finance the remodeling of a building. The note is payable in monthly installments through 2007. Interest is payable at prime plus 1 1/2% (10.0% at December 31, 1997). The note is secured by the building and the deposit accounts of the Company with the financial institution. The outstanding principal balance on the note was $269,000 and $262,000 at December 31, 1996 and 1997, respectively.

     In 1996, the Company issued a note payable of $100,000 to finance the purchase of an office building. The note is payable in monthly installments through 2011. Interest is payable at a variable rate (8.90% at December, 31, 1997). The note is secured by the building. The outstanding principal balance on the note was $98,000 and $94,000 at December 31, 1996 and 1997, respectively.

                           VALU-LINE COMPANIES, INC.

     Maturities on the aforementioned notes payable are as follows (in thousands):

1998........................................................  $ 11
1999........................................................    13
2000........................................................    14
2001........................................................    15
2002........................................................    17
Thereafter..................................................   286
                                                              ----
Total.......................................................  $356
                                                              ====

     The Company also has notes payable to officers of the Company and members of their families. The notes are unsecured and payable on demand. Interest is payable at the treasury rate (5.85% at December 31, 1997). The outstanding principal balance on these notes was $284,000 and $240,000 at December 31, 1996 and 1997, respectively. Principal and interest payments were $122,000, $43,000 and $128,000 for 1995, 1996 and 1997.

     Total interest paid for the years 1995, 1996 and 1997 was $58,000, $102,000 and $97,000, respectively.

6.  EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) profit-sharing plan covering substantially all employees under which employees can contribute up to 15% of their annual salary subject to annual Internal Revenue Code maximum limitations. Employees can participate after meeting the plan's eligibility requirements. The Company may make a discretionary contribution. Company contributions to the plan were $61,000, $72,000 and $81,000 for 1995, 1996 and 1997, respectively.

7.  INCOME TAXES

     The income tax expense (benefit) consisted of the following:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                        1995     1996     1997
                                                        -----    -----    -----
                                                            (In thousands)
Current:
  Federal.............................................   $91     $174     $175
  State...............................................    13       24       25
                                                         ---     ----     ----
Total Current.........................................   104      198      200
Deferred:
  Federal.............................................   (20)       6      (12)
  State...............................................    (3)       1       (2)
                                                         ---     ----     ----
Total deferred........................................   (23)       7      (14)
                                                         ---     ----     ----
Income tax expense....................................   $81     $205     $186
                                                         ===     ====     ====

                           VALU-LINE COMPANIES, INC.

     The differences between the amount computed by applying the statutory federal income tax rate to income before income taxes and the provision for income taxes are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                        1995     1996     1997
                                                        -----    -----    -----
                                                            (In thousands)
Tax computed at statutory rate........................   $61     $173     $159
State taxes, net of federal effect....................     8       24       22
Other, net............................................    12        8        5
                                                         ---     ----     ----
Income tax expense....................................   $81     $205     $186
                                                         ===     ====     ====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1996 and 1997 are as follows:

                                                               DECEMBER 31,
                                                              --------------
                                                              1996     1997
                                                              -----    -----
                                                              (In thousands)
Deferred tax assets (current):
  Accrued liabilities.......................................   $--      $32
  Allowance for doubtful accounts...........................    33       28
  Inventory capitalization..................................    11       11
                                                               ---      ---
                                                                44       71
Deferred tax liability (noncurrent):
  Depreciation..............................................    14       27
                                                               ---      ---
Net deferred tax assets.....................................   $30      $44
                                                               ===      ===

     Net cash paid (refunded) for income taxes for the years ended December 31, 1995, 1996 and 1997 was $527,000, $(48,000) and $225,000, respectively.

8.  ADDITIONAL FINANCIAL INFORMATION

  Related Parties

     In 1995, 1996, and 1997 Valu-Line provided services principally related to rent and operating costs to Valu-Broadcasting, Inc., an affiliate of Valu-Line at the time of the transactions, in the amounts of $65,000, $74,000 and $81,000 respectively. Valu-Line also received services principally related to advertising from Valu-Broadcasting, Inc. in the amounts of $39,000, $31,000 and $41,000 in 1995, 1996 and 1997, respectively. In February 1998, Valu-Line merged with and into the Company pursuant to the Merger.

  Major Supplier Information

     Cost of communications services provided by Southwestern Bell approximated 27%, 39% and 40% of the total cost of communication services for the years ended December 31, 1995, 1996 and 1997, respectively. Equipment purchases from Toshiba approximated 73%, 76% and 59% of cost of equipment sales for the years ended December 31, 1995, 1996 and 1997, respectively.

                           VALU-LINE COMPANIES, INC.

9.  COMMITMENTS AND CONTINGENCIES

     Minimum rental commitments at year-end 1997 for all noncancelable operating leases, consisting mainly of leases for office space and vehicles, are as follows (in thousands):

1998........................................................  $30
1999........................................................   19
2000........................................................    9
                                                              ---
Thereafter..................................................  $58
                                                              ===

     Total rent expense for the year ended 1997, 1996 and 1995 was $56,000, $48,000 and $40,000, respectively.

10.  SUBSEQUENT EVENT

     In February 1998, the Company was acquired by Birch Telecom, Inc. for $19,500,000. Shareholders of the Company received $4,750,000 of cash and $14,750,000 of preferred stock in Birch Telecom, Inc.

11.  YEAR 2000 COMPLIANCE -- UNAUDITED

     Year 2000 issues arise from computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using 00 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     Based on ongoing assessments, the Company determined that it will be required to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company presently believes that with modifications to existing software and conversions to new software, the year 2000 issue will not pose significant operational problems for its computer systems. The Company estimates it will incur minimal expenses to modify and convert its systems and anticipates completing the year 2000 project by the year ending December 31, 1998.

     While the Company believes that its systems will be year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will function adequately. In addition, the Company interconnects and uses various local exchange companies' facilities to service its customers, and such facilities currently utilize numerous, date-sensitive computer applications. If these facilities are not year 2000 compliant, or if the systems of other local exchange companies, long-distance carriers and others upon which the Company relies are not year 2000 compliant, it could have a material effect on the Company's business, operating results and financial condition.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................   14
The Exchange Offer.........................   27
Use of Proceeds............................   34
Dividend Policy............................   35
Capitalization.............................   36
Unaudited Pro Forma Condensed Consolidated
  Financial Statements.....................   37
Selected Historical Consolidated Financial
  Data and Other Data......................   40
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   43
Business...................................   51
Management.................................   66
Security Ownership of Certain Beneficial
  Owners and Management....................   74
Certain Relationships and Related
  Transactions.............................   75
Description of Capital Stock...............   78
Description of the Warrants................   83
Description of the Exchange Notes..........   89
Book-Entry, Delivery and Form..............  116
Certain United States Federal Income Tax
  Considerations...........................  118
Plan of Distribution.......................  122
Legal Matters..............................  122
Experts....................................  122
Available Information......................  122
Index to Financial Statements..............  F-1

  UNTIL              , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE
NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               -----------------
                                   PROSPECTUS
                               -----------------

                              BIRCH TELECOM, INC.
                             OFFER TO EXCHANGE ITS
                                14% SENIOR NOTES
                              DUE 2008 WHICH HAVE
                           BEEN REGISTERED UNDER THE
                            SECURITIES ACT OF 1933,
                              AS AMENDED, FOR ANY
                           AND ALL OF ITS OUTSTANDING
                           14% SENIOR NOTES DUE 2008

                                            , 1998

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the "Court of Chancery"), or any court in such suit or action was brought, shall determine upon application that, despite the liability judgment, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

     Accordingly, the Certificate of Incorporation and the amendments thereto dated February 10, 1998 and June 23, 1998 of the Company (filed herewith as
Exhibit 3.1) provide that subject to certain exceptions, the Company shall indemnify each director or officer against any and all expenses (including attorneys' fees), judgments, fines, excise taxes assessed with respect to any employee benefit plan, or penalties and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company), to which such director or officer is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such director or officer is, was or at any time becomes a director or officer of the Company, or is, or was serving, or at any time serves at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Certificate of Incorporation and the amendments thereto also provide that the Company shall advance expenses (including attorneys' fees) actually and reasonably incurred by a director or officer in defending any proceeding and any judgments, fines or amounts to be paid in settlement thereof. The Certificate of Incorporation and the amendments thereto provide, however, that the foregoing provisions shall not require the Company to pay any indemnity (i) for which payment is actually made to such director or officer under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance; (ii) for which such director or officer is indemnified by the Company pursuant to applicable law or otherwise than pursuant to the Certificate of Incorporation of the Company; (iii) for an accounting of profits made from the purchase or sale by such director or officer of securities of the Company within the meaning of
Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law; (iv) on account of such director's or officer's conduct which is finally adjudged by a court to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or
(v) if a final decision by a court having jurisdiction in the matter shall determine that such indemnity is not lawful. Such indemnification shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under any statute, the Bylaws, other provisions of the Certificate of Incorporation of the Company, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such director's or officer's official capacity and as to action in any other capacity while holding such office.

     Furthermore, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the unlawful payment of a dividend, unlawful stock purchase or unlawful redemption, (d) for any transaction from which the director derived an improper personal benefit, or such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
  NO.                              DESCRIPTION OF EXHIBIT
--------                           ----------------------
  **2.1     --  Agreement and Plan of Merger among Birch Telecom, Inc.,
                Valu-Line Companies, Inc., Stephen L. Sauder, Paula K.
                Sauder, Richard L. Tidwell, Sarah J. Tidwell, Stormy Supiran
                and Carla S. Supiran.
  **3.1     --  Amended and Restated Certificate of Incorporation of Birch
                Telecom, Inc.
  **3.2     --  Restated Bylaws of Birch Telecom, Inc.
  **4.1     --  Indenture, dated as of June 23, 1998, between Birch Telecom,
                Inc. and Norwest Bank Minnesota, National Association, as
                trustee, relating to $115,000,000 aggregate principal amount of 14% Senior Notes due 2008.
  **4.2     --  Specimen Certificate of 14% Senior Notes due 2008 (the
                "Private Notes") (included in Exhibit 4.1 hereto).
  **4.3     --  Specimen Certificate of 14% Senior Notes due 2008 (the
                "Exchange Notes") (included in Exhibit 4.1 hereto).
  **4.4     --  Registration Rights Agreement, dated as of June 23, 1998, between Birch Telecom, Inc. and Lehman Brothers Inc. and BT
                Alex. Brown Incorporated.
  **4.5     --  Collateral Pledge and Security Agreement, dated as of June
                23, 1998 from Birch Telecom, Inc., Pledgor, to Norwest Bank
                Minnesota, National Association, Trustee.
  **5.1     --  Opinion of Latham & Watkins regarding the validity of the
                Exchange Notes.
 **10.1     --  Birch Telecom, Inc. Securities Purchase Agreement.
 **10.2     --  Birch Telecom, Inc. Purchasers Rights Agreement.
 **10.3     --  Employment Agreement dated as of February 10, 1998 between
                Birch Telecom, Inc. and David E. Scott.
 **10.4     --  Employment Agreement dated as of February 10, 1998 between
                Birch Telecom, Inc. and Gregory C. Lawhon.
 **10.5     --  Employment Agreement dated as of February 10, 1998 between
                Birch Telecom, Inc. and Gary L. Chesser.
 **10.6     --  Employment Agreement dated as of February 10, 1998 between
                Birch Telecom, Inc. and David W. Vranicar.
 **10.7     --  Employment Agreement dated as of February 10, 1998 between
                Birch Telecom, Inc. and Stephen L. Sauder.
 **10.8     --  Stock Purchase Agreement, dated as of May 21, 1998, among
                Birch Telecom, Inc., Dunn & Associates, Inc. and Patricia A.
                Dunn.
 **10.9     --  Stock Purchase Agreement, dated as of May 28, 1998, among
                Birch Telecom, Inc., Telesource Communications Inc., Michael
                W. Hicks and Marjorie G. Hicks.
 **10.10    --  Resale Agreement between Southwestern Bell Telephone Company and Birch Telecom of Missouri, Inc.
 **10.11    --  Resale Agreement between Southwestern Bell Telephone Company and Valu-Line of Kansas, Inc.
**+10.12    --  General Agreement between Birch Telecom, Inc. and Lucent
                Technologies Inc.
 **10.13    --  Interconnection Agreement under Sections 251 and 252 of the
                Telecommunications Act of 1996 by and between Southwestern
                Bell Telephone Company and Birch Telecom of Missouri, Inc.
**+10.14    --  Software License Agreement between Birch Telecom, Inc. and
                Saville Systems Inc.
 **12.1     --  Statement of Computation of Ratio of Earnings to Fixed
                Charges.
 **21.1     --  Subsidiaries of Birch Telecom, Inc.
 **23.1     --  Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1 hereto).

EXHIBIT
  NO.                              DESCRIPTION OF EXHIBIT
--------                           ----------------------
   23.2     --  Consent of Ernst & Young LLP.
 **24.1     --  Power of Attorney of Birch Telecom, Inc. (included on
                signature page to this Registration Statement on Form S-4).
 **25.1     --  Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of Norwest Bank Minnesota,
                National Association.
 **27.1     --  Financial Data Schedule.
 **99.1     --  Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.
 **99.2     --  Unaudited Financial Statements of Birch Telecom, Inc.


---------------
 * To be filed by amendment.

 + Indicates that portions of the exhibit have been omitted pursuant to a request for confidential treatment and such portions have been filed with the Commission separately.
** Previously filed

     (b) Financial Statement Schedules:

        ** Schedule II.  Valuation of Qualifying Accounts.

                               SCHEDULES OMITTED

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into this Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the application form.

     The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Exchange Offer.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on February 1, 1999.


                                          BIRCH TELECOM, INC.

                                          By:     /s/ GREGORY C. LAWHON
                                            ------------------------------------
                                                     Gregory C. Lawhon
                                                  Senior Vice President of
                                             Public Policy and General Counsel

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Birch Telecom, Inc., a Delaware corporation (the "Company"), for himself and not for one another, does hereby constitute and appoint David E. Scott and Gregory C. Lawhon and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement with respect to the proposed issuance, sale and delivery by the Company of 14% Senior Notes due 2008, or any registration statement for this offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


              SIGNATURE                                 TITLE                            DATE
              ---------                                 -----                            ----

                  *                    President and Chief Executive Officer       February 1, 1999
------------------------------------     (Principal Executive Officer)
           David E. Scott

*                                      Chief Financial Officer (Principal          February 1, 1999
------------------------------------     Financial and Accounting Officer)
Bradley A. Moline

*                                      Director                                    February 1, 1999
------------------------------------
Henry H. Bradley

*                                      Director                                    February 1, 1999
------------------------------------
Stephen L. Sauder

*                                      Director                                    February 1, 1999
------------------------------------
Ian R. N. Bund

*                                      Director                                    February 1, 1999
------------------------------------
David W. Bergmann

*By: /s/ GREGORY C. LAWHON
------------------------------------
     Gregory C. Lawhon
     Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                   DESCRIPTION
 -------                                 -----------
   **2.1    --   Agreement and Plan of Merger among Birch Telecom, Inc.,
                 Valu-Line Companies, Inc., Stephen L. Sauder, Paula K.
                 Sauder, Richard L. Tidwell, Sarah J. Tidwell, Stormy Supiran
                 and Carla S. Supiran.
   **3.1    --   Amended and Restated Certificate of Incorporation of Birch
                 Telecom, Inc.
   **3.2    --   Restated Bylaws of Birch Telecom, Inc.
   **4.1    --   Indenture, dated as of June 23, 1998, between Birch Telecom,
                 Inc. and Norwest Bank Minnesota, National Association, as
                 trustee, relating to $115,000,000 aggregate principal amount of 14% Senior Notes due 2008.
   **4.2    --   Specimen Certificate of 14% Senior Notes due 2008 (the
                 "Private Notes") (included in Exhibit 4.1 hereto).
   **4.3    --   Specimen Certificate of 14% Senior Notes due 2008 (the
                 "Exchange Notes") (included in Exhibit 4.1 hereto).
   **4.4    --   Registration Rights Agreement, dated as of June 23, 1998,
                 between Birch Telecom, Inc. and Lehman Brothers Inc. and BT
                 Alex. Brown Incorporated.
   **4.5    --   Collateral Pledge and Security Agreement, dated as of June
                 23, 1998 from Birch Telecom, Inc., Pledgor, to Norwest Bank
                 Minnesota, National Association, Trustee.
   **5.1    --   Opinion of Latham & Watkins regarding the validity of the
                 Exchange Notes.
  **10.1    --   Birch Telecom, Inc. Securities Purchase Agreement.
  **10.2    --   Birch Telecom, Inc. Purchasers Rights Agreement.
  **10.3    --   Employment Agreement dated as of February 10, 1998 between
                 Birch Telecom, Inc. and David E. Scott.
  **10.4    --   Employment Agreement dated as of February 10, 1998 between
                 Birch Telecom, Inc. and Gregory C. Lawhon.
  **10.5    --   Employment Agreement dated as of February 10, 1998 between
                 Birch Telecom, Inc. and Gary L. Chesser.
  **10.6    --   Employment Agreement dated as of February 10, 1998 between
                 Birch Telecom, Inc. and David W. Vranicar.
  **10.7    --   Employment Agreement dated as of February 10, 1998 between
                 Birch Telecom, Inc. and Stephen L. Sauder.
  **10.8    --   Stock Purchase Agreement, dated as of May 21, 1998, among
                 Birch Telecom, Inc., Dunn & Associates, Inc. and Patricia A.
                 Dunn.
  **10.9    --   Stock Purchase Agreement, dated as of May 28, 1998, among
                 Birch Telecom, Inc., Telesource Communications Inc., Michael
                 W. Hicks and Marjorie G. Hicks.
  **10.10   --   Resale Agreement between Southwestern Bell Telephone Company and Birch Telecom of Missouri, Inc.
  **10.11   --   Resale Agreement between Southwestern Bell Telephone Company and Valu-Line of Kansas, Inc.
 **+10.12   --   General Agreement between Birch Telecom, Inc. and Lucent
                 Technologies Inc.
  **10.13   --   Interconnection Agreement under Sections 251 and 252 of the
                 Telecommunications Act of 1996 by and between Southwestern
                 Bell Telephone Company and Birch Telecom of Missouri, Inc.
 **+10.14   --   Software License Agreement between Birch Telecom, Inc. and
                 Saville Systems Inc.
  **12.1    --   Statement of Computation of Ratio of Earnings to Fixed
                 Charges.

 EXHIBIT
   NO.                                   DESCRIPTION
 -------                                 -----------
  **21.1    --   Subsidiaries of Birch Telecom, Inc.
  **23.1    --   Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1 hereto).
    23.2    --   Consent of Ernst & Young LLP.
  **24.1    --   Power of Attorney of Birch Telecom, Inc. (included on
                 signature page to this Registration Statement on Form S-4).
  **25.1    --   Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of Norwest Bank Minnesota,
                 National Association.
  **27.1    --   Financial Data Schedule.
  **99.1    --   Form of Letter of Transmittal and related documents to be
                 used in conjunction with the Exchange Offer.
  **99.2    --   Unaudited Financial Statements of Birch Telecom, Inc.


---------------
 * To be filed by amendment.

 + Indicates that portions of the exhibit have been omitted pursuant to a request for confidential treatment and such portions have been filed with the Commission separately.

** Previously filed